Exhibit 10.1
PURCHASE AND SALE AGREEMENT
between
FISHER MEDIA SERVICES COMPANY,
a Washington corporation
as SELLER
and
HINES GLOBAL REIT 100/140 FOURTH AVE LLC,
a Delaware limited liability company
as BUYER
DATED: November 17, 2011

TABLE OF CONTENTS

Page

ARTICLE 1.PURCHASE AND SALE
1.1Agreement to Buy and Sell
1.2Exclusions from Property
ARTICLE 2.PURCHASE PRICE
2.1Purchase Price
2.2Payment of Purchase Price
ARTICLE 3.TITLE TO PROPERTY
3.1Review of Title
3.2Conveyance
3.3Buyer’s Policy
3.4Seller’s Policy

ARTICLE 4.CONDITION OF THE PROPERTY
4.1Deliveries Made by Seller 4.2Disclosure Statement 4.3“AS-IS” Sale and Release
4.4Continued Access to the Property
ARTICLE 5.REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1Definitions
5.2Seller’s Representations and Warranties
5.3Incorrect Seller Representation or Warranty
5.4Buyer’s Representations and Warranties
5.5Seller’s Covenants. 5.6Buyer’s Covenants
5.7Leaseback of Fisher Occupied Space
ARTICLE 6.CONDITIONS TO CLOSING
6.1Seller’s Conditions to Closing
6.2Buyer’s Conditions to Closing
ARTICLE 7.CLOSING 7.1Closing Procedure 7.2Deposits into Escrow
7.3Closing Costs and Other Expenses
7.4Prorations 7.5Closing of Escrow 7.6Possession
ARTICLE 8.CONDEMNATION; DAMAGE; DESTRUCTION
8.1Condemnation 8.2Damage or Destruction
ARTICLE 9.BREACH OF AGREEMENT.
9.1Seller’s Remedies 9.2Buyer’s Remedies 9.3Fees
ARTICLE 10.[INTENTIONALLY DELETED]
ARTICLE 11.GENERAL PROVISIONS
11.1Counterparts 11.2Entire Agreement 11.3Counsel; Construction 11.4Choice of Law 11.5Severability
11.6Waiver of Covenants, Conditions or Remedies
11.7Business Day 11.8Exhibits and Schedules 11.9Amendment 11.10 11.11 11.12 11.13 11.14 11.15 11.16 11.17 11.18 11.19 11.20 11.21 11.22 11.23

Relationship of Parties
No Third-Party Benefit
Time of the Essence
Further Acts
No Recording
Assignment
Attorneys’ Fees
Advisors
Notices
Mutual Waivers of Jury Trial and Certain Damages
Confidentiality
Limitation of Liability
Joinder
Cooperation with Auditors and SEC Filings
LIST OF EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I-1 EXHIBIT I-2 EXHIBIT J EXHIBIT K EXHIBIT L EXHIBIT M EXHIBIT N EXHIBIT O EXHIBIT P EXHIBIT Q	Legal Description of Property
List of Excluded Personal Property and Excluded Permits
List of Due Diligence Materials
Commercial Real Property Disclosure Statement
List of Existing Leases and Security Deposits
List of Existing Service Contracts
List of Existing Environmental Reports
List of Existing Warranties
Form of Tenant Estoppel Certificate
Form of Landlord Estoppel Certificate
Form of Fisher Lease
Form of Rooftop Easement
Form of Deed
Form of Bill of Sale
Form of Assignment and Assumption Agreement
Form of General Assignment
Form of Tenant Notice
Form of Reimbursement Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this 17th day of November, 2011 (“Effective Date”), by and between FISHER MEDIA SERVICES COMPANY, a Washington corporation (“Seller”), and HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A. Seller owns certain land (“Land”) in the City of Seattle, County of King, State of Washington as more particularly described on EXHIBIT A attached hereto, which is commonly known as “Fisher Plaza.” The Land is comprised of two tax parcels (King County Tax Parcel Nos. 1991200150 and 1991200170) and is bound by Denny Way to the south, John Street to the north, Fourth Avenue North to the west and Fifth Avenue North to the east.

B. The Land is improved with two buildings, one commonly known as 100 Fourth Avenue North, Seattle, Washington 98109 (“Fisher Plaza West”), which contains six (6) stories and approximately 99,488 square feet, and the second commonly known as 140 Fourth Avenue North, Seattle, Washington 98109 (“Fisher Plaza East”), which contains five (5) stories and approximately 194,239 square feet (such buildings together, “Buildings”). The Land is also improved with a subterranean parking structure containing 504 stalls (“Parking Structure”).

C. Seller and its affiliates occupy approximately 120,969 square feet in Fisher Plaza East (“Fisher Occupied Space”), which occupancy is undocumented by any lease or other agreement, given that Seller owns the property. Different office, data center, retail, media, co-location and carrier tenants occupy other space within the Buildings pursuant to various existing leases.

D. Prior to entering into this Agreement, Seller and its affiliates invited certain parties to participate in a confidential process to select (“Selection Process”) an entity to purchase the Property (defined below) and lease back portions thereof. During the Selection Process, Seller made available to Buyer various documents, information and other materials related to the Property and Buyer began its due diligence review of the Property. Seller has selected Buyer to purchase the Property and is entering into this Agreement with Buyer in lieu of other potential purchasers (“Potential Purchasers”).

E. Between its initial selection and finalization of this Agreement, Buyer completed its due diligence review of the Land, Buildings, Parking Structure and other components of the Property to its complete satisfaction. Buyer now desires to purchase from Seller the Land, Buildings, Parking Structure and other components of the Property. Seller desires to sell to Buyer the Land, Buildings, Parking Structure and other components of the Property on the condition that Buyer leases back to Fisher Communications, Inc., a Washington corporation and an affiliate of Seller (“Fisher Communications”), the Fisher Occupied Space, together with such other space and rights at Fisher Plaza as are necessary or desirable for the continued occupation and operations of Seller and its affiliates (which, among other affiliates, shall include Fisher Communications throughout this Agreement) at Fisher Plaza.

F. The parties now wish to enter into this Agreement to set forth the terms and conditions under which Buyer will purchase the Property from Seller and the terms and conditions under which Buyer will lease back to Fisher Communications the Fisher Occupied Space.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1. PURCHASE AND SALE

1.1 Agreement to Buy and Sell. Subject to all of the terms and conditions of this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller the following (collectively, “Property”):

1.1.1 The Land, together with all of Seller’s right, title and interest in and to all rights, licenses, privileges, reversions and easements appurtenant to the Land including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all air rights, water rights, water and water stock relating to the Land, and all other appurtenances thereto;

1.1.2 All improvements, buildings, plazas, and other structures located on the Land, including, without limitation, the Buildings and Parking Structure, and all infrastructure and building fixtures located on or in any such improvements (collectively, “Improvements” and together with the Land, “Real Property”);

1.1.3 All of Seller’s right, title and interest in and to all systems, appliances, equipment, machinery, generators, furniture, furnishings, decorations, supplies, above-ground storage tanks located in the Parking Structure (and any fuel therein as of the Closing Date (defined in Section 7.1), except for any fuel in any jet fuel tank used for refueling helicopters) and other personal property, if any, owned by Seller and located on or about the Real Property and used in the operation and maintenance thereof (collectively, “Tangible Personal Property”);

1.1.4 All of Seller’s right, title and interest in and to the following intangible personal property, to the extent any is owned by Seller and freely transferable, which is related to the ownership or operation of the Real Property: all development rights, franchises, certificates of occupancy, soil and other reports and studies, surveys, maps, utility contracts, and data relating to the operation or construction of the Real Property, architect’s contracts, plans and specifications, engineering plans and studies, floor plans and landscape plans (collectively, “Intangible Personal Property”). Seller may retain copies of each of the foregoing items;

1.1.5 The Existing Leases (defined in Section 5.2.3) and any other leases, occupancy licenses or other occupancy agreements affecting the Real Property that may be made by Seller after the Effective Date as permitted by this Agreement (collectively, such permitted agreements and the Existing Leases, “Leases”). Notwithstanding the foregoing, the Existing Leases shall not include, and Seller hereby expressly reserves, that certain Office Space Lease between Seller and LUT, LLC, a Washington limited liability company, dated March 10, 2010 (“LUT Lease”). LUT shall not be considered an Existing Occupant (defined in Section 4.4) as such term is used in this Agreement;

1.1.6 All of Seller’s right, title and interest in and to the Existing Service Contracts (defined in Section 5.2.4) and any other service contracts affecting the Property that may be made by Seller after the Effective Date as permitted by this Agreement (collectively, such permitted contracts and the Existing Service Contracts, “Service Contracts”), subject to Section 5.5.3 below;

1.1.7 All freely transferable Existing Warranties held by Seller (defined in Section 5.2.8); and

1.1.8 All freely transferable land use permits, building permits, variances, water certificates or claims and other certificates, permits, licenses and approvals held by Seller pertaining to the Property or the operation thereof (collectively, “Transferable Permits”). Any of the foregoing items that are transferable, but require a particular transfer process or governmental or other third-party approval, shall not be deemed “freely transferable” (such permits being referred to herein as the “Process Permits,” and together with the Transferable Permits, “Permits”), but shall be considered a part of the Property and transferred pursuant to Section 5.5.4 below.

1.2 Exclusions from Property. Notwithstanding anything in Section 1.1 above to the contrary, the term “Property” shall not include, and Seller hereby expressly reserves to itself all of the following owned by Seller: (a) any Tangible Personal Property located within the Fisher Occupied Space or otherwise on or about the Real Property in any space occupied by Seller or its affiliates under the Fisher Lease, Rooftop Easement and Storage Space Agreement (all as defined in Section 5.7); (b) any cars, trucks, vans, helicopters or similar vehicles owned by Seller or its affiliates located on, around or outside of the Real Property (including any leasehold interests therein); (c) all of Seller’s and its affiliates’ trademarks, service marks, logos and other marks, trade or business names, and other proprietary information and other similar intangible property, if any (provided that Buyer shall have the right to use the name “Fisher Plaza”, “Fisher Plaza East” and “Fisher Plaza West” as the existing names of the Buildings pursuant to the terms of the Fisher Lease); (d) the Plaza Telecom System, PlazaNet System and any Connection Lines (as each of the foregoing terms are defined in Section 5.5.8 and Section 5.5.9), but only to the extent described in Sections 5.5.8 and 5.5.9; and (e) any of the other items listed on EXHIBIT B attached hereto. Buyer acknowledges that it is the intent of the parties that Seller and its affiliates be allowed to retain all Property necessary for Seller’s or its affiliates’ continued operations at the Real Property in the same manner as Seller and its affiliates operate as of the Effective Date. If any such Property is not expressly excluded herein or has been inadvertently left off EXHIBIT B, the parties shall work together in good faith after Closing to effectuate the foregoing intent. This Section 1.2 shall survive Closing.

ARTICLE 2. PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Property shall be One Hundred Sixty Million and No/100 Dollars ($160,000,000.00) (“Purchase Price”). In order to timely pay an approximation of the real estate excise tax which is due, the parties agree, for the immediate tax reporting obligation only, that the real property allocation is One Hundred Fifty Nine Million Four Hundred Thousand and No/100 Dollars ($159,400,000.00) and that the remaining portion of the Purchase Price is allocated to personal property. Seller may contest the value of the real property with the appropriate taxing authority. The Buyer’s personal property tax liability shall not be increased from that existing at the Closing unless the parties have mutually agreed upon such change, except as follows. Buyer shall indemnify and hold harmless Seller and its affiliates from and against all costs, penalties and other liabilities that may arise in the event that any applicable taxing authority disagrees with the above personal property allocation. In no event shall the foregoing indemnity obligation be applicable for any personal property tax obligations of Seller with respect to years prior to the year in which Closing occurs. This indemnification shall survive Closing.

In connection with the purchase of the Property, Seller or one of its Affiliates has agreed to pay to Buyer certain Reimbursement Payments as defined in, and under the terms and conditions set forth in, the Reimbursement Agreement defined in Section 7.2.1(l) below. Any such Reimbursement Payments that are made by Seller or its Affiliates to Buyer pursuant to the Reimbursement Agreement shall be treated by the parties as an adjustment to (i.e., reduction in) the Purchase Price, subject to the then prevailing accounting rules and tax regulations.

2.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

2.2.1 Deposit. The parties shall open an escrow account (“Escrow”) with First American Title Insurance Company, at its office located at 818 Stewart Street, Suite 800, Seattle, Washington 98101 (in its capacity as escrow agent, “Escrow Agent”). No later than the end of the next business day following the Effective Date, Buyer shall deliver into Escrow Ten Million and No/100 Dollars ($10,000,000.00) by wire transfer of immediately available federal funds to be held by Escrow Agent as an earnest money deposit (“Deposit”). Escrow Agent shall invest the Deposit in any reasonable manner as agreed upon by Seller and Buyer. Any interest that may accrue on the Deposit as a result of such investment will accrue for the benefit of Buyer; provided, however, that if Seller is entitled to the Deposit under the terms of this Agreement, other than for application to the Purchase Price at Closing, then all interest accrued on the Deposit will be paid to Seller with the Deposit. The Deposit shall be non-refundable, except as otherwise expressly set forth herein. If Buyer fails to timely make the Deposit, (x) Seller shall have the right to terminate this Agreement upon written notice delivered to Buyer and Escrow Agent, and (y) neither party shall have any further rights or obligations hereunder, except obligations hereunder that survive termination of this Agreement. The Deposit shall be applied to the Purchase Price at Closing.

2.2.2 Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and any Extension Deposit (as defined in Section 7.1) and by the prorations and credits specified herein, and together with all Closing costs to be paid by Buyer as set forth on Buyer’s estimated settlement statement (“Buyer’s Closing Payment”), shall be paid to Escrow Agent by wire transfer of immediately available federal funds through Escrow no later than one (1) business day before the Closing Date.

ARTICLE 3. TITLE TO PROPERTY

3.1 Review of Title.

3.1.1 Prior to the Effective Date, Seller provided Buyer with (a) an ALTA Commitment for an owner’s standard coverage policy of title insurance, prepared by First American Title Insurance Company (in its capacity as title company, “Title Company”), under File No. NCS-487994-WA1, having an effective date of November 7, 2011, along with copies of all of the documents referenced as special exceptions therein (“Preliminary Report”), and (b) an ALTA survey of the Real Property prepared by Bush, Roed & Hitchings, Inc. under Job No. 2002249.02 dated August 29, 2011 (“Survey”). Buyer acknowledges that it had the opportunity to review the Preliminary Report and Survey prior to the Effective Date. Buyer does not object to Special Exception Nos. 4, 8 through 11, 14 (to the extent such exception covers all Leases and Occupants) and 15 of the Preliminary Report, both parties acknowledging, however, that Special Exception Nos. 5-7 and 11 have been deleted by the Title Company and will not be included in Buyer’s Policy.

3.1.2 Within one (1) business day after the Effective Date, Seller shall deliver to Buyer an update of the Preliminary Report along with copies of all of the documents referenced as new exceptions therein (“Updated Report”). By giving written notice to Seller on or before the date that is one (1) business day after receiving the Updated Report, Buyer may object to the following exceptions only noted in the Updated Report: (a) any new matters shown on the Updated Report or (b) any material discrepancies between the Updated Report and the information shown on the Survey. Buyer shall not have the right to object to any of the matters deemed Permitted Exceptions pursuant to Section 3.1.2.2 below. If any supplements to the Updated Report are issued after the Updated Report has been delivered to Buyer, Buyer shall have one (1) business day from its receipt of such supplement to object to any new matters shown thereon in accordance with the same limitations as provided above in this Section 3.1.2. The Preliminary Report, Updated Report and any supplements thereto shall be collectively referred to herein as the “Title Report.”

3.1.2.1 Buyer shall be deemed to have approved title to the Real Property as shown in the Title Report unless Buyer timely objects to any title exception as required in this Section 3.1. If Buyer timely makes any such objection, Seller may, by giving notice to Buyer within one (1) business day after Buyer’s objection notice, elect either to remove such objection(s) or not to remove such objection(s). If Seller fails to timely respond to Buyer’s objection notice, Seller shall be deemed to have elected not to remove the objection(s) noted in Buyer’s notice. If Seller elects to remove any such objection(s), Seller shall remove, or otherwise cure to Buyer’s reasonable satisfaction, the title exception in question on or before the Closing Date at Seller’s expense. If Seller elects (or is deemed to have elected) not to remove any such objection(s), Buyer shall have the right, by giving written notice to Seller within one (1) business day after Seller’s election not to remove (or deemed election not to remove), either to terminate this Agreement or to withdraw such objection(s) by giving written notice to Seller. If Buyer does not timely terminate this Agreement in accordance with the foregoing sentence, Buyer shall be deemed to have approved title to the Real Property subject to the title exception(s) in question.

3.1.2.2 Notwithstanding anything herein to the contrary, Seller shall remove on or before the Closing Date (a) any mortgages, deeds of trust or other monetary liens (except as noted in clauses (iii), (v) and (vii) below) encumbering the Real Property and (b) any exceptions or encumbrances to title that are created by Seller after the Effective Date without Buyer’s written consent. The term “Permitted Exceptions” as used herein shall mean (i) the exceptions in the Title Report approved (or deemed approved) by Buyer pursuant to this Section 3.1, (ii) all matters shown on the Survey, (iii) non-delinquent real and personal property taxes, (iv) the Leases, the Fisher Lease and the Rooftop Easement, (v) matters attributable to acts of Buyer and/or its members, managers, partners, directors, officers, employees, consultants, agents, contractors, affiliates and other representatives (“Buyer Parties”), (vi) provisions of existing laws, rules and regulations including, without limitation, building, zoning and environmental laws, and (vii) any non-delinquent lien for municipal betterments and special assessments assessed against the Real Property.

3.1.2.3 If, on or before the Closing Date, Seller does not remove or cure any title exception that Seller agreed to remove or cure or is required to remove according to the terms of this Section 3.1, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller. If this Agreement is terminated as provided in this Section 3.1.2.3, then the Deposit (and any Extension Deposit) shall be returned to Buyer, Buyer shall receive the Liquidated Damages Payment from Seller, Escrow shall be terminated and all documents and funds delivered into Escrow shall be returned to the party that deposited the same (except as otherwise provided herein), Seller shall pay any costs associated with terminating Escrow or cancelling the Title Report, and neither party shall have any further rights or obligations hereunder, except as expressly stated herein. All other elections to terminate this Agreement under this Section 3.1 shall have a similar effect, except that both Buyer and Seller shall equally pay any costs associated with terminating Escrow or cancelling the Title Report.

3.2 Conveyance. On the Closing Date, Seller shall convey to Buyer fee simple title to the Real Property by a duly executed and acknowledged Special Warranty Deed (“Deed”), free and clear of all defects and encumbrances other than the Permitted Exceptions.

3.3 Buyer’s Policy. Seller shall cause Title Company to issue to Buyer at Closing an ALTA extended coverage owner’s policy of title insurance insuring Buyer’s title to the Real Property in the full amount of the Purchase Price, subject only to the Permitted Exceptions and those general exceptions and exclusions that are customary in such extended form of title insurance (“Buyer’s Policy”). Buyer may request that Title Company issue special endorsements to Buyer’s Policy. Seller shall furnish to Title Company any documents that Title Company reasonably requires to issue such extended coverage or special endorsements reasonably requested by Buyer; provided, however, that such documents shall be acceptable to Seller, in its reasonable discretion, and Seller shall not be required to incur any non-customary additional obligations, liabilities, or expenses associated with such extended coverage and Seller shall not be required to incur any additional obligations, liabilities, or expenses associated with any special endorsements requested by Buyer. Buyer shall be fully responsible for paying the additional costs associated with any extended coverage and special endorsements that it requests. In no event shall the issuance of special endorsements be a condition of Closing, and Closing shall timely proceed so long as an extended coverage owner’s policy will be issued pursuant to the first sentence of this Section 3.3 and Title Company is irrevocably committed to issue extended coverage, subject only to the payment of the applicable costs therefor and the delivery of the required documents from Seller.

3.4 Seller’s Policy. Seller shall have the right to request that Title Company provide a simultaneously-issued seller’s policy of title insurance at Closing (“Seller’s Policy”), at Seller’s sole cost and expense which policy shall be subject only to the same exceptions as provided in Buyer’s Policy. Seller shall notify Buyer and Title Company no later than one (1) business day before the scheduled Closing Date if Seller elects to obtain Seller’s Policy. In no event shall the issuance of Seller’s Policy be a condition of the Closing.

ARTICLE 4. CONDITION OF THE PROPERTY

4.1 Deliveries Made by Seller. Buyer acknowledges that, prior to the Effective Date, Seller delivered, and Buyer has received or was provided access to, all of the materials listed on EXHIBIT C attached hereto (“Due Diligence Materials”). Except as expressly set forth in this Agreement, Buyer acknowledges and agrees that neither Seller nor its affiliates or any of such parties’ directors, officers, agents, contractors, employees or other representatives (such affiliates and parties collectively, “Seller Parties”) make, and have not made, any warranty or representation with respect to the accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials, nor do Seller or the Seller Parties represent or warrant that these are the sole materials that were or now are available with respect to the matters covered thereby, and Buyer hereby waives, relinquishes and releases any and all Claims (defined in Section 4.4.1) against Seller or any of the Seller Parties arising out of the accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials.

4.2 Disclosure Statement. Buyer and Seller acknowledge that the Real Property constitutes “Commercial Real Estate” as defined in RCW 64.06.005. Buyer waives receipt of the seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental.” A completed copy of the Environmental section of the seller disclosure statement is attached to this Agreement as EXHIBIT D (“Disclosure Statement”). A fully executed original of the completed Disclosure Statement will be delivered to Buyer as soon as practicable after the Effective Date hereof. Buyer waives its right to rescind this Agreement under RCW 64.06.030. Buyer further acknowledges and agrees that the Disclosure Statement (a) is for the purposes of disclosure only, (b) is not and will not be part of this Agreement, and (c) is not and will not be construed as a representation or warranty of any kind by Seller.

4.3 “AS-IS” Sale and Release.

4.3.1 Prior Due Diligence. Buyer acknowledges and agrees that (a) prior to the Effective Date, Buyer and Seller negotiated the purchase and sale of the Property for some time, (b) during such time, Buyer had ample opportunity to review the Due Diligence Materials and to otherwise make any and all legal, factual and other inquiries, studies, reviews and investigations as Buyer deemed necessary, desirable or appropriate with respect to the Property, and (c) Buyer is fully satisfied with its prior review of the Due Diligence Materials, all such investigations and all aspects of the Property. Buyer therefore agrees that its purchase of the Property shall not be conditioned on the results of any of Buyer’s prior or future inquiries, studies and investigations and hereby waives any and all of such rights. Buyer further acknowledges that, during the parties’ prior negotiation, Seller disclosed to Buyer that the outdoor fountain located in the southeast corner of Fisher Plaza is not operational. Buyer agrees that Seller shall not have any obligation whatsoever to repair such fountain and that Buyer shall take the Property, including the fountain, in its current “AS-IS, WHERE-IS” condition as set forth in Section 4.3.2 below.

4.3.2 As-Is” Sale. EXCEPT THOSE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 5.2 BELOW AND ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY SELLER OR FISHER COMMUNICATIONS AT CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT BUYER IS PURCHASING THE PROPERTY IN AN “AS-IS, WHERE-IS” CONDITION “WITH ALL FAULTS AND DEFECTS”, WHETHER KNOWN OR UNKNOWN, AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESSED OR IMPLIED, OF ANY KIND OR NATURE WHATSOEVER FROM OR ON BEHALF OF SELLER OR ANY OF THE SELLER PARTIES, INCLUDING WITHOUT LIMITATION, THOSE OF FITNESS FOR A PARTICULAR PURPOSE AND USE. Buyer acknowledges and agrees that (a) Buyer is a knowledgeable, experienced and sophisticated buyer of real estate, (b) except as otherwise expressly set forth in Section 5.2 below or in any other document executed and delivered by Seller or Fisher Communications at Closing, neither Seller, the Seller Parties nor anyone acting for or on behalf of any of them, has made any representation, warranty, promise or statement, express or implied, to Buyer or the Buyer Parties, or to anyone acting for or on behalf of any of them, concerning any aspect of or condition affecting the Property, the use or development thereof or its fitness or any particular purpose, and (c) although Buyer had access to the Due Diligence Materials, and notwithstanding the representations made by Seller in Section 5.2 below or any other document executed and delivered by Seller or Fisher Communications at Closing, Buyer is entering into this Agreement to purchase the Property based solely upon its own investigation and examination of the Property and upon the representations and warranties made by Seller in Sections 5.2 and 11.17 hereof as qualified therein. Therefore, as of Closing, Buyer assumes the risk of all defects and conditions affecting the Property, whether known or unknown, including but not limited to such defects and conditions that cannot be observed by casual inspection, and Buyer assumes the risk that adverse matters affecting the Property, including but not limited to adverse physical and environmental conditions, may not have been revealed by Buyer’s due diligence performed with respect to the Property or the Due Diligence Materials.

4.3.3 Release. By executing this Agreement, Buyer will be deemed to have (a) made all studies, investigations and inspections that Buyer deemed necessary, appropriate or desirable in connection with Buyer’s purchase of the Property, (b) fully satisfied itself with its review of all such studies, investigations and inspections, the Due Diligence Materials and all aspects of the Property, and (c) approved each of the foregoing and this transaction without reservation. Except as expressly provided in this Agreement, Buyer hereby waives, relinquishes and releases, on behalf of itself, the Buyer Parties and their successors and assigns, Seller and the Seller Parties from any and all Claims that Buyer has or may have arising from or related to any matter or thing in connection with the Property, including, without limitation, any documents provided by Seller or any Seller Party hereunder, any construction defects, errors or omissions in the design or construction of the Property and any environmental conditions affecting the Property, and Buyer shall not look to Seller or the Seller Parties in connection with any of the foregoing for any redress or relief; provided, however, that Buyer is not releasing Seller from any claims arising from Seller’s fraud or intentional misrepresentations (“Non-Released Claims”). The release in this Section 4.3.3 shall be given full force and effect according to each of its expressed terms and provisions and shall apply to all Claims, regardless of whether such Claims are known or unknown, suspected or unsuspected. Notwithstanding the foregoing, the waivers, releases and other matters set forth in this Section 4.3.3 shall not limit Buyer’s right to implead or otherwise seek joinder of Seller with respect to any claims for reimbursement or contribution arising from Non-Released Claims.

4.3.4 Buyer’s Knowledge. Without limiting the generality of the release contained in Section 4.3.3 above, and notwithstanding anything in this Agreement to the contrary, neither Seller nor the Seller Parties shall have any liability whatsoever with regard to any matter of which Buyer or the Buyer Parties have actual knowledge (as defined in Section 5.1.4 below) prior to Closing. By executing this Agreement, Buyer waives any such Claims; by Closing, Buyer shall be deemed to have waived any such Claims; and Buyer shall not be entitled to “reserve” any such Claims of which it or the Buyer Parties have actual knowledge at Closing.

4.3.5 Survival. The provisions of this Section 4.3 shall indefinitely survive any Closing or termination of this Agreement.

Seller and Buyer each initial this Section 4.3 below to expressly acknowledge that the waivers, releases and other terms herein have been specifically negotiated and agreed upon and to further indicate their awareness and acceptance of each and every provision hereof.

	Seller’s Initials:	Buyer’s Initials:

4.4	Continued Access to the Property.

4.4.1 Access. Buyer and the Buyer Parties will have the right to enter the Real Property, at reasonable times and at their own risk and expense, through and including the Closing Date in order to confirm any existing or to conduct any further studies, inquiries, or investigations or to take inventories, survey areas, monitor conditions, prepare reports and otherwise prepare to take title to the Property, subject to the terms and conditions of this Section 4.4; provided, however, that Buyer’s purchase of the Property shall not be conditioned on the results of any such confirmation or additional studies. Buyer shall not unreasonably interfere with the use of the Property by any existing tenant, licensee or other occupant of the Real Property under any Existing Lease (“Existing Occupants,” which definition shall not include LUT) or any tenant, licensee, or other occupant of the Property under any Lease entered into after the Effective Date as authorized herein (“New Occupant” and together with the Existing Occupants, “Occupants”). Buyer shall not unreasonably interfere with Seller’s or its affiliates’ use of the Property. Buyer shall not conduct any invasive or intrusive testing, studies, or investigations, such as a phase two environmental assessment, without Seller’s prior written consent. Buyer shall provide Seller with reasonable prior written notice (or notice by electronic mail) of its desire to enter the Real Property for such purpose, which notice shall include a description of the activities to be performed and the areas of the Real Property to be accessed during such entry, and Buyer shall coordinate all such entry in advance with Cheryl Mauer, a representative of CP Management I, LLC, Seller’s Property Manager (“Property Manager”), or any other representative that Seller may designate from time to time in writing to Buyer. Seller reserves the right to have Cheryl Mauer or any other representative of Seller or Property Manager present at all times during any such access, and Seller shall use commercially reasonable efforts to have such representative available on the next business day following Buyer’s request during normal business hours. Buyer acknowledges that its access to certain Occupant spaces within the Real Property may be prohibited or limited by that Occupant’s Lease, or may require Buyer to execute a non-disclosure or confidentiality agreement. Buyer agrees that it shall not have access to such spaces unless it complies with such limitations and executes any reasonable non-disclosure or confidentiality agreement as required by the Occupant. As a condition of such entry, Buyer agrees to (a) obtain, carry and provide evidence to Seller of not less than Two Million and No/100 Dollars ($2,000,000.00) worth of commercial general liability insurance with a contractual liability endorsement insuring Buyer’s indemnity obligations hereunder, (b) pay when due all costs of activities performed by Buyer or the Buyer Parties in connection with such activities, (c) restore promptly any physical damage caused by such activities, and (d) defend, indemnify and save Seller and the Seller Parties harmless from any and all liabilities, costs, damages, expenses (including, but not limited to, attorneys’ fees and other professional fees and disbursements), claims, suits, actions, and losses of every name, kind and description by any person or entity as a result of or on account of any actual or alleged injuries or damages to persons or property received or sustained, or any liens filed against the Property (collectively, “Claims”) incurred by or made or brought against Seller or any of the Seller Parties which Claims in any way arise out of, in connection with, or as a result of the acts or omissions of Buyer or the Buyer Parties in exercising Buyer’s rights under this Section 4.4; provided that Buyer shall have no liability for any preexisting condition on the Property that is discovered during Buyer’s inspections, except to the extent that Buyer or any Buyer Party exacerbates any such preexisting condition. Without limiting the generality of the foregoing, Buyer assumes all liability for actions brought by any of the Buyer Parties. The obligations set forth in this Section 4.4 shall survive the expiration or any termination whatsoever of this Agreement and shall survive Closing.

4.4.2 [Intentionally Deleted].

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Definitions. As used in this Agreement, including this Article 5:

5.1.1 The phrase “to Seller’s knowledge,” means the present, actual knowledge, without any duty of inquiry or investigation other than to review the accuracy of the representation and warranty with Cheryl Mauer, Seller’s Property Manager, of (a) Hassan Natha, Chief Financial Officer of Seller and (b) Robert Dunlop, Executive Vice President-Operations of Seller. Such persons have not undertaken or inquired into any independent investigation or verification of the matters set forth in any representation or warranty, including without limitation an investigation or review of any documents, certificates, agreements or information that may be in, or may hereafter come into, the possession of Seller or any of the Seller Parties. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will not bring any action of any kind against such individuals related to or arising out of any representations and warranties made by Seller herein except in connection with any fraud action;

5.1.2 “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, and the Washington Model Toxics Control Act, all as amended, or any other similar state, local, or federal environmental law and any rules and regulations promulgated thereunder;

5.1.3 “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organisms or combination thereof that is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof that are listed, defined or regulated as of the Effective Date in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects;

5.1.4 “Exception Matter” means (a) any matters disclosed by the Due Diligence Materials, (b) any matter of which Buyer or the Buyer Parties have actual knowledge prior to Closing, “actual knowledge” meaning anything clearly described in any written document given to or obtained by Buyer or the Buyer Parties in connection with the transactions contemplated in this Agreement, and (c) any waived misrepresentations (pursuant to Section 5.3); and

5.1.5 The phrases “commercially reasonable efforts” and “commercially reasonable steps” shall not impose any obligation to institute legal proceedings or to expend any monies therefor.

5.2 Seller’s Representations and Warranties. Seller represents and warrants the following to Buyer as of the Effective Date. Each of such representations and warranties shall be deemed remade on and as of the Closing Date.

5.2.1 Due Formation and Authorization. Seller is duly organized and validly existing under the laws of the State of Washington, is qualified to do business in the State of Washington, and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement and all documents to be executed by Seller in connection herewith constitute, or will constitute when executed and delivered, valid and legally binding obligations of Seller enforceable in accordance with their terms. Each individual executing this Agreement on behalf of Seller is duly authorized to do so.

5.2.2 Consent. No consent, approval or authorization by any individual, entity, court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein by Seller other than those consents, approvals and authorizations that shall be obtained by Seller prior to Closing. As of Closing, the consummation of the transactions contemplated by this Agreement will not result in a breach of, or constitute a default under any agreement or other instrument to which Seller is a party or by which Seller is bound or affected.

5.2.3 Existing Leases. As of the Effective Date, there are no existing leases, occupancy licenses or other occupancy agreements affecting the Real Property to which Seller is a party except as set forth on EXHIBIT E attached hereto (collectively, “Existing Leases,” which definition shall not include the LUT Lease). Seller has not given to or received from any Existing Occupant under any Existing Lease written notice of default where such default remains uncured as of the Effective Date, and to Seller’s knowledge there exists no continuing Default (as defined in such Existing Lease) under any Existing Lease as of the Effective Date. True, complete and correct copies of all Existing Leases and any amendments thereto were delivered or made available to Buyer prior to the Effective Date as a part of the Due Diligence Materials. The rent roll attached as a part of EXHIBIT E represents, as of the Effective Date, true, complete and accurate information regarding the rent schedule, the amount of security deposits and letters of credit held by Seller and the amount of prepaid rent paid to or held by Seller for each Existing Lease. There are no Leasing Costs (hereinafter defined) payable as of the Effective Date except as set forth on EXHIBIT E.

5.2.4 Service Contracts. As of the Effective Date, there are no management, maintenance, service agreements pertaining to the Property to which Seller is a party except as set forth on EXHIBIT F attached hereto (“Existing Service Contracts”). Seller has not given to or received from any party under any Existing Service Contract written notice of default where such default remains uncured as of the Effective Date, and to Seller’s knowledge there exists no continuing Default (as defined in such Existing Service Contract) under any Existing Service Contract as of the Effective Date. True, complete and correct copies of all Existing Service Contracts and any and all amendments thereto were delivered or made available to Buyer prior to the Effective Date as a part of the Due Diligence Materials.

5.2.5 Litigation; Violation of Laws. Seller has not received written notice of (a) any pending lawsuits affecting all or any material portion of Seller’s interest in the Property, (b) any pending judicial, municipal or administrative proceedings in eminent domain affecting all or any material portion of Seller’s interest in the Property, (c) except as described in the Due Diligence Materials, any violation of any term or condition of any Permit, or (d) except as described in the Due Diligence Materials, any violation of law affecting all or any material portion of the Property, including, without limitation, any violation of any applicable fire, health, building, use, occupancy, or zoning laws or any other governmental regulation.

5.2.6 Environmental Reports. A true and complete copy of the Phase I Environmental Site Assessment referenced in EXHIBIT G attached hereto (“Existing Environmental Reports”) was delivered or made available to Buyer prior to the Effective Date as a part of the Due Diligence Materials.

5.2.7 Environmental Condition. Buyer acknowledges that (a) Seller and LUT have used and stored, currently use and store and will continue to use and store certain chemicals, substances and materials in their operations of the heliport that may be considered Hazardous Materials, including but not limited to fuel and (b) Seller has used and stored, currently uses and stores and will continue to use and store reasonable quantities of chemicals, substances and materials that may be considered Hazardous Materials as are customarily maintained on-site by office, data center/network operations center, broadcast, retail, media, carrier and co-location tenants and as may be reasonably necessary for Seller to conduct all normal operations conducted by Seller with respect to the Property. Except as disclosed in the Existing Environmental Reports, any other Due Diligence Materials or this Section 5.2.7, (a) Seller has not, as of the Effective Date, generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on, in, from or onto the Property and will not intentionally take any of the foregoing actions after the Effective Date and prior to Closing, except in compliance with all Environmental Laws (provided, however, that Seller makes no representation or warranty with respect to any of the foregoing by LUT or any Occupant), (b) Seller has not received any written notice from any governmental agency of any violation of any Environmental Laws at the Real Property that has not be corrected, (c) no action has been commenced to Seller’s knowledge regarding the presence of any Hazardous Material on or about the Real Property, and (d) no above- or below-ground tanks used for the storage of any Hazardous Material are present on the Real Property, other than those described in the Existing Environmental Reports included as a part of the Due Diligence Materials.

5.2.8 Existing Guaranties and Warranties. To Seller’s knowledge, all of the guaranties and warranties affecting the Property are referenced in EXHIBIT H attached hereto (“Existing Warranties”).

5.2.9 Special Assessments. Except as noted in the Title Report to Seller’s knowledge, no special assessments have been levied against the Real Property and Seller has received no notice of any proposed special assessments that may be levied against the Real Property.

5.2.10 Foreign Person. Seller is not a foreign corporation as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (“IRC”).

5.2.11 ERISA. Neither Seller nor Fisher Communications is an “employee benefit plan” within the meaning of 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” within the meaning of Section 4975 of the IRC, or an entity deemed to hold “plan assets” within the meaning of 29 C.F. R. §2510.3-101 (as modified by Section 3(42) of ERISA of any such plan.

5.2.12 Patriot Act.

(a) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(b) To Seller’s knowledge, neither Seller nor any owner of more than 10% of the beneficial interests in Seller, nor, to Seller’s knowledge, any beneficial owner of Seller:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

The above representations and warranties of Seller (other than any Exception Matter) shall survive the Closing Date for a period of twelve (12) months. If Buyer fails to bring any Claim within such time period based on Seller’s breach of such representations and warranties (regardless of when the breach was discovered), such Claim shall be forever barred.

5.3 Incorrect Seller Representation or Warranty. If Buyer learns before the Closing Date that any representation or warranty of Seller herein is materially incorrect or materially misleading, Buyer shall notify Seller of such incorrectness within one (1) business day of Buyer’s discovery thereof, failing which the incorrect representation or warranty shall be deemed waived. Upon timely receiving such notification, Seller shall have the right to take such action as necessary to render the incorrect representation or warranty correct. If Seller fails to notify Buyer that Seller will take corrective action within one (1) business day of receiving Buyer’s notice, Buyer’s sole and exclusive remedy shall be to terminate this Agreement by giving notice to Seller within one (1) business day after Seller notifies Buyer that Seller will not take corrective action (or the expiration of Seller’s one (1) business day response period if Seller does not respond). If Buyer terminates this Agreement pursuant to this Section 5.3, such termination shall have the same effect as a termination pursuant to Section 3.1.2.3 above (except the last sentence thereof). Additionally, Seller shall pay Buyer, within five (5) business days after Buyer’s written notice demanding payment, the amount of Two Hundred Thousand and No/100 DOLLARS ($200,000.00) as liquidated damages (and not as a penalty) (“Liquidated Damage Payment”) for Seller’s breach of this Section 5.3, which payment shall be in lieu of, and as full compensation for, all other rights or Claims of Buyer against Seller by reason of such breach, and which payment the parties agree represents a fair estimation of Buyer’s potential damages, which would otherwise be difficult to ascertain. If Buyer does not timely terminate this Agreement pursuant to this Section 5.3, the incorrect representation or warranty shall be deemed waived.

5.4 Buyer’s Representations and Warranties. Buyer hereby represents and warrants the following to Seller as of the Effective Date. Each of such representations and warranties shall be deemed remade on and as of the Closing Date.

5.4.1 Due Formation and Authorization. Buyer is duly organized and validly existing under the laws of the state of its formation, and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement and all documents to be executed by Buyer in connection herewith constitute, or will constitute when executed and delivered, valid and legally binding obligations of Buyer enforceable in accordance with their terms. Each individual executing this Agreement on behalf of Buyer is duly authorized to do so.

5.4.2 Consent. No consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Buyer. The consummation of the transactions contemplated by this Agreement will not constitute a breach of, or constitute a default under, any agreement or other instrument to which Buyer is a party or by which Buyer is bound or affected.

5.4.3 Patriot Act.

(a) Buyer is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Orders.

(b) Neither Buyer nor any owner of more than 10% of the beneficial interests in Buyer, nor, to Buyer’s knowledge, any beneficial owner of Buyer:

(i) is listed on the Lists;

(ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

5.4.4 Buyer Affiliation. Buyer is a limited liability company having Hines Global REIT Properties LP as its sole member. Hines Global REIT Properties LP is the operating partnership for Hines Global REIT, Inc.

5.5 Seller’s Covenants.

5.5.1 Estoppel Certificates. Seller agrees to request estoppel certificates from all of the Existing Occupants substantially in the form of EXHIBIT I-1 attached hereto (or in such other form as an Existing Lease may require) within two (2) business days after the Effective Date. Seller shall use commercially reasonable efforts to obtain completed estoppel certificates from Existing Occupants generating or that will generate, collectively with Fisher Communications under the Fisher Lease, at least eighty percent (80%) of the rental revenue of the Property (the “Threshold Estoppels”) (except that Seller shall have no obligation to pay any sums to any Existing Occupants in connection with its efforts). Upon Buyer’s request, Seller shall provide updates on the status of the estoppel certificates. If Seller is unable to obtain such estoppel certificates from Existing Occupants by November 29, 2011 (unless Buyer has extended the Closing Date to December 15, 2011 in accordance with Section 7.1 below, then by December 15, 2011) after using the efforts described herein, then Seller may complete and execute estoppel certificates at Closing as “Landlord,” substantially in the form of EXHIBIT I-2 attached hereto, for such Existing Occupants (but not for the Existing Occupants listed on Schedule 1 of EXHIBIT I-1, unless Seller has extended the Closing Date to December 30, 2011 pursuant to Section 7.1 below) and, in this event, such “Landlord” estoppels shall be deemed Threshold Estoppels.

5.5.2 Leases. From the Effective Date until the Closing Date, Seller shall comply with the terms and conditions of all Existing Leases in all material respects. From the Effective Date until the Closing Date, Seller shall not execute any additional lease, occupancy license or other occupancy agreement or amend, modify, renew, extend or terminate any of the Existing Leases in any material respect without the prior approval of Buyer, which approval shall not be unreasonably withheld or conditioned, provided that Seller acknowledges that it shall be reasonable to withhold consent if Seller’s proposed action does not fit with Buyer’s preferred leasing parameters, financial standards, or anticipated use of the Property after Closing. Buyer shall be deemed to have approved any proposed additional agreement or lease modification if it neither approves nor rejects the same within one (1) business day after Seller’s written notice to Buyer requesting the same. If Seller executes any such additional agreement or modification without Buyer’s approval or deemed approval, Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement effective upon written notice to Seller, whereupon such termination shall have the same effect as a termination pursuant to Section 3.1.2.3 above (except the last sentence thereof). Additionally, Seller shall pay Buyer, within five (5) business days after Buyer’s written notice demanding payment, the Liquidated Damage Payment. Notwithstanding anything herein to the contrary, Seller shall have the right to execute any document necessary to reserve to itself at Closing the LUT Lease, including any assignment, modification or subordination agreements necessary to effectuate the same, all as more particularly described in Section 5.6 below.

5.5.3 Service Contracts and Warranties. Buyer may request, by giving written notice to Seller delivered within two (2) calendar days of the Effective Date, that any of the Existing Service Contracts that can be terminated on sixty (60) days’ notice or less be terminated as of Closing to the extent possible. Buyer shall assume all Existing Service Contracts that cannot be terminated upon sixty (60) days’ notice or less and all other Existing Service Contracts not identified in Buyer’s notice to be terminated. Seller shall use commercially reasonable efforts to cause any Existing Service Contract identified by Buyer to be terminated upon the Closing or as soon as possible thereafter (and this Section 5.5.3 shall survive Closing if necessary for the foregoing purpose). Seller shall assign its interest in any assignable Service Contracts (not terminated pursuant to the foregoing sentences) and any assignable Existing Warranties to Buyer at Closing and Buyer shall assume Seller’s obligations thereunder. To the extent any such assignment requires the consent of the other party to the Service Contract or Existing Warranty, Seller shall use commercially reasonable efforts to obtain such consent prior to the Closing, but a failure to obtain such consent shall not be a Seller default under this Agreement. If any such consent is not obtained prior to the Closing, Seller agrees to use commercially reasonable efforts to help Buyer obtain such consent after the Closing Date (and this Section 5.5.3 shall survive Closing if necessary for the foregoing purpose). If Seller must pay any consideration as a condition to the termination of any Service Contract requested by Buyer (including any termination fee of more than One Thousand Dollars ($1,000.00)), or as a condition of any consent necessary to assign a Service Contract or any Existing Warranty hereunder, Seller shall have no obligation to incur any such expense or pay any such consideration, unless Buyer agrees to reimburse Seller for such expense or payment.

From the Effective Date until the Closing Date, Seller shall not amend any of the Existing Service Contracts or become a party to any new service contracts without the prior approval of Buyer, which approval shall not be unreasonably withheld or conditioned, and Seller further covenants that any new service contracts shall be terminable on not more than thirty (30) days notice. Buyer shall be deemed to have approved any proposed amendment or new contract if it neither approves nor rejects the same within one (1) business day after Seller’s written notice to Buyer requesting the same. If Seller executes any such amendment or new service contract without Buyer’s approval or deemed approval, Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement effective upon written notice to Seller, whereupon such termination shall have the same effect as a termination pursuant to Section 3.1.2.3 above (except the last sentence thereof). Additionally, Seller shall pay Buyer, within five (5) business days after Buyer’s written notice demanding payment, the Liquidated Damage Payment.

5.5.4 Permits. From the Effective Date until the Closing Date, Seller shall not terminate, allow to lapse or amend in any material way any of the Permits without the prior approval of Buyer, which approval shall not be unreasonably withheld or conditioned; provided however, that if any such action is necessary for the continued operation of the Property, such action shall be deemed approved and Seller further covenants not to voluntarily terminate any existing Permit. Buyer shall also be deemed to have approved any proposed termination, lapse or amendment if it neither approves nor rejects the same within one (1) business day after Seller’s written notice to Buyer requesting the same. If Seller terminates, allows to lapse or amends any Permit without Buyer’s approval or deemed approval, Buyer shall have the right, as its sole and exclusive remedy, to terminate this Agreement effective upon written notice to Seller, whereupon such termination shall have the same effect as a termination pursuant to Section 3.1.2.3 above (except the last sentence thereof). Additionally, Seller shall pay Buyer, within five (5) business days after Buyer’s written notice demanding payment, the Liquidated Damage Payment.

All Transferable Permits shall be transferred to Buyer by a General Assignment at Closing pursuant to Section 7.2 below. With respect to the Process Permits, Seller shall take commercially reasonable steps to obtain all necessary approvals and take commercially reasonable steps to transfer the Process Permits to Buyer on or before the Closing Date, provided that failure to obtain such approvals or complete such transfers shall not be deemed a Seller default under this Agreement. Instead, if any such approvals are not obtained or transfers completed prior to the Closing, Seller agrees to use commercially reasonable efforts to help Buyer obtain such approvals and complete such transfers after the Closing Date or to help Buyer obtain new or replacement permits if such approvals cannot be obtained or if such transfers cannot be completed (and this Section 5.5.4 shall survive Closing if necessary for the foregoing purpose).

5.5.5 Other Encumbrances. Except as authorized herein, after the Effective Date, Seller shall not cause or create any new encumbrances that may affect title to the Property after the Closing Date.

5.5.6 Operation and Maintenance of Property. Between the Effective Date and the Closing Date, Seller shall (a) operate the Property in substantially the same manner in which Seller operated the Property immediately prior to the Effective Date (although Seller shall not have an obligation to purchase, lease or install prior to Closing any capital improvements or to incur other expenditures not incurred in the ordinary course of business unless required by any of the Existing Leases), and (b) maintain the Property in substantially its present order and condition, reasonable wear and tear excepted and subject to casualty and condemnation.

5.5.7 Insurance. Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction to the same extent as it has customarily insured the same. Seller’s insurance policies shall not be assigned to Buyer at Closing; Buyer shall be obligated to obtain its own insurance coverage from and after Closing.

5.5.8 Plaza Systems. Buyer acknowledges that Seller and its affiliates currently provide, as a convenience, to various Occupants in the Buildings (a) certain telecommunications services to accommodate such Occupants’ telephone, facsimile and similar needs and (b) certain wireless network services to accommodate such Occupants’ wireless needs. Various equipment, lines, infrastructure and other appurtenances thereto are installed in both Buildings to provide such telecommunications services (collectively, “Plaza Telecom System”) and various equipment, lines, routers, infrastructure and other appurtenances are installed in both Buildings to provide such wireless services (collectively, “PlazaNet System”). Seller shall have the right to continue providing both services to Occupants’ after the Closing Date for a period of up to twelve (12) months (“Transition Period”) in order to provide reasonable notice to Occupants that such systems will be shut down and to provide a reasonable opportunity for Occupants to secure replacement services. The foregoing shall not impose any obligation on Seller to continue providing either service, and Seller may elect, in its sole discretion, to discontinue providing either or both services to any or all Occupants at any time after the Closing Date. Seller shall also have the right, but not the obligation, to continue using one or both of such systems during and after the Transition Period for the business operations of Seller and its affiliates until such time as Seller and its affiliates no longer require use of such systems. If Seller elects to continue providing one or both of such services to Occupants after Closing or elects to continue using one or both of such systems after Closing, Seller shall remain responsible for operating, maintaining and repairing the Plaza Telecom System and PlazaNet System (as applicable) until the same are completely shutdown, at which time Seller shall not be required to remove either system, but shall be allowed to leave both systems in place (or, at Seller’s or its affiliates’ election, to decommission and remove the same). Seller acknowledges that both services produce only nominal income after deducting the operational costs associated with the same; however, Buyer agrees that in consideration of any continued operations of such services for the convenience of the Occupants and Seller’s continued responsibility therefor, Seller shall be entitled to retain any such income earned during any Transition Period. This Section 5.5.8 shall survive Closing

5.5.9 Project Cabling. Seller and Buyer hereby acknowledge that portions of the building management control systems for the Buildings and security system for the Project utilize structured cabling located within the premises demised by the Fisher Lease (“Security Lines”). Additionally, certain Existing Leases authorize certain Existing Occupants to use cabling installed and used by Seller or its affiliates throughout the Project (to the extent used by Existing Occupants, “Connection Lines,” and together with the Security Lines, “Shared Lines”). The parties shall reasonably cooperate with one another in good faith to reroute Security Lines outside of the Premises demised by the Fisher Lease and to identify and separate any Connection Lines from those lines, cables and other conduits that will continue to be used by Seller and its affiliates after Closing as soon as practicable after Closing (but in no event later than six (6) months thereafter, unless Seller has failed to reasonably cooperate in good faith with respect to the rerouting and separation, in which case, the six (6) month period shall be extended as reasonably necessary to complete such work). The parties acknowledge that it may be more cost effective to install new lines for either or both of the foregoing purposes. The parties shall equally share in the actual, out-of-pocket third party costs of rerouting and separating the Shared Lines (and/or installing new lines); provided, however, that Buyer shall bear the first Ten Thousand and No/100 Dollars ($10,000.00) of such costs and Seller shall bear the next Forty Thousand and No/100 Dollars ($40,000.00) of such costs. Until the earlier of six (6) months after Closing (unless Seller has failed to reasonably cooperate in good faith with respect to the rerouting and separation, in which case, the six (6) month period shall be extended as reasonably necessary to complete such work) or such date that all Shared Lines can be rerouted and separated (or new lines installed), Seller shall indemnify Buyer for any Claims that arise out of any damage to such Shared Lines to the extent caused by Seller and its affiliates; provided, however, that if Seller or its affiliates cease use of any Connection Lines at any time, Seller shall notify Buyer of the same (which notice shall include sufficient detail regarding the location of the applicable Connection Lines as to make them readily identifiable by Buyer) and Buyer shall immediately become the owner thereof and responsible therefor. Any Connection Lines that will be used by Seller or its affiliates after Closing shall be retained by Seller until Seller ceases use thereof. All other Shared Lines that will not be used after Closing by Seller or its affiliates shall immediately become the property and responsibility of Buyer.

5.6 Buyer’s Covenants. Buyer acknowledges that Seller is reserving to itself at Closing the LUT Lease, assigning the LUT Lease to Fisher Communications and subordinating the LUT Lease to the Fisher Lease, such that the LUT Lease will become a sublease of the Fisher Lease; however, Seller confirms that the portion of the Property demised by the LUT Lease is being transferred to Buyer as part of the Real Property and then being leased to Fisher Communications. If requested by Seller, Buyer shall promptly (and, if requested, before the Closing Date) execute any and all reasonable modification or subordination agreements between Fisher (or its affiliates) and LUT to effectuate the foregoing. Buyer further agrees that, if Seller does not request any such agreements, then in the event that the Fisher Lease is terminated for any reason before the expiration of the LUT Lease, Buyer shall not disturb LUT’s occupancy under the LUT Lease and shall execute all documents necessary to allow such continued occupancy under the same terms and conditions contained in the LUT Lease, so long as LUT is not in default under the LUT Lease beyond any applicable notice and cure periods. This Section 5.6 shall survive Closing.

5.7 Leaseback of Fisher Occupied Space. As a material part of Seller’s willingness to sell the Property to Buyer, Seller has required that Buyer lease back to Fisher Communications the Fisher Occupied Space and the other space and rights at the Real Property described as follows: (a) exclusive possession of the heliport located on the rooftop of Fisher Plaza East, (b) the right to continue using the existing dishes and antennas on the rooftop of the Buildings that Seller and its affiliates have located thereon as of the Effective Date and the right to install such additional satellite dishes and antennas as Seller and its affiliates may reasonably require to accommodate their future operational needs, all without interference from future users of such rooftop space, (c) the right to continue using parking stalls in the Parking Structure, (d) the right to continue using storage space in the Parking Structure for Fisher Communication’s and its affiliates’ continued storage needs and the housing of refueling and support facilities associated with the heliport, and (e) the ability to maintain naming rights over Fisher Plaza and the Buildings, all as outlined in the Fisher Lease, the Rooftop Easement and the Storage Space Agreement (all defined below). For the foregoing purposes and in full satisfaction of the foregoing obligation, Buyer and Fisher Communications shall enter into (x) a lease at Closing in the form of EXHIBIT J attached hereto (“Fisher Lease”) to lease back the Fisher Occupied Space and to grant the rights described in clauses (c) and (e) above, a memorandum of which shall be recorded at Closing in a form mutually agreed upon by the parties (“Fisher Lease Memo”), (y) an easement at Closing in the form of EXHIBIT K attached hereto (“Rooftop Easement”) to grant and protect the heliport and rooftop rights described in clauses (a) and (b) above, and (z) a separate agreement to use the storage space described in clause (d) above, the form of which is attached to the Fisher Lease (“Storage Space Agreement”). Neither party shall make any modifications to the form of Fisher Lease or the form of Rooftop Easement attached hereto after the Effective Date without the prior written consent of the other party hereto.

ARTICLE 6. CONDITIONS TO CLOSING

6.1 Seller’s Conditions to Closing. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

6.1.1 All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent they expressly relate to an earlier date and except for those already qualified by materiality that shall be true and correct in all respects; and

6.1.2 Buyer shall have delivered Buyer’s Closing Payment and all of the documents required to be executed by Buyer into Escrow as required, and Buyer shall have performed in all material respects all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions, required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

6.2 Buyer’s Conditions to Closing. Buyer’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Buyer in writing, at its sole option:

6.2.1 All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, except to the extent they expressly relate to an earlier date and except for those already qualified by materiality that shall be true and correct in all respects, and except to the extent of any Exception Matter;

6.2.2 Seller shall have executed and delivered all of the documents required to be delivered by Seller hereunder into Escrow, and shall have materially performed all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing;

6.2.3 Buyer has received (a) evidence that Seller has sent notices of termination on all Existing Service Contracts required to be terminated pursuant to the terms of Section 5.5.3 (provided that that actual termination may occur after Closing) and (b) confirmation that Seller has sent termination notices to terminate any property management agreements for the Property in effect as of the Effective Date (provided that actual termination may occur after Closing);

6.2.4 Buyer has received estoppel certificates from the Existing Occupants listed on Schedule 1 of EXHIBIT I-1 or has otherwise received Threshold Estoppels in accordance with the requirements of Section 5.5.1 above or Section 7.1 below; and

6.2.5 Title Company shall be irrevocably committed to issue Buyer’s Policy and Title Company is irrevocably bound and committed to issue extended coverage, subject only to the payment of the applicable costs therefor and the delivery of the required documents from Seller.

In the event of the failure of any of Buyer’s conditions to close hereunder, Buyer shall have the right to terminate this Agreement and such termination shall have the same effect as a termination pursuant to the last sentence of Section 3.1.2.3.

ARTICLE 7. CLOSING

7.1 Closing Procedure. The transaction contemplated in this Agreement will be closed (“Closing”) in Escrow by Escrow Agent on December 1, 2011 (“Closing Date”); provided, however, Buyer shall have the right to unilaterally extend the Closing Date to December 15, 2011 if Buyer has not received the Threshold Estoppels upon delivery of written notice to Seller and Escrow Agent no later than November 29, 2011 and payment of the Extension Deposit as required below. Upon receiving such notice, Seller shall open a separate escrow account with Title Company and notify Buyer thereof (which may occur by email). Buyer shall thereafter deposit an extension fee into such separate account in the amount of Twenty Million and No/100 Dollars ($20,000,000.00) (“Extension Deposit”) by the end of the next business day following Buyer’s receipt of Seller’s notice, which Extension Deposit shall be non-refundable except as expressly provided herein and shall represent additional consideration for Seller’s extension of the Closing Date. Failure to timely make such Extension Deposit or otherwise timely close shall constitute a material breach of this Agreement. The Extension Deposit shall be considered separate and apart from the “Deposit” for all purposes hereunder, but shall be applicable to the Purchase Price at Closing. In addition to the foregoing, Seller shall have the right, upon delivery of written notice to Buyer and Escrow Agent, to unilaterally extend the Closing Date to December 30, 2011 if Seller has not been able to obtain estoppel certificates from the Existing Occupants listed on Schedule 1 of EXHIBIT I-1; provided, however, that if Seller sooner obtains such estoppel certificates, Closing shall occur as soon as practicable thereafter. Notwithstanding anything in this Agreement to the contrary, if Seller has extended the Closing Date and made the efforts required herein to obtain estoppel certificates from the Existing Occupants listed on Schedule 1 of EXHIBIT I-1, then Closing shall occur on December 30, 2011 regardless of whether Seller has obtained such estoppel certificates. If the transaction contemplated by this Agreement fails to close by the Closing Date (as may be extended as noted above), this Agreement, and all of Buyer’s rights with respect to the acquisition of the Property, shall terminate, the parties shall have the rights and obligations as provided in Article 9, and upon request, Escrow Agent shall return to the parties, respectively (except as otherwise provided herein), the documents and funds deposited into Escrow.

7.2 Deposits into Escrow.

7.2.1 By Seller. At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow (except as noted below):

(a) The original Deed in the form of EXHIBIT L attached hereto, duly executed by Seller and acknowledged;

(b) Two (2) original counterparts of a Bill of Sale in the form of EXHIBIT M attached hereto, duly executed by Seller, with respect to the Tangible Personal Property, if any (“Bill of Sale”);

(c) Two (2) original counterparts of an Assignment and Assumption Agreement in the form of EXHIBIT N attached hereto, duly executed by Seller and acknowledged, with respect to the Leases and Service Contracts (“Assignment and Assumption Agreement”);

(d) Two (2) original counterparts of a General Assignment in the form of EXHIBIT O attached hereto, duly executed by Seller, with respect to the Intangible Personal Property, Existing Warranties and Transferable Permits (“General Assignment”);

(e) Two (2) original counterparts of the Fisher Lease, executed by Seller and acknowledged;

(f) Two (2) original counterparts of the Fisher Lease Memo, executed by Seller and acknowledged;

(g) Two (2) original counterparts of the Rooftop Easement, executed by Seller and acknowledged;

(h) Two (2) original counterparts of the Storage Space Agreement, executed by Seller and acknowledged;

(i) An affidavit that satisfies the requirements of Section 1445 of the IRC, and the regulations thereunder;

(j) A counterpart of a notice to each Occupant at the Real Property in the form of EXHIBIT P attached hereto, executed by Seller and delivered outside of Escrow to Buyer, which Buyer shall countersign and deliver directly to the Occupants immediately following Closing;

(k) Two (2) original counterparts of a real estate excise tax affidavit (“REETA”), duly executed by Seller;

(l) Two (2) original counterpart of the Reimbursement Agreement in the form substantially attached hereto as EXHIBIT Q (“Reimbursement Agreement”), executed by Seller; and

(m) One (1) original counterpart of any customary affidavits and other documents as may be reasonably required by the Title Company to consummate the transaction contemplated by this Agreement, including a customary seller’s affidavit, all in forms reasonably approved in advance by Seller.

7.2.2 By Buyer. At least one (1) business day prior to the Closing Date, Buyer shall deposit into Escrow:

(a) Buyer’s Closing Payment, as required in Section 2.2.2;

(b) Two (2) original counterparts of the Assignment and Assumption Agreement duly executed by Buyer and acknowledged;

(c) Two (2) original counterparts of the General Assignment duly executed by Buyer;

(d) Two (2) original counterparts of the Fisher Lease, executed by Buyer and acknowledged;

(e) Two (2) original counterparts of the Fisher Lease Memo, executed by Buyer and acknowledged;

(f) Two (2) original counterparts of the Rooftop Easement, executed by Buyer and acknowledged;

(g) Two (2) original counterparts of the Storage Space Agreement, executed by Buyer and acknowledged;

(h) Two (2) original counterparts of a REETA, duly executed by Buyer; and

(i) Two (2) original counterparts of the Reimbursement Agreement, duly executed by Buyer.

7.2.3 Other Documents. Seller and Buyer shall each deposit such other instruments and funds as are reasonably required by Escrow Agent or otherwise required to close the sale of the Property in accordance with the terms of this Agreement.

7.3 Closing Costs and Other Expenses. The expenses and costs of the transactions contemplated herein shall be paid as follows:

7.3.1 Advisors. Except as otherwise provided herein, each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party and (b) all of its own respective accounting, legal, Advisor and appraisal fees.

7.3.2 Seller’s Expenses. Seller shall pay (a) all real estate excise taxes, (b) the cost of an ALTA owner’s standard coverage policy of title insurance, (c) the cost of any Seller’s Policy requested by Seller, and (d) one-half ( 1/2) of any escrow fees.

7.3.3 Buyer’s Expenses. Buyer shall pay all costs, expenses and fees incurred in connection with all of Buyer’s due diligence performed in connection with the Property. Buyer shall also pay (a) all premiums associated with any extended coverage title insurance or title endorsements requested by Buyer, (b) all fees for recording the Deed and any other conveyance documents, (c) all use tax imposed on the transfer of all personal property (tangible or intangible) and (d) one-half (1/2) of any escrow fees.

7.3.4 Escrow and Other Expenses. All other Closing costs, if any, shall be borne by the parties in accordance with the local customs of King County, Washington.

7.4 Prorations. The following items and any other items customarily prorated in similar transactions shall be adjusted and apportioned by credits to the appropriate party noted in the Proration Statement (defined in Section 7.4.10 below) as of the Closing Date (unless otherwise specified below), it being hereby acknowledged and agreed, that all items of income and expense for the period prior to the Closing Date shall be for Seller’s account and all items of income and expense for the period from and after the Closing Date shall be for Buyer’s account.

7.4.1 Taxes. General real estate taxes, personal property taxes and ad valorem taxes (collectively, “taxes”) for periods on or before the Closing Date shall be prorated as follows: Buyer shall receive, at Closing, a credit for the portion of taxes paid by Buyer for the period between July 1, 2011 and December 31, 2011 during which Seller owned the Property (computed on a per diem basis). Seller shall be responsible for all taxes attributable to any year or portion thereof on or before June 30, 2011. No taxes payable in any year other than 2011 shall be prorated unless Closing occurs in any other year. Buyer shall be responsible for the payment of all taxes that become due and payable from and after the Closing Date, regardless of the period for which such taxes are assessed. The proration of taxes at Closing under this Section 7.4.1 shall be final.

7.4.2 Income and Expenses. Except as otherwise set forth herein, income from the Property other than rents described below, and ordinary operating expenses incurred by Seller with respect to the Property, shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately prior to the Closing Date (“Pro-Ration Date”). Seller shall be entitled to such income and responsible for such expenses through the Pro-Ration Date and Buyer entitled to such income and responsible for such expenses after the Pro-Ration Date. Such expenses include, without limitation, utility charges, the cost of Service Contracts assigned at Closing to Buyer, and sewer, janitorial, cleaning and maintenance costs. Insurance shall not be prorated as Seller shall terminate its insurance with respect to the Property as of the Closing Date and Buyer shall thereafter be responsible for its own insurance.

7.4.3 Fixed and Delinquent Rents. Rents under the Leases, including fixed rent, storage fees, license fees, use fees and all other similar income (collectively, “Fixed Rents”), shall be addressed in the manner set forth in this Section 7.4.3. All prepaid Fixed Rents for any period after the Pro-Ration Date shall be credited to Buyer at Closing. All collected Fixed Rents for the month in which the Closing occurs shall be prorated as of the Pro-Ration Date. All Fixed Rents and any Percentage Rent and Expense Reimbursements (defined below) (collectively, “Rents”) that are due but uncollected as of the Closing Date (“Delinquent Rents”) shall not be prorated at Closing but shall be paid to the party entitled to receive such Delinquent Rents upon receipt of the same by either Seller or Buyer after Closing. Buyer agrees to use commercially reasonable efforts to collect Delinquent Rents from each Occupant remaining in possession of its space under a Lease. Any and all amounts received by Buyer or Seller after the Closing Date from any party owing Delinquent Rents shall be paid and applied as follows: first, to Buyer’s or Seller’s reasonable collection costs, as applicable (including reasonable attorneys’ fees) incurred; second, to Buyer for Rents due for the then current month; third, to Buyer for due but unpaid Rents accruing after the Closing Date, to be applied in the inverse order as incurred (i.e., the most recently incurred Rents paid first); fourth, to Delinquent Rents for the month in which the Closing occurs (which sums shall, upon such collection, be prorated between Seller and Buyer as though collected prior to Closing); and finally, to Seller for Delinquent Rents for the period before the month of Closing. After Closing, Seller shall be permitted to commence or pursue any legal proceedings against any Occupant for Delinquent Rents due before Closing, but in no event shall Seller threaten eviction of such Occupant or the termination of such Occupant’s underlying Lease.

7.4.4 Percentage Rents. If any Occupant is obligated to pay percentage rent or overage rent (“Percentage Rent”) under any of the Leases based upon the calendar year or lease year in which Closing occurs (“Percentage Rent Year”), such Percentage Rent received by Seller for the month in which Closing occurs shall be prorated between Seller and Buyer as of the Pro-Ration Date. Buyer shall, within thirty (30) days after receipt by Buyer from an Occupant of any Percentage Rent with respect to the Percentage Rent Year, remit to Seller funds such that Seller will have received that portion that is equal to the number of days that elapsed between the commencement date of the Percentage Rent Year for such Occupant and the Closing Date, over the total number of days in such Percentage Rent Year. If Seller has received payments of Percentage Rent based on the Percentage Rent Year in which Closing occurs in excess of its respective share as calculated as set forth above in this Section 7.4.4, then Seller shall promptly pay such excess to Buyer. If Seller has received payments of Percentage Rent based on the Percentage Rent Year in which Closing occurs below its respective share as calculated as set forth above in this Section 7.4.4, then Buyer shall promptly pay such deficiency to Seller. All Percentage Rent payments that are due but uncollected as of the Closing Date shall not be prorated at Closing, but shall be considered Delinquent Rents.

7.4.5 Security Deposits. Seller shall be entitled to keep, and Buyer shall be entitled to a credit against the Purchase Price for, the total sum of all cash security deposits reflected as owing in the Leases that are held by Seller as of Closing. Buyer hereby assumes the obligation to return any cash security deposits to such Occupant to the extent that such deposits are not applied in accordance with the terms of such Occupant’s Lease, and hereby agrees to indemnify, defend, protect and hold harmless Seller from any claims asserted by any Occupants with respect to such security deposits to the extent credited to Buyer at Closing. Seller shall use commercially reasonable efforts to transfer to Buyer before Closing any security deposits in the form of a letter of credit and the parties shall share equally the cost of any transfer fees or other charges required in connection with same.

7.4.6 Other Tenant Charges. Any amounts payable by the Occupants under the Leases for taxes, common area expenses, operating expenses, or any other additional rent and charges of a similar nature relating to the Real Property (“Expense Reimbursements”), if any, shall be prorated as of the Pro-Ration Date with Seller retaining rights to Expense Reimbursements relating to periods on or before the Pro-Ration Date and Buyer being entitled to Expense Reimbursements relating to periods after the Pro-Ration Date. If the Expense Reimbursements are required to be reconciled by the landlord at the end of the calendar year or other specified time period, Buyer shall perform such reconciliation as and when required and shall deliver a copy thereof to Seller. In such event, Seller shall reimburse Buyer, or Buyer shall reimburse Seller, as appropriate, for any amounts that such party is responsible to pay or is entitled to receive as the result of any underpayments or overpayments and based on the timing of the collection of Expense Reimbursements. All Expense Reimbursements that are due but uncollected as of the Closing Date shall not be prorated at Closing, but shall be considered Delinquent Rents.

7.4.7 Utilities. Buyer and Seller shall arrange for all accounts for services at the Property for which fees are based on usage (such as utilities, gas, fuel, water) (“Utilities”) to be transferred to Buyer’s name as of Closing. If it is not possible to so transfer such accounts to Buyer’s name, Seller shall close the same and Buyer shall be responsible for opening its own respective account for such Utility. Seller shall arrange for a billing of all Utilities for all services used up to the Pro-Ration Date and shall pay the resultant bills. If it is not possible to arrange for a measurement of usage as of the Pro-Ration Date, Seller and Buyer shall prorate the period between the measurement of usage closest to the Pro-Ration Date using the most recent bill as an estimate. The parties shall thereafter perform a final proration calculation in accordance with Section 7.4.11.

7.4.8 Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all brokerage commissions, costs of tenant improvements, legal fees and other costs and expenses (collectively, “Leasing Costs”) that become due and payable with respect to the Existing Leases before Closing (which may be credited to Buyer at Closing); provided, however, that Seller shall have no obligation to pay, and as of the Closing, Buyer shall assume the obligation to pay, (a) all other Leasing Costs payable with respect to the Existing Leases and any options to renew, options to expand, or similar rights therein that have not been exercised as of the Closing Date, except as otherwise noted in Schedule 1 to EXHIBIT E, and (b) all Leasing Costs incurred with respect to any Leases and renewals, extensions, expansions, or similar rights therein and amendments thereto and terminations thereof approved by Buyer and executed subsequent to the Effective Date. If prior to the Closing Seller has paid any of the Leasing Costs that Buyer is obligated to pay pursuant to this Section 7.4.8, then at Closing Buyer shall reimburse Seller through Escrow for such costs so paid by Seller.

7.4.9 Parking Structure Income. Daily revenues and monthly fees and revenues from and expenses of the Parking Structure will be prorated as of the Pro-ration Date and shall be added to or deducted from the Purchase Price with Seller allocated all such fees, revenues and expenses allocable to the period before the Pro-ration Date and Buyer allocated the portion of such fees, revenues and expenses allocable to any period from and after the Pro-ration Date.

7.4.10 Prorations Statement. As soon as reasonably practical after the Effective Date, Seller shall prepare a statement containing all of the prorations of fees, income, revenues and expenses required hereunder for Buyer’s review, and Seller shall provide any backup documentation for the items in such statement as reasonably requested by Buyer. If Buyer has any objections to such statement, the parties shall each cooperate with the other diligently, promptly and in good faith to resolve such objections; provided, however that the parties shall endeavor to agree upon and deliver a final statement (“Proration Statement”) to Escrow Agent no later than one (1) business day before the Closing Date.

7.4.11 Post Closing Adjustments. Any fees, income, revenues or expenses that cannot be ascertained with certainty as of the Pro-Ration Date shall be prorated as of the Pro-Ration Date on the basis of the parties’ reasonable estimates of such amounts based on the best data then available, and such items prorated on the basis of estimates hereunder shall be the subject of a final proration calculation as soon thereafter as the precise amounts can be ascertained, but in no event later than twelve (12) months after the Closing Date; provided, however, to the extent that one or more Occupant audits of such items occur on or after the Closing Date, the parties agree to make further adjustments after each such audit to the related prorations as soon as possible thereafter (which adjustments shall include applicable attorney’s fees and costs and applicable audit costs and fees). Seller and Buyer shall each cooperate with the other diligently and promptly to correct any errors in computations made hereunder based on estimates or imprecise information, including providing or making available all reports, records and other information as the case may reasonably require, and shall promptly pay to the party entitled thereto any refund, credit or other payment necessary to comply with this Section 7.4 on demand therefor.

7.4.12 Survival. The provisions of this Section 7.4 shall survive Closing.

7.5 Closing of Escrow.

7.5.1 Instructions. Escrow Agent is hereby instructed to record the Fisher Lease Memo and the Rooftop Easement immediately after recording the Deed. The parties hereto may submit to Escrow Agent any other reasonable closing instructions, so long as such instructions are not contrary to the terms of this Agreement.

7.5.2 Reporting Requirements. Escrow Agent shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the foregoing, pursuant to Section 6045 of the IRC, Escrow Agent shall be responsible for complying with the Tax Reform Act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

7.6 Possession. Subject to all Leases, the Fisher Lease, the Rooftop Easement and the Permitted Exceptions, possession of the Property shall be delivered to Buyer upon Closing. To the extent that they are then still in Seller’s possession, and have not theretofore been delivered to Buyer, Seller shall either deliver at Closing or leave at a designated location at the Real Property the following: (a) all original Leases, Service Contracts, Permits and Existing Warranties that will remain in effect after Closing and all original Existing Environmental Reports; (b) all operating manuals, codes and other items necessary to operate the Property; (c) any plans and specifications for all Improvements; (d) all keys, access codes and other access control devices for all Improvements; (e) all material documents relating to the Property; and (f) all correspondence and records relating to the Leases, on-going operations (including tenant billings) and maintenance of the Property. In addition, Seller shall direct Property Manager to deliver any Property related documents or other files of Seller in Property Manager’s possession to Buyer at the Closing or direct Property Manager to leave the same at a designated location at the Real Property. For purposes of this Section 7.6, the foregoing shall be deemed to be in the possession of Seller or Property Manager only if the same are located in Seller’s or Property Manager’s offices in Seattle, Washington.

ARTICLE 8. CONDEMNATION; DAMAGE; DESTRUCTION

8.1 Condemnation. In the event that all or any portion of the Real Property shall be taken in condemnation or under the right of eminent domain prior to the Closing Date, Seller shall promptly notify Buyer thereof. A substantial portion of the Real Property shall be deemed taken if (a) the value of such portion, as reasonably determined by Seller, exceeds the Damage Threshold (defined in Section 8.2 below), (b) any Occupant generating five percent (5%) or more of the revenue at the Property (a “Major Occupant”) has a right to terminate its Lease or abate rent due to such taking, (c) there is a material reduction in parking spaces at the Property, or (d) ingress and egress to the Property is materially impaired. If Seller notifies Buyer that a substantial portion of the Real Property has been taken, within one (1) business day after receipt of such notice, Buyer shall notify Seller and Escrow Agent, electing either to (w) to proceed with this transaction and Closing notwithstanding such condemnation or (x) to terminate this Agreement. If Buyer elects to proceed with this transaction, or if there is a taking in condemnation or eminent domain that does not affect a substantial portion of the Real Property, there shall be no reduction in the Purchase Price and Seller shall (y) deliver to Buyer at the Closing, or as soon thereafter as available, any proceeds actually received by Seller attributable to the Real Property from such condemnation or eminent domain proceeding and (z) assign to Buyer any and all rights Seller may have with respect to payments from, and recovery against, any party for damages or compensation relating to the Real Property on account of such condemnation or eminent domain proceeding, including any rent abatement or other insurance proceeds. Buyer’s failure to notify Seller within one (1) business day after receiving Seller’s notice of such taking shall be deemed an election to proceed under clause (a) in this Section 8.1. If Buyer elects (or is deemed to have elected) to proceed, Seller shall not compromise, settle or adjust any claims to such award without Buyer’s prior written consent. In the event Buyer elects to terminate this Agreement pursuant to clause (b) above, such termination shall have the same effect as a termination pursuant to the last sentence of Section 3.1.2.3.

8.2 Damage or Destruction. If, before the Closing Date, the Real Property is damaged by any casualty, Seller shall immediately notify Buyer of such occurrence. If (a) the cost to repair such damage, as reasonably determined by Seller, is more than Twelve Million and No/Dollars ($12,000,000.00) (“Damage Threshold”), (b) such damage is uninsured or underinsured and is an amount in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) or (c) any Major Occupant has a right to terminate its Lease or abate rent due to damage above the Damage Threshold, then Buyer shall have the right, by giving notice to Seller within one (1) business day after Seller notifies Buyer of the damage, to terminate this Agreement, in which event such termination shall have the same effect as a termination pursuant to the last sentence of Section 3.1.2.3. If, before the Closing Date, the Property is damaged by a casualty and either (y) Buyer has the right to terminate this Agreement but does not exercise such right or (z) the cost to repair such damage, as reasonably determined by Seller, is equal to or less than the Damage Threshold, then this Agreement shall remain in full force and effect and, at Closing, Seller shall assign to Buyer any insurance proceeds Seller receives or is entitled to by reason of such damage (Buyer to receive a credit at Closing for (i) any insurance deductible payable with respect to same unless such deductible is paid by Seller at or prior to Closing and (ii) any uninsured or underinsured amount in excess of Seller’s property insurance deductible unless such amount is in excess of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), in which case, Seller shall have the right to terminate this Agreement by giving notice to Buyer within one (1) business day after notifying Buyer of such damage, such termination having the same effect as a termination pursuant to the last sentence of Section 3.1.2.3).

ARTICLE 9. BREACH OF AGREEMENT.

9.1 Seller’s Remedies. IN THE EVENT THAT (A) BUYER MATERIALLY BREACHES THIS AGREEMENT AND THE BREACH IS NOT CURED WITHIN ONE (1) BUSINESS DAY AFTER NOTICE THEREOF FROM SELLER OR (B) THIS TRANSACTION FAILS TO CLOSE BY REASON OF BUYER’S DEFAULT HEREUNDER, THEN SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY THEREFOR (EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN), HAVE THE RIGHT TO TERMINATE THIS AGREEMENT UPON DELIVERING WRITTEN NOTICE THEREOF TO BUYER AND, IN A SITUATION WHERE THIS TRANSACTION FAILS TO CLOSE BY REASON OF BUYER’S DEFAULT HEREUNDER AND SELLER EXERCISES ITS TERMINATION RIGHT, ESCROW AGENT SHALL RELEASE TO SELLER, AND SELLER SHALL BE ENTITLED TO RETAIN, THE DEPOSIT, AS LIQUIDATED DAMAGES IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RIGHTS OR CLAIMS OF SELLER AGAINST BUYER BY REASON OF SUCH FAILURE AND, IN THE EVENT THAT BUYER HAS MADE ANY EXTENSION DEPOSIT, SELLER SHALL ALSO BE ENTITLED TO RETAIN SUCH AMOUNT AS SEPARATE CONSIDERATION FOR ITS EXTENSION OF THE CLOSING DATE. IN CONNECTION WITH THE FOREGOING, THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) SELLER WILL INCUR SIGNIFICANT EXPENSES RELATED TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, (B) THE PROPERTY WILL BE REMOVED FROM THE MARKET AND SELLER WILL FORGO OPPORTUNITIES TO PURSUE OTHER POTENTIAL PURCHASERS, AND (C) FAILURE TO CLOSE THIS AGREEMENT WILL RESULT IN OTHER IRREPARABLE HARM TO SELLER AND FISHER COMMUNICATIONS. THE PARTIES FURTHER AGREE THAT, FOR THE FOREGOING REASONS, IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF THE COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S FAILURE TO CLOSE; THEREFORE THE PARTIES AGREE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATION AS OF THE EFFECTIVE DATE OF SELLER’S ANTICIPATED EXPENSES, LOSS AND OTHER POTENTIAL DAMAGES AND IS NOT A PENALTY. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING REMEDY HAS BEEN FAIRLY AND KNOWINGLY NEGOTIATED BY SOPHISTICATED BUSINESS ENTITIES, EACH OF WHICH WAS REPRESENTED BY COUNSEL. IF SELLER TERMINATES THIS AGREEMENT AND RETAINS THE ENTIRE DEPOSIT AS PROVIDED IN THIS SECTION 9.1, THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IF, HOWEVER, BUYER CHALLENGES SELLER’S RIGHT TO RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES, THEN THIS SECTION 9.1 SHALL SURVIVE TERMINATION AND BUYER SHALL ALSO INDEMNIFY SELLER FOR ALL REASONABLE ATTORNEYS FEES INCURRED BY SELLER TO COLLECT THE DEPOSIT. NOTHING HEREIN SHALL LIMIT SELLER’S REMEDIES FOR ANY BREACH OF ANY COVENANT OF BUYER TO INDEMNIFY, DEFEND, PROTECT OR HOLD HARMLESS SELLER OR TO REIMBURSE SELLER FOR ANY SUMS OTHERWISE PAYABLE TO SELLER (INCLUDING ATTORNEYS’ FEES AND COSTS) TO THE EXTENT SUCH COVENANT SURVIVES TERMINATION UNDER THE EXPRESS TERMS OF THIS AGREEMENT.

9.2 Buyer’s Remedies. In the event that the purchase and sale of the Property is not closed solely because of a breach by Seller, and if such breach is not cured within one (1) business day after Seller’s receipt of written notice from Buyer specifying such breach, Buyer shall be entitled, as its sole and exclusive remedy, either to (a) terminate this Agreement and to receive the return of the Deposit (and any Extension Deposit), and to be reimbursed by Seller for the reasonable out-of-pocket costs and expenses actually paid by Buyer to third-party consultants in connection with the transactions contemplated herein, as evidenced by invoices or receipts therefor (not to exceed the Liquidated Damage Payment) or (b) seek specific performance of Seller’s obligations under this Agreement, provided that any such action for specific performance shall not limit the obligations of Buyer and Seller hereunder and shall not limit the prevailing party’s right to recover its attorney’s fees and costs as provided herein. These remedies are mutually exclusive and Buyer must elect, by giving notice to Seller and Escrow Agent no later than thirty (30) days after the scheduled Closing Date, which of these remedies Buyer wishes to pursue. If Buyer fails to deliver notice of its intent to commence an action for specific performance within said period, Buyer will be deemed to have elected to terminate the Agreement and receive the funds described in clause (a) above. Seller shall have no liability to Buyer under any circumstances for any consequential or punitive damages.

9.3 Fees. In the event that either party terminates this Agreement as a result of the other party’s breach or default hereunder, then, in addition to all other rights provided in this Article 9, the defaulting party shall be responsible for paying all fees associated with terminating Escrow and cancelling the Title Report.

ARTICLE 10. [INTENTIONALLY DELETED]
ARTICLE 11. GENERAL PROVISIONS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument. Counterparts of this Agreement delivered between the parties by facsimile or electronic mail shall have the same force and effect as manually delivered originals; provided, however, that upon request, such party shall deliver its original signature to the requesting party.

11.2 Entire Agreement. This Agreement, including all exhibits attached hereto (excluding Exhibit D), contains the entire agreement of the parties respecting the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, whether oral or in writing, between the parties respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or in writing, between the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior or contemporaneous agreement.

11.3 Counsel; Construction. Each party has received (or had the opportunity to receive) independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning and effect of the provisions hereof. The provisions of this Agreement shall be given their fair meaning, and shall not be considered for or against any party based upon one party’s drafting of such provisions. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

11.4 Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Washington exclusive of the conflict of laws principles of such state. Venue for any action arising in connection with this Agreement shall exclusively lie in King County, Washington.

11.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, to any extent shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect.

11.6 Waiver of Covenants, Conditions or Remedies. Either party may waive any breach of the terms and conditions hereof by the other party only by a written statement to that effect signed by the waiving party. No waiver by a party of any breach of this Agreement by the other party shall be deemed a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of the breach, whether or not the first party knows of the breach at the time it accepts payment or performance. No failure or delay by a party to exercise any right it may have by reason of a default shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right while the other party continues to be in default. All remedies, rights, undertakings, obligations and agreements herein shall be cumulative and not mutually exclusive.

11.7 Business Day. As used herein, “business day” means any calendar day except a Saturday, Sunday, or legal holiday as defined in RCW 1.16.050. In the event that the date for performance of any covenant or obligation under this Agreement falls on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next business day.

11.8 Exhibits and Schedules. All exhibits listed as such in the Table of Contents are attached hereto and are incorporated by reference into this Agreement, except Exhibit D.

11.9 Amendment. This Agreement may be amended solely by the signed, written agreement of Buyer and Seller.

11.10 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall make either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party in any way be liable for any debt of the other.

11.11 No Third-Party Benefit. This Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

11.12 Time of the Essence. Time is of the essence of every term, covenant and condition in this Agreement.

11.13 Further Acts. Each party agrees without further consideration to perform any further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

11.14 No Recording. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document that would cause a cloud on the title to the Real Property. Notwithstanding the foregoing, the parties acknowledge that final, executed versions of the Rooftop Easement and Fisher Lease Memo will be recorded at Closing.

11.15 Assignment. Upon at least one (1) business day’s prior written notice from Buyer to Seller, Buyer may assign all of its rights hereunder, and delegate all of its obligations hereunder, to any partnership, corporation or other entity that controls, is controlled by, or is under common control with Buyer (control being defined as ownership of at least fifty percent (50%) of the equity interests in, and the power to direct the management of, the relevant entity), or any partnership, corporation or other entity resulting from a merger or consolidation with Buyer, or any person or entity that acquires all or substantially all the assets of Buyer as a going concern. Except as set forth above, Buyer shall not assign Buyer’s rights or delegate its obligations hereunder without Seller’s prior written consent, which consent Seller may withhold in its sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.16 Attorneys’ Fees. If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with prosecution or defense of such action, including, without limitation, any attorneys’ fees incurred in connection with any appeals, mediation or arbitration related to such action. The provisions of this Section 11.16 shall survive the entry of any judgment, and shall not merge or be deemed to have merged into any judgment. The provisions of this Section 11.16 shall survive the Closing or any termination of this Agreement.

11.17 Advisors. Buyer represents and warrants that Buyer has not dealt with any brokers, finders, advisors or consultants (collectively, “Advisors,” and each individually an “Advisor”) in connection with the purchase and sale of the Property. Seller represents to Buyer that Seller has not dealt with any Advisors in connection with the purchase and sale of the Property except Moelis & Company, LLC and CenturyPacific LLLP (“Seller’s Advisors”). Seller shall be solely responsible for any payments due to Seller’s Advisors in connection with the purchase and sale of the Property. Buyer agrees to indemnify and hold harmless Seller against any Claim incurred by reason of any brokerage fee, commission, finder’s fee or other fee that is (or is alleged to be) payable to any Advisor because of any agreement, act, omission or statement of Buyer. Seller agrees to indemnify and hold harmless Buyer against any Claim incurred by reason of any brokerage fee, commission, finder’s fee or other fee that is (or is alleged to be) payable to any Advisor because of any agreement, act, omission or statement of Seller. The provisions of this Section 11.17 shall survive the Closing or any termination of this Agreement.

11.18 Notices. Any notice or election required or permitted to be given or made under this Agreement shall be deemed given or made when addressed to Seller or Buyer, as the case may be (with copies to all parties noted below), at the respective addresses set forth below. Notices shall be transmitted, or delivered, as follows: (1) by personal delivery, (2) by recognized overnight courier service, or (3) mailed by United States certified mail, return receipt requested, postage prepaid. In addition, for all methods of notice, notices to each party shall be copied to the respective email addresses set forth below. Notices shall be deemed to be delivered on the earlier of (a) the date received, (b) one (1) business day after deposit with an overnight courier service, or (c) three (3) business days after deposit in the United States mail, certified mail, postage prepaid.

Seller’s Address for Notice:

Fisher Media Services Company
140 4th Avenue North, Suite 500
Seattle, Washington 98019
Attn: Chief Financial Officer and General Counsel
Email: HNatha@fsci.com (CFO); CBellavia@fsci.com (General Counsel)

with a copy to:

Perkins Coie LLP
10885 N.E. Fourth Street, Suite 700
Bellevue, Washington 98004-5579
Attn: Craig H. Shrontz
Email: CShrontz@perkinscoie.com

Buyer’s Address for Notice:

c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056 Attn: Email:	Charles N. Hazen charles.hazen@hines.com

with a copy to:

Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attn: Jason P. Maxwell, Esq. – Corporate Counsel
Email: jason.maxwell@hines.com

with copy to:
Baker Botts L.L.P. 910 Louisiana Street One Shell Plaza Houston, Texas 77002 Attn: Email:	Consuella S. Taylor connie.simmons.taylor@bakerbotts.com

Any party hereto may change its address for the service of notice hereunder by delivering written notice of said change to the other party, in the manner above specified.

11.19 Mutual Waivers of Jury Trial and Certain Damages. BUYER AND SELLER EACH HEREBY EXPRESSLY, IRREVOCABLY, FULLY AND FOREVER RELEASE, WAIVE AND RELINQUISH ANY AND ALL RIGHT TO TRIAL BY JURY AND ALL RIGHT TO RECEIVE PUNITIVE, EXEMPLARY AND CONSEQUENTIAL DAMAGES FROM THE OTHER (OR ANY BUYER PARTY OR SELLER PARTY) IN ANY CLAIM IN WHICH BUYER OR SELLER IS A PARTY THAT IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL BASIS.

11.20 Confidentiality. Buyer agrees that the existence of this Agreement, the negotiations concerning a possible purchase and sale of the Property more generally, all of the terms, conditions and provisions of this Agreement and any information obtained by Buyer, the Buyer Parties or any of Buyer’s advisors, lenders, joint venturer or investors (collectively, “Permitted Outside Parties”), including, without limitation, the Due Diligence Materials (but excluding any information (a) generally available to the public other than by reason of Buyer’s breach of its obligations hereunder and (b) that was or becomes available to Buyer on a nonconfidential basis from a source other than Seller or its advisors not known to Buyer, after reasonable inquiry, to be bound by a confidentiality agreement with or obligation to Seller) are and shall be treated as confidential and shall be used only to evaluate the possible acquisition of the Property from Seller. Buyer further acknowledges that any information relating to the leasing arrangements between Seller and any Occupants or prospective occupants are proprietary and confidential in nature. Buyer agrees not to divulge any information described in this Section 11.20 before Closing, except when required by applicable law or court order (and only then after notice thereof to Seller) and except to such Permitted Outside Parties who “need to know” to assist Buyer in connection with the consummation of the transactions contemplated in this Agreement, so long as Buyer first obtains each such party’s agreement to treat all such information as confidential as if they were a party hereto. In the event that the transaction contemplated in this Agreement does not close for any reason, Buyer shall return or destroy all Due Diligence Materials in Buyer’s or the Permitted Outside Parties’ possession (and certify any such destruction in writing to Seller). Notwithstanding anything to the contrary contained herein, Buyer and the Permitted Outside Parties shall be entitled to retain one copy of the Due Diligence Materials to the extent necessary in order to comply with any applicable laws or regulations and document retention policies and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and Buyer and the Permitted Outside Parties shall not be required to return or destroy any electronic copy of the Due Diligence Materials created pursuant to their standard electronic backup and archival procedures. Any copies so retained and/or not destroyed by Buyer or the Permitted Outside Parties shall be kept by Buyer and the Permitted Outside Parties in strict compliance with this Section 11.20. Neither party shall issue any press release (or form of press release) or make any statement to the media regarding such information or the transactions contemplated hereunder without the other party’s prior written consent; provided, however, that if the transactions contemplated herein close, Buyer and Seller shall reasonably cooperate and coordinate the preparation and issuance of press releases announcing the sale, in form and content mutually agreeable to both Buyer and Seller. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Materials, this Agreement and other information, Seller has not waived any privilege or claim of confidentiality with respect thereto. Buyer understands and agrees that any breach of this Section 11.20 will result in ongoing and irreparable harm to Seller and that monetary damages will not be completely sufficient to remedy any such breach. Therefore, Seller shall be entitled to seek specific performance or injunctive or other equitable relief in the event of any such breach in addition to monetary damages and any other remedies that may be available to Seller. Buyer shall indemnify Seller and the Seller Parties from and against any and all Claims resulting from, arising out of or in connection with any breach of this Section 11.20 by Buyer or any Permitted Outside Parties. This Section 11.20 shall survive the Closing or any termination of this Agreement. Notwithstanding anything in this Section 11.20 to the contrary, (x) Seller and its affiliates shall have the right to disclose any information deemed confidential herein to Seller’s Advisors, attorneys, Property Manager, consultants or other professionals as necessary to evaluate and effectuate the sale of the Property to Buyer without notice to Buyer and, after notice to Buyer, as necessary to comply with all applicable laws, court orders and any other applicable rules or regulations and (y) Seller recognizes that Hines Global may, and Buyer recognizes that Fisher Communications will, disclose to the Securities and Exchange Commission (“SEC”) financial statements and/or other communications of such information regarding the transactions contemplated hereby and any such information relating to the Property, but only to the extent necessary under federal or state securities laws, rules, or regulations (including SEC rules and regulations), generally accepted accounting principles, or other accounting rules and procedures. Without limiting the foregoing, Hines Global and Fisher Communications may file this Agreement with the SEC after the execution of the same and may file a form “8K” and/or prospectus supplement to which this Agreement may be attached. Any required SEC filings made under this Section 11.20 shall be made by Hines Global and Fisher Communications within the time limits prescribed by law. Nothing in this Section 11.20 shall be interpreted as modifying or limiting any of the confidentiality or non-disclosure provisions within any of the Leases or the Fisher Lease and, from and after Closing, Buyer shall be bound by all such provisions.

11.21 Limitation of Liability. The obligations of Seller under this Agreement are binding only on Seller and Seller’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, members, officers, directors, shareholders, affiliates or beneficiaries of Seller, or of any partners, members, officers, directors, shareholders, or beneficiaries of any partners, affiliates or members of Seller, or of any of Seller’s employees or agents. The obligations of Buyer are binding only on Buyer and Buyer’s assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, members, officers, directors, shareholders, affiliates or beneficiaries of Buyer, or of any partners, members, officers, directors, shareholders or beneficiaries of any of Buyer’s affiliates, employees or agents.

11.22 Joinder.

11.22.1 Of Fisher Communications. Seller hereby covenants and agrees that, commencing on the Closing Date and continuing until the later of (a) the date that is twelve (12) months after the Closing Date or (b) the date on which any and all Claims timely asserted by Buyer against Seller in accordance with the terms of this Agreement shall have been finally compromised and settled ((i) and (ii) being referred to herein as the “Fisher Applicable Time Period”), Fisher Communications shall be jointly and severally liable for any breach of Seller’s representations and warranties set forth in Sections 5.2 and 11.17. Fisher Communications shall have no liability hereunder after the Fisher Applicable Time Period. Seller shall cause Fisher Communications to execute a joinder to this Agreement to evidence Fisher Communications’ agreement to be jointly and severally liable to Buyer for any breach of Seller’s representations and warranties set forth in Sections 5.2 and 11.17.

11.22.2 Of Hines Global. Buyer hereby covenants and agrees that, commencing on the Effective Date and continuing until the later of (a) the Closing Date or (b) the date on which any and all Claims timely asserted by Seller against Buyer in accordance with the terms of this Agreement, or Claims timely brought against Seller for which Buyer has an obligation to indemnify Seller, shall have been finally compromised and settled ((a) and (b) being referred to herein as the “Hines Applicable Time Period”), Hines Global REIT Properties LP (“Hines Global”) shall be jointly and severally liable for any breach of Buyer’s obligations under this Agreement and any indemnification obligation of Buyer under this Agreement. Hines Global shall have no liability hereunder after the Hines Applicable Time Period. Buyer shall cause Hines Global to execute a joinder to this Agreement to evidence Hines Global’s agreement to be jointly and severally liable to Seller as provided in this Section 11.22.2.

11.23 Cooperation with Auditors and SEC Filings. The parties shall reasonably cooperate with one another to provide (at the requesting party’s sole cost and expense) copies of, or reasonable access to, such information as may be reasonably requested, to the extent in the possession of the non-requesting party, to enable the requesting party’s auditor (which with respect to Buyer shall be Deloitte & Touche LLP or any successor auditor selected by Buyer) to conduct an audit of the expenses of the operation of the Property for the year in which Closing occurs and, with respect to Buyer, the year immediately preceding the year in which Closing occurs. The parties shall each reasonably cooperate with the other’s auditor on, and subject to, the same terms as set forth above in the conduct of such audit. In addition, each party agrees to make reasonably available to the other’s auditor, if requested by such auditor, expense statements for the operation of the Property, whether required before or after Closing, but only to the extent that such expense statements are in the possession of the non-requesting party. Without limiting the foregoing, each party shall furnish to the other party hereto such Property expense information as may be reasonably required by the requesting party or any affiliate of the requesting party to make any filings required by law with the SEC or other governmental authority; provided the foregoing obligations shall be limited to providing such information or documentation as may be in the possession of the non-requesting party. This Section 11.23 will survive Closing for a period of one (1) year.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

SELLER:

FISHER MEDIA SERVICES COMPANY,
a Washington corporation

By
Name
Title

BUYER:

HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company

By
Name
Title

JOINDER BY FISHER COMMUNICATIONS

The undersigned joins herein solely to evidence the undersigned’s agreement to the provisions of Section 11.22.1 and Schedule 1 to Exhibit E, and the undersigned shall have no other responsibility under this Agreement.

Date: , 2011	FISHER COMMUNICATIONS, INC. By:

Name:

Title:

JOINDER BY HINES GLOBAL

The undersigned joins herein solely to evidence the undersigned’s agreement to the provisions of Section 11.22.2, and the undersigned shall have no other responsibility under this Agreement.

HINES GLOBAL REIT PROPERTIES LP
Date: , 2011	By: By:	Hines Global REIT, Inc.

Name:

Title:

EXHIBIT J
FORM OF FISHER LEASE

LEASE
BY AND BETWEEN
HINES GLOBAL REIT 100/140 FOURTH AVE LLC,
a Delaware limited liability company (“Landlord”)
AND
FISHER COMMUNICATIONS, INC.,
a Washington corporation
(“Tenant”)TABLE OF CONTENTS

ARTICLE 1 THE PREMISES
ARTICLE 2 TERM
ARTICLE 3 BASE RENT
ARTICLE 4 ADDITIONAL RENT
ARTICLE 5 SECURITY
ARTICLE 6 USE OF PREMISES AND PROPERTY
ARTICLE 7 ASSIGNMENT AND SUBLETTING
ARTICLE 8 MAINTENANCE AND REPAIRS
ARTICLE 9 ALTERATIONS
ARTICLE 10 SIGNS
ARTICLE 11 ACCESS
ARTICLE 12 INSURANCE
ARTICLE 13 SERVICES AND UTILITIES
ARTICLE 14 LIABILITY OF LANDLORD
ARTICLE 15 RULES AND REGULATIONS
ARTICLE 16 DAMAGE OR DESTRUCTION
ARTICLE 17 CONDEMNATION
ARTICLE 18 DEFAULT
ARTICLE 19 BANKRUPTCY
ARTICLE 20 SUBORDINATION; MORTGAGES
ARTICLE 21 HOLDING OVER
ARTICLE 22 COVENANTS OF LANDLORD
ARTICLE 23 PARKING
ARTICLE 24 GENERAL PROVISIONS

LIST OF EXHIBITS

A B	Legal Description of the Land and Project The Premises

C Declaration Affirming the Lease Commencement Date and Rent Commencement Dates

D E F G H I J K	Rules and Regulations Service Level Agreement N/A Cabling Specifications Non-Disclosure Agreement Garage Space Lease Rooftop Easement Agreement Form of “Estoppel”

LEASE

THIS LEASE (this “Lease”) is dated for reference purposes as of the        day of      , 2011, by and between HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company (“Landlord”), and FISHER COMMUNICATIONS, INC., a Washington corporation (“Tenant”).

RECITALS:

A. Pursuant to that certain Real Estate Purchase and Sale Agreement dated as of October   , 2011 (the “PSA”), between Tenant or Tenant’s affiliate, as seller, and Landlord, as buyer, Tenant conveyed to Landlord its ownership interest in and to a mixed use project known as Fisher Plaza, located at 100/140 Fourth Avenue North, Seattle, King County, Washington (the “Project”) and situated on certain real property legally described on Exhibit A attached hereto (the “Land”). The Project consists of two buildings, Fisher Plaza East and Fisher Plaza West (Fisher Plaza East, individually, the “Building” (unless the context dictates otherwise herein), and both buildings together, the “Buildings”), with an underground parking garage containing approximately 504 stalls appurtenant thereto (“Garage”). The Buildings and the Land together constitute the “Property.”

B. Pursuant to the terms of the PSA, immediately following the closing of the sale of the Property (the “Closing”), Tenant is to lease the areas of the Project identified herein, and Landlord is willing to lease such portions of the Project to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1.
THE PREMISES

1.1 Premises. Landlord hereby leases and demises to Tenant and Tenant hereby leases and accepts from Landlord, for the term and upon the terms and conditions hereinafter set forth, the space consisting of portions of the Buildings and the Project comprising an agreed 120,969 rentable square feet, as described in Exhibit B, plus parking rights (the “Premises”).

1.2 Common Areas. Subject to the terms of this Lease, Tenant shall also have the non-exclusive right to use the public and common areas and facilities in the Buildings and on the Land that Landlord has designated as open for use by other users and tenants without special restriction or additional charge (the “Common Areas”), including any lobby areas, stairwells, elevators, areas devoted to the public and to other tenants of the Property as corridors, fire vestibules, lobbies, restrooms, plaza (including plaza stage), fitness center, Building conference rooms, and other similar facilities for the benefit of all tenants (or all invitees), specifically including the Fisher Plaza West rooftop riser room. In addition, Tenant shall have the non-exclusive right, to the extent reasonably necessary in order for Tenant to use the Premises for Permitted Uses (hereinafter defined), upon request to Landlord and subject to Landlord’s reasonable security procedures, to use, at no additional charge, the Meet Me Room, demarc rooms, vaults, telephone rooms, risers, trays, chases and raceways located in the Building, subject to such reasonable Rules and Regulations attached hereto as Exhibit D and directives as may from time to time be promulgated by Landlord, and otherwise in accordance with the requirements of this Lease.

1.3 Tenant’s right to reduce the Premises area shall be exercised, if at all, upon a prior written notice to Landlord (“Reduction Notice”). A Reduction Notice shall specify, in Tenant’s sole discretion, the portion of the Premises which will be subject to reduction, subject to the above limitations (the “Terminated Space”). Tenant’s Reduction Notice (i) must be delivered to Landlord, if at all, on or before (a) January 1, 2015 or (b) January 1, 2020, (ii) Elevator. Tenant shall have the continued non-exclusive right to use the Technical Express Elevator in Fisher Plaza East via the access card system.

1.4 Garage Space. Landlord and Tenant are also parties to that certain Garage Space Lease (the “Garage Lease,” attached hereto as Exhibit I) for approximately 5,449 usable square feet of storage space including helicopter fuel storage and appurtenant equipment in the Garage, at the locations shown in the drawings attached to Exhibit I. Separate storage areas within Fisher Plaza East (approximately 1,525 SF) are included as a part of the Premises hereunder and not subject to the Garage Lease (“Building Storage”). Tenant shall also have the right to use portions of the Garage as described in Section 23.

1.5 Rooftop Easement Agreement. Appurtenant to Tenant’s rights under this Lease, Tenant, its affiliates and its authorized users shall have the exclusive right, during Tenant’s occupancy of the Premises or any portion thereof, to use the heliport (“Heliport”) on the roof of Fisher Plaza East, and the facilities appurtenant thereto, during the Lease Term, as it may be extended. In addition, Tenant, its affiliates, service providers, and carriers shall have the right, during Tenant’s occupancy of the Premises or any portion thereof, to install, replace, repair, operate, relocate, move, and maintain existing and future satellite dishes and antennas or other communications equipment on the roof of Fisher Plaza East and Fisher Plaza West, and the facilities appurtenant thereto, during the Lease Term, as it may be extended. The rights described in this Section 1.5 are more specifically described in that certain Rooftop Easement Agreement in the form attached hereto as Exhibit J.

ARTICLE 2.
TERM

2.1 Term. The term of this Lease (hereinafter referred to as the “Term” or “Lease Term”) shall commence on the date that Landlord’s purchase of the Project from Tenant or Tenant’s affiliate is closed, as described in Recital B (the “Commencement Date”), and shall terminate on December 31, 2023 (the “Expiration Date”), unless such Lease Term shall be extended, renewed or terminated earlier in accordance with the provisions hereof or by separate agreement between Landlord and Tenant. Promptly after the Commencement Date, Landlord and Tenant shall execute a written declaration setting forth the Commencement Date and the date upon which the initial Lease Term will expire. The form of such declaration is attached hereto as Exhibit C and made a part hereof.

2.2 Option to Extend. Tenant shall have the right to extend the Lease Term beyond the expiration of the initial Lease Term, with respect to all or any contiguous portion of each floor within the Premises so long as the square footage on any floor that will not be included in the Premises is demisable into a leasable configuration, for three (3) successive periods of five (5) years each (each of which is an “Extended Term”). Landlord shall deliver to Tenant written notice of Tenant’s right to exercise each such extension right (the “Landlord’s Advance Exercise Notice”) no later than the date that is twelve (12) months prior to the Expiration Date of the then-existing term of this Lease. Tenant may exercise an extension option by delivering to Landlord written notice of Tenant’s exercise of such extension right no later than the date that is thirty (30) days following Tenant’s receipt of Landlord’s Advance Exercise Notice. From and after the commencement of each Extended Term, all of the terms, covenants, and conditions of this Lease shall continue in full force and effect as written, except that this Section 2.2 shall be deemed modified to delete Tenant’s right to extend for the current Extended Term (e.g., following commencement of the first Extended Term, Tenant shall only have the right to extend for two (2) additional Extended Terms). Each such Extended Term shall be on all of the terms and conditions contained in this Lease, except that Base Rent for the first year of each Extended Term shall be one hundred three percent (103%) of the Base Rent in effect for the last month of the prior Term, and Base Rent for each subsequent year during the Extended Term shall be one hundred three percent (103%) of the Base Rent in effect for the last month of the preceding year.

2.3 Reduction of Premises. Tenant shall have the right to reduce the Premises by up to twenty percent (20%) of the rentable square footage thereof, provided that such reduced s Reduction of Premises. Tenant shall have the right to reduce the Premises by up to twenty percent (20%) of the rentable square footage thereof, provided that such reduced space is comprised of contiguous areas (by floor) of the office and/or broadcast space, and is demisable into the leasable configuration, but in no event shall such reduced space include the studio space on the fifth (5th) floor of the Building.

2.3.1 must be accompanied by an amount equal to six (6) months’ Base Rent and Additional Rent with respect to the Terminated Space (the “Reduction Payment”), and (iii) shall be effective as of (x) January 1, 2016 or (y) January 1, 2021, as applicable (the “Effective Termination Date”). If Tenant fails to timely deliver a Reduction Notice or the applicable Reduction Payment by the second of the applicable dates shown in clause (i) above, Tenant’s rights under this Section 2.3 shall be void and of no further force and effect. Landlord and Tenant hereby acknowledge and agree that so long as the aggregate amount of Terminates Space does not exceed twenty percent (20%) of the Premises as of the Commencement Date, a Reduction may specify any portion of the Premises as Terminated Space, subject to the above limitations. For example, if Tenants first Reduction Notice designates five percent (5%) of the Premises as Terminated Space, Tenant’s second Reduction Notice may designate up to fifteen percent (15%) of the Premises as Terminated Space, subject in both cases to the above limitations.

2.3.2 The Terminated Space shall either be separately demised space as of the date of the Reduction Notice, or Tenant shall pay the costs and expenses of demising the Terminated Space in accordance with plans and specifications, with Building standard finishes, approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant shall pay Base Rent and Additional Rent, and any other amounts due under this Lease for the Terminated Space until the later of (i) the date on which the Terminated Space is vacated by Tenant and possession thereof delivered to Landlord, or (ii) the Effective Termination Date. Such date shall hereafter be referred to as the “Reduction Date.”

2.3.3 Upon delivery by Tenant to Landlord of the vacated Terminated Space, Tenant and Landlord shall agree upon the revised rentable square footage of the Premises to be available for Tenant’s use, based on the measurements in effect on the Commencement Date of this Lease with respect to the Project and the Premises as reflected in Exhibit B (the “Revised Premises Area”). The rentable square footage of the Revised Premises Area shall be determined as of a Reduction Date by subtracting the rentable square footage of the Terminated Space from the rentable square footage of the Premises immediately prior to such reduction. The rentable square footage of the Terminated Space shall equal the useable square footage of the Terminated Space multiplied by 1.2. From and after the applicable Reduction Date, the Base Rent, Tenant’s Pro Rata Share of Operating Expenses, and any other element of this Lease that is based on the rentable square footage of the Premises, shall be adjusted to reflect the Revised Premises Area. Landlord and Tenant shall execute an amendment to this Lease to reflect the Revised Premises Area, Pro Rata Share, Base Rent, and Additional Rent effective as of a Reduction Date.

ARTICLE 3.
BASE RENT

3.1 Base Rent. Commencing on the first day of the first full calendar month following the Commencement Date (the “Rent Commencement Date”), Tenant shall pay to Landlord annual rent (“Base Rent”), net of all Operating Expenses (which term is defined in Section 4.2 below), for the Premises, without set off, deduction, demand or counterclaim except as otherwise expressly provided herein, in the amounts set forth below. The monthly Base Rent shall be due and payable in advance on the first day of each successive month, prorated for any partial months.

3.1.1 Broadcast Space Base Rent.

	Broadcast (27,432 RSF)*
Time Period	Rate per RSF per	Base Monthly Rent
	Year
Commencement Date through December 31, 2012	$25.00	$57,150.00

Calendar Year 2013	$25.75	$58,864.50

Calendar Year 2014	$26.52	$60,630.44

Calendar Year 2015	$27.32	$62,449.35

Calendar Year 2016	$28.14	$64,322.83

Calendar Year 2017	$28.98	$66,252.51

Calendar Year 2018	$29.85	$68,240.09

Calendar Year 2019	$30.75	$70,287.29

Calendar Year 2020	$31.67	$72,395.91

Calendar Year 2021	$32.62	$74,567.79

Calendar Year 2022	$33.60	$76,804.82

Calendar Year 2023	$34.61	$79,108.97

• Subject to adjustment for reduction of Premises.

3.1.2 Office Space Base Rent.

	Office (85,694 RSF)*
Time Period	Rate per RSF per	Base Monthly Rent
	Year

Commencement Date through December 31, 2012	$25.13	$179,458.67

Calendar Year 2013	$25.88	$184,842.43

Calendar Year 2014	$26.66	$190,387.70

Calendar Year 2015	$27.46	$196,099.33

Calendar Year 2016	$28.28	$201,982.31

Calendar Year 2017	$29.13	$208,041.78

Calendar Year 2018	$30.01	$214,283.03

Calendar Year 2019	$30.91	$220,711.52

Calendar Year 2020	$31.83	$227,332.87

Calendar Year 2021	$32.79	$234,152.86

Calendar Year 2022	$33.77	$241,177.44

Calendar Year 2023	$34.79	$248,412.76

• Subject to adjustment for reduction of Premises.

3.1.3 Data Center Space Base Rent.

	Data Center (6,318 RSF)
Time Period	Rate per RSF per	Base Monthly Rent
	Year

Commencement Date through December 31, 2012	$80.00	$42,120.00

Calendar Year 2013	$82.40	$43,383.60

Calendar Year 2014	$84.87	$44,685.11

Calendar Year 2015	$87.42	$46,025.66

Calendar Year 2016	$90.04	$47,406.43

Calendar Year 2017	$92.74	$48,828.62

Calendar Year 2018	$95.52	$50,293.48

Calendar Year 2019	$98.39	$51,802.29

Calendar Year 2020	$101.34	$53,356.36

Calendar Year 2021	$104.38	$54,957.05

Calendar Year 2022	$107.51	$56,605.76

Calendar Year 2023	$110.74	$58,303.93

3.1.4 Building Storage Space Base Rent.

Building Storage (1,525 RSF)
Time Period	Rate per RSF per Year*	Base Monthly Rent
Commencement Date through December 31, 2012	$12.00	$1,525.00
* Such rate is subject to annual adjustment to Landlord’s then-standard rates for storage space in the
Project on or after January 1, 2013, provided that Landlord provides at least 30 days’ prior written notice and that any adjustment shall not increase such rate to more than 103% of the rate in effect for the prior year. The square footage of Building Storage shall not be calculated in determining the
Premises area for the purposes of Tenant’s Pro Rata Share, Operating Expenses and the like.
3.1.5 Combined Broadcast, Data Center and Office Space Premises
Base Rent.

Time Period	Total Premises

Base Monthly Rent*#

Commencement Date through December 31, 2012	$278,728.67

Calendar Year 2013	$287,090.53

Calendar Year 2014	$295,703.24

Calendar Year 2015	$304,574.34

Calendar Year 2016	$313,711.57

Calendar Year 2017	$323,122.92

Calendar Year 2018	$332,816.60

Calendar Year 2019	$342,801.10

Calendar Year 2020	$353,085.14

Calendar Year 2021	$363,677.69

Calendar Year 2022	$374,588.02

Calendar Year 2023	$385,825.66

* Subject to adjustment for reduction of Premises.
# Does not include Rent for Building Storage or Garage Storage.

3.2 Late Charge; Interest. Tenant acknowledges that late payment by Tenant to Landlord of rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. Such costs include, but are not limited to, processing and accounting expenses, and late charges that may be imposed upon Landlord by the terms of any mortgage or deed of trust covering the Premises. Therefore, in the event Tenant should fail to pay any installment of rent or any other sum due hereunder within five (5) Business Days after Tenant’s receipt of written notice from Landlord that said amount was not received when due, Tenant shall pay to Landlord, as Additional Rent, a late charge equal to five percent (5%) of each such installment or sum. Waiver of said five percent (5%) late charge with respect to any installment or sum shall not be deemed to constitute a waiver with respect to any subsequent late charge which may accrue. Notwithstanding anything to the contrary stated in this Section 3.2, Landlord agrees that it will not assess the late charges described herein for the first late payment made by Tenant during any twelve (12) month period of the Term, unless such payment is more than five (5) Business Days past due. Tenant shall also pay interest on any amounts not paid in accordance with the provisions of Section 18.7. A forty dollar ($40.00) charge will be paid by Tenant to Landlord for each returned check.

3.3 General. All rent and other amounts due to Landlord under this Lease shall be paid to Landlord in legal tender of the United States at the address to which notices to Landlord are to be given or to such other address as Landlord may designate from time to time by written notice to Tenant. At the request of Tenant or Landlord, Tenant shall deliver and Landlord will accept payment by electronic transfer to such account as Landlord may designate. If Landlord shall at any time accept rent after it shall come due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

3.4 Letter of Credit. (a) Tenant shall deliver to Landlord on or before the date of this Lease an irrevocable, unconditional, specifically assignable letter of credit for $3,000,000 in form satisfactory to Landlord, which is issued to Landlord and its assigns by a bank satisfactory to Landlord in its reasonable discretion, and which may be drawn on from Seattle, Washington (the “Letter of Credit”). Such Letter of Credit shall serve as security for Tenant’s obligations under this Lease. As used herein, Landlord, Landlord’s lender and their respective successors and assigns shall each be referred to as a “LOC Party” and collectively as the “LOC Parties.”

(b) The term of the Letter of Credit shall be for no less than one (1) year. At any time and from time to time, Tenant shall have the right to replace a Letter of Credit with a replacement Letter of Credit (“Replacement Letter of Credit”) so long as such Replacement Letter of Credit satisfies the following requirements:

(i) The Replacement Letter of Credit satisfies the requirements set forth in subsection (a) above.

(ii) The Replacement Letter of Credit is in the face amount of the Letter of Credit being replaced, subject to the adjustments set forth in this Section 3.5. Upon delivery by Tenant to an LOC Party of a Replacement Letter of Credit, the LOC Party shall return to Tenant the Letter of Credit being replaced, and such Replacement Letter of Credit shall then be deemed to be the “Letter of Credit” for purposes of this Lease.

(c) The Letter of Credit shall be in a form reasonably acceptable to Landlord and shall be issued by Wells Fargo Bank, N.A. or another bank acceptable to Landlord in its reasonable discretion. The Letter of Credit shall provide that it may be drawn upon by the LOC Parties by sight draft at any time whether or not the Lease is in default; provided, however, no LOC Party shall have the right to draw on the Letter of Credit except as provided in Sections 3.4(d) and 3.4(e) below and Tenant shall have all rights and remedies at law or in equity with respect to any draw not made in accordance with this Section 3.4.

(d) The LOC Parties may draw on the Letter of Credit if there is an Event of Default under this Lease and such default continues beyond the applicable cure period set forth in this Lease. If an LOC Party draws on the Letter of Credit pursuant to this Section 3.4(d), the amount drawn from the Letter of Credit shall not exceed the actual amount necessary to cure Tenant’s default. Within thirty (30) days after an LOC Party provides written notice to Tenant that the Letter of Credit has been drawn upon pursuant to this Section 3.4(d), Tenant shall deliver a Replacement Letter of Credit to such LOC Party in the amount of the Letter of Credit before it was drawn upon (subject to the adjustments set forth in this Section 3.4), and the LOC Parties shall return to Tenant the Letter of Credit drawn upon (if not surrendered in connection with such draw).

(e) The LOC Parties may draw on the Letter of Credit if (i) the Letter of Credit will expire in accordance with its terms in less than thirty (30) days and (ii) no Replacement Letter of Credit has been delivered to an LOC Party. If an LOC Party draws on the Letter of Credit pursuant to this Section 3.4(e), the amount drawn from the Letter of Credit shall serve as a cash security deposit under this Lease (the “Cash Security Deposit”). If Tenant delivers a Replacement Letter of Credit to an LOC Party in the amount of the Letter of Credit before it was drawn upon (subject to the adjustments set forth in this Section 3.4), then the LOC Parties shall return to Tenant the Letter of Credit drawn upon and the full amount of any Cash Security Deposit.

(f) No Cash Security Deposit shall be considered an advance payment of Rent or a measure of Landlord’s damages in case of default by Tenant and/or termination of this Lease (including any extensions and renewals thereof). Tenant shall not be entitled to receive any interest on any Cash Security Deposit.

(g) In the event of a sale of the Building, Landlord shall have the right to transfer the Letter of Credit and any Cash Security Deposit to the purchaser of the Building (and the Letter of Credit shall so provide), and upon such transfer, Landlord shall be released by Tenant from all liability for the return of the Letter of Credit and the Cash Security Deposit upon the purchaser’s assumption of such obligations. In such event, Tenant agrees to look solely to the new landlord for the return of the Letter of Credit and any Cash Security Deposit. Landlord shall be responsible for any fees or costs associated with transferring the Letter of Credit to the purchaser.

(h) The Letter of Credit and any Cash Security Deposit shall be returned to Tenant (without regard to any assignment or encumbrance of the same by Tenant) within ten (10) days after the earliest to occur of (i) December 31, 2016, (ii) the termination of this Lease (provided the termination is not the result of a default by Tenant), and (iii) the date when all sums due Landlord under this Lease as of the earlier of the date listed in clause (i) or the date listed in clause (ii) have been paid.

(i) Notwithstanding anything to the contrary contained herein, subject to (i) Tenant being current on all payments due under this Lease, (ii) no other default then existing under this Lease, and (iii) the Letter of Credit not having been previously drawn upon, the Letter of Credit, at Tenant’s option, may be reduced by $1,000,000 annually commencing with the fourth year of the Term. By way of example, after the expiration of the third year of the Term, provided that Tenant has complied with the terms of this subsection, Tenant may deliver a Replacement Letter of Credit to the LOC Parties in the amount of $2,000,000 so that the Letter of Credit for calendar year 2015 shall be $2,000,000 and for 2016 shall be $1,000,000.

ARTICLE 4.
ADDITIONAL RENT

4.1 Payment of Operating Expenses. The Project is a “mixed use” facility with different types of occupancies that have different needs. In order to equitably distribute the Operating Expenses for tenants throughout the Project, Landlord has segmented the Project into various use types. These use types include office, data center, colocation, broadcast, and retail facilities. Portions of the Premises are located within the office, data center and broadcast area of the Project. Commencing on the Rent Commencement Date, Tenant shall pay its Pro Rata Share (defined below) of the Operating Expenses incurred each year during the Lease Term, as extended if applicable, in the operation of each use type of the Project. Tenant’s “Pro Rata Share” shall mean the ratio of the rentable area then included in the Premises as compared to the total rentable area in each use type of the Project. At the Commencement Date of the Lease, Tenant’s rentable area of the Premises is 120,969 RSF.

As of the Commencement Date, Tenant’s Pro Rata Shares of the Operating Expenses for each use type of the Project are agreed by Landlord and Tenant to be as follows:

Use Type	RSF of Project in	RSF of Premises in	Tenant’s Pro Rata
	Use Type	Use Type	Share
Office	129,837	85,694	66.0%

Data Center	89,058	6,318	7.1%

Colocation	5,117	0	0.0%

Broadcast	27,432	27,432	100.0%

Retail	23,941	0	0.0%

Carrier Country	4,772	0	0.0%

Meet Me Room	1,357	0	0.0%

Restaurant	10,688	0	0.0%

Tenant’s Pro Rata Share of the rentable square feet of each use type in the Project will be subject to adjustment through the term of the Lease, to the extent that portions of the Project change from one use type to another. Effective January 1 of each year during the Lease Term, Landlord will reasonably determine the square footage of the Project that is being used by each use type, and will apportion the operating expenses of the Project to each use type in a manner which Landlord reasonably determines in its discretion (by a methodology generally consistent with that used immediately prior to the Commencement Date) equitably reflects the usage of such use type. Tenant’s Pro Rata Share of each area of the Project shall be adjusted accordingly. The Office Area of the Project shall be that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for general office uses. The Data Center Area of the Project shall be that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for computer data centers. The Colocation Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for computer or telecommunication equipment in the Project’s designated Colocation Room(s). The Broadcast Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants (including Tenant) for radio or television broadcast facilities and studios. The Retail Area of the Project shall mean that portion of the Project at any given time being used by the Project’s tenants for retail sales of goods and services. The Central Equipment Room or “CER” shall mean the Data Center located in Suite 300 of Fisher Plaza East, in which reside UPS Units A, B, E, and F. Tenant has received a deduction in the rentable square footage of the Premises and the CER to allow for the space in the CER occupied by Landlord’s UPS’s E and F. Landlord shall have the right to enter the CER to access, service, and maintain UPS’s E and F on a 24 X 7 basis without interfering with Tenant’s operations

4.2 Definitions

(a) “Operating Expenses” shall, subject to the exclusions set forth below, mean and include all reasonable expenses actually incurred by Landlord in connection with operating and maintaining the Project (or any portion thereof) calculated in accordance with generally accepted accounting principles (as applicable) and real property management practices, both consistently applied, including without limitation the following: (1) electricity, gas, water, sewer, storm water, fuel and other reasonable utility charges (excluding electricity separately metered to and payable by Tenant or any other tenant of the Project); (2) premiums and commercially reasonable deductibles not to exceed One Hundred Thousand Dollars ($100,000) for insurance required to be carried pursuant to Section 12.2 hereof and other insurance carried by Landlord (excluding earthquake insurance, as to which the deductible may be thirty percent (30%)) which is commercially reasonable and consistent with the types and levels of insurance carried by prudent institutional investors for properties similar to the Project in the greater Puget Sound region; (3) maintenance and repair expenses and supplies, including all costs incurred in connection with service and maintenance contracts for the items Landlord is responsible for maintaining; (4) amortization on a straight line basis (calculated over the useful life of the improvement or capital item, as determined by Landlord using generally accepted accounting principles), for capital expenditures made or incurred by Landlord (i) for the purpose of complying with legal requirements imposed subsequent to the Commencement Date or (ii) after the Commencement Date that are intended to result in a net decrease in Operating Expenses (but only to the extent of the reasonably contemplated decrease – Landlord agrees that the “useful life” amortization calculations shall be consistently applied among tenants in the Project); (5) wages, salaries, reimbursable expenses and benefits of all on-site and off-site personnel (including supervisory personnel who are directly involved in the management of the Project) engaged in the operation, repair, maintenance and security of the Project (prorated, in the case of employees, including supervisory personnel, performing services for one or more properties, on the basis of the reasonably allocated number of hours spent performing services for the Project) and the direct costs of training such employees; (6) reasonable third party legal fees, administrative expenses, and accounting and other professional fees and expenses, for the Project; (7) charges for security, janitorial, and cleaning services and supplies furnished to or for Common Areas serving the Project; (8) costs of maintaining any Common Areas and facilities or service amenities benefiting the Project; (9) expenses of landscaping and grounds maintenance; (10) the reasonable cost of maintaining a management office (but not any leasing office) in the Project (including any allocated rent related solely to portions of such office dedicated to property management); (11) Taxes (defined below); (12) reasonable and customary management fees not to exceed three (3) percent (3%) of the Base Rent, Operating Expenses, and parking revenue for the Project during the initial Term of this Lease or any Extended Term; and (13) any other expense reasonably incurred by Landlord in maintaining, repairing or operating the Project for its intended purpose; provided, that any of the above categories of expenses that solely benefit any specific use type of the Project (or its occupants) shall be one hundred percent (100%) allocated to that use type of the Project, (or its occupants). To the extent Tenant pays for HVAC, electrical power, or other utilities or any services directly (including contracting for its own janitorial services), the cost of providing such services to other tenant premises shall be excluded from Operating Expenses charged to Tenant.

Operating Expenses shall not include (a) the cost of any capital improvement or capital repair to the Project except as otherwise provided above in this Section 4.2(a) including for the foundation, roof or exterior walls of the Buildings or to the extent the costs result from Landlord’s negligent performance of Landlord’s repair or maintenance obligations hereunder; (b) the cost of repairs or other work to the extent Landlord is reimbursed by insurance (or that would have been reimbursable by insurance had Landlord carried the insurance required to be carried by Landlord under this Lease) or condemnation proceeds, other than the amount of any commercially reasonable deductible payable under any insurance policy; (c) expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants, including brokerage commissions, lease concessions, rental abatements and construction allowances, costs and fees including, without limitation, legal fees attributable to leasing, construction management, lease enforcement and collection activity; (d) violations by Landlord relating to the Premises, including, without limitations, any violation of an Environmental Law (hereinafter defined) not arising from or attributable to a default by Tenant hereunder; (e) interest or principal payments on any mortgages or other indebtedness of Landlord; (f) ground lease payments; (g) the cost of repairs or other work to the extent Landlord is reimbursed by condemnation proceeds; (h) sale or financing costs incurred in connection with the sale, financing or refinancing of the Buildings and organizational expenses associated with the creation and/or operation of the ownership entity that constitutes Landlord, Landlord or owner related corporate accounting costs, or other Landlord administrative and overhead costs; (i) advertising, promotion, charitable and tenant relations or party expenses; (j) any cost that does not benefit the Project; (k) any amounts paid to subsidiaries of Landlord or any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Landlord (“affiliate”) for services on or to the Project, to the extent that such above-described services exceed competitive costs for such services rendered by persons or entities of similar skill, competence and experience other than a subsidiary or affiliate of Landlord; (l) any amount for which Landlord is entitled to payment directly by a tenant or non-tenant other than as an Operating Expense, (m) the cost of repairs to the structural portions of the Buildings; (n) the cost of repairs for which Landlord is responsible under Sections 16 and 17 of this Lease; (o) fines, interest and penalties incurred due to the late payment of Taxes or Operating Expenses; (p) any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases; (q) any fines, penalties, damages, costs, claims, or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees; (r) Landlord’s charitable and political contributions; (s) attorneys’ fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or occupants, or existing tenants or occupants of the Project (other than disputes with respect to non-financial matters generally applicable to all tenants and occupants of the Property),(t) the cost or expense of any services or benefits provided generally to other tenants in the Project and not provided or available to Tenant; (u) costs incurred by Landlord in connection with the correction of defects in design and original construction of the Buildings or the Project; (v) expenses for the replacement of any item covered under warranty; (w) fines or penalties incurred as a result of violation by Landlord or any Landlord Parties of any applicable Legal Requirements; (x) reserves; (y) costs, liabilities and losses relating to the abatement or cleanup of Hazardous Materials; and (z) insurance deductibles used to pay for restoration of any casualty damage that results in the termination of this Lease pursuant to Section 16.1 of this Lease.

(b) “Taxes” shall mean and include (i) all taxes on real property, all taxes on machinery, equipment or other personal property used in the operation or maintenance of the Project (or any portion thereof), ad valorem taxes, surcharges, general and special assessments and impositions, general and special, ordinary and extraordinary, foreseen or unforeseen, of any kind levied or imposed upon the Building or the Project, or any fixtures of Landlord thereon or therein, or imposed in connection with the use thereof (including any transit, personal property (subject to the provisions above), sales, rental, use, gross receipts and occupancy tax and other similar charges); (ii) any other present or future taxes or governmental charges that are imposed upon or assessed against the Building or the Project, including, but not limited to, any tax levied on or measured by the rents payable by tenants in the Project that are in the nature of, or in substitution for, real property taxes; (iii) any assessments against the Building or the Project, or against Landlord with respect to the Building or the Project, by any association now or hereafter established to administer, oversee or enforce common covenants or other rules and regulations to which the Building or Common Areas are subject or to operate, maintain, repair or replace common or public areas or facilities thereof; (iv) all taxes which are imposed upon Landlord, and that are assessed against the value of any improvements to the Premises made by Tenant or any machinery, equipment, fixtures or other personal property of Tenant used therein; and (v) all of Landlord’s reasonable costs and expenses of contesting the validity or amount of any such Taxes, so long as such costs are charged on an hourly basis (and not a contingency fee) and so long as Landlord has a reasonable, good faith basis for believing it will prevail in such contest. Taxes shall not include any income taxes, excess profits taxes, excise taxes, franchise taxes, estate taxes, inheritance taxes, succession taxes, grantor’s taxes, recordation taxes, and transfer taxes, except to the extent such taxes fall within clause (ii) above. If Landlord contests Taxes for any calendar year contained within the Lease Term and such contest results in a decrease in Taxes for such calendar year, the Landlord shall credit against the monthly installments of Base Rent next coming due (or pay to Tenant directly if the refund occurs after the end of the Lease Term) Tenant’s proportionate share of such refund, less Landlord’s reasonable costs and expenses charged on an hourly basis (and not a contingency fee) for contesting the validity or amount of any such Taxes, but only up to an amount equal to the payment made by Tenant for such calendar year on account of Taxes. If Landlord contests the Taxes for any calendar year and such contest results in an increase in Taxes for such calendar year, Landlord shall have the right to bill Tenant for prior underpayments of Taxes thereby resulting. Landlord’s and Tenant’s obligations under this Section 4.2 shall survive the expiration of the Lease Term.

4.3 Proration. Tenant’s obligation to pay Operating Expenses for any calendar year during the Lease Term shall be apportioned so that Tenant shall pay only that portion of Tenant’s Pro Rata Share of Operating Expenses for such year as fall within the Lease Term. This provision shall survive the expiration or earlier termination of this Lease for a period of twenty-four (24) months.

4.4 Limit on Annual Increases; Adjustment for Vacancy. Notwithstanding the foregoing, during the Term of this Lease (but following the first full calendar year during the Term) including any extension thereof (with the exception of Uncontrollable Expenses as defined herein), Tenant’s pro rata share of Operating Expenses for any calendar year shall not exceed one hundred percent (100%) of Tenant’s total liability for Operating Expenses for the immediately preceding calendar year of the Lease Term, as extended if applicable (excluding Uncontrollable Expenses), multiplied by the greater of (x) three and one-half percent (3.5%) or (y) the percentage increase between the CPI (hereinafter defined) on the first day of the immediately preceding calendar year and the CPI on the first day of the calendar year for which this limitation is being determined, on a cumulative, annually compounding basis. The term “CPI” as used herein shall mean the “All Items Component” of the Consumer Price Index for All Urban Consumers (1982-1984=100), Seattle-Tacoma-Bremerton, WA, or its successor, as published by the Bureau of Labor Statistics of the U.S. Department of Labor. The term “Uncontrollable Expenses” as used herein means expenses for the cost of utility consumption (not delivery and installation), insurance, real estate taxes and assessments, and other expenses not directly controllable by Landlord such as, but not limited to, increases in the minimum wage or collective bargaining/union wages that affect the cost of service contracts.

During any period that the average occupancy rate for the entire Project shall be less than ninety percent (90%), then, for purposes of calculating the Additional Rent payable by Tenant pursuant to this Article 4 for each calendar year, the Operating Expenses for such calendar year that fluctuate depending on the level of occupancy of the Project shall, subject to Section 4.1 of this Lease, be increased by the amount of additional costs and expenses that Landlord reasonably estimates would have been incurred if the average occupancy rate for the entire Project had been ninety percent (90%). Expenses under this Section 4.4 shall be calculated in good faith by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Project.

4.5 Estimated Payments. Commencing on the Rent Commencement Date, and on the first day of each month thereafter, Tenant shall make estimated monthly payments to Landlord on account of the Operating Expenses that are expected to be incurred during each calendar year falling entirely or partially within the Lease Term. The amount of such monthly payments shall be determined as follows: commencing with the Rent Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord’s reasonable estimate of the Operating Expenses that are expected to be incurred during such calendar year and Tenant’s Pro Rata Share thereof (as determined in accordance with Section 4.1 hereof), provided that, if Landlord has not provided Tenant with the estimated Operating Expenses prior to the beginning of any calendar year, Tenant shall continue to pay Tenant’s Pro Rata Share thereof at the same rate as Tenant paid for the prior calendar year until Landlord shall have delivered an estimate for that year. Tenant shall pay to Landlord on the first day of each month following receipt of such statement during such calendar year an amount equal to Tenant’s Pro Rata Share of the anticipated Operating Expenses multiplied by a fraction, the numerator of which is one (1) and the denominator of which is twelve (12). Not more than one time per year of the Term, Landlord may modify the amount of the anticipated Operating Expenses to reflect Landlord’s reasonable estimate of such expenses for the year. As soon as reasonably practicable after the expiration of each calendar year, but in any event no later than April 30th of each calendar year, Landlord shall submit to Tenant a statement (the “Reconciliation Statement”), showing (i) the Operating Expenses actually incurred during the preceding calendar year and Tenant’s Pro Rata Share thereof, and (ii) the aggregate amount of the estimated payments made by Tenant on account thereof. If the aggregate amount of such estimated payments exceeds Tenant’s actual liability for such Operating Expenses, then Landlord shall, at Landlord’s option, either credit such excess against the next rent payment or payments due from Tenant, or pay Tenant the excess at the time Landlord furnishes the Reconciliation Statement. If the adjustment is to be made following the expiration or termination of the Lease Term, then Landlord shall pay Tenant the excess. If Tenant’s actual liability for such Operating Expenses exceeds the estimated payments made by Tenant on account thereof, then Tenant shall pay to Landlord the total amount of such deficiency within ninety (90) days after Tenant’s receipt of the Reconciliation Statement from Landlord. Provided, however, that notwithstanding anything to the contrary set forth in this Lease, the total amount of Operating Expenses liability of Tenant for any calendar year shall not exceed the limits described in Section 4.4 hereof. The provisions of this Section 4.5 shall survive the expiration or earlier termination of this Lease.

4.6 Audit. So long as there is no Event of Default under this Lease whereby Tenant owes Landlord more than one month’s Base Rent or Additional Rent, Tenant shall have the right to conduct an audit of Landlord’s books and records relating to Operating Expenses during the immediately preceding two (2) calendar years, provided that Tenant delivers to Landlord written notice of its intent to audit within (a) ninety (90) days after receipt by Tenant of the Reconciliation Statement for either of the two (2) years or (b) one hundred twenty (120) days after expiration of this Lease. Tenant must complete such audit within one hundred twenty (120) days after the date of Tenant’s notice of intent to audit, and may audit no more than once per calendar year except as otherwise provided herein. Tenant’s audit shall be conducted by Tenant or an agent of Tenant (who shall not be employed or engaged on a contingency basis, in whole or in part) during regular business hours at a reasonable time and place at the Property. Landlord shall maintain its books and records in a condition capable of being audited by Tenant for a period of at least five (5) years from the date of delivery of the applicable Reconciliation Statement (or any supplement or correction thereto). The results of Tenant’s audit shall be provided to Landlord within ten (10) Business Days after the completion of the inspection. If Landlord desires to contest the result of Tenant’s inspection, Landlord may do so within ten (10) Business Days of its receipt of the inspection results, by submitting the results of the inspection to binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, to be conducted by a single arbitrator with not less than ten (10) years’ experience in arbitrating issues related to commercial real estate leases. If the audit report or arbitration establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses was greater than the amount this Article 4 obligates Tenant to pay, Landlord shall refund the excess amount to Tenant, together with interest on the excess amount at the rate per annum that is three percent (3%) higher than the prime rate of interest publicly announced by Wells Fargo Bank or its successor from time to time (“Prime Rate”) (computed from the date of Landlord’s Reconciliation Statement) within thirty (30) days after Landlord receives a copy of the audit report or the arbitration is completed. If the audit report or arbitration establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses was less than the amount this Article 4 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent subject to the provisions of Section 4.5, the difference between the amount Tenant paid and the amount determined in the audit or arbitration, together with interest on the underpaid amount at the Prime Rate, within thirty (30) days after Landlord receives a copy of the audit report or the arbitration is completed. If the audit establishes that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses exceeded the amount this Article 4 obligates Tenant to pay by three percent (3%) or more, and either (i) Landlord does not contest the result of the audit or (ii) Landlord does contest the results of the audit and the results of the arbitration affirm that the amount Landlord charged Tenant for Tenant’s Pro Rata Share of Operating Expenses exceeded the amount this Article 4 obligates Tenant to pay by three percent (3%) or more, then Landlord shall, within ten (10) Business Days of receipt of written request accompanied by documentation reasonably satisfactory to Landlord, reimburse Tenant for the reasonable out-of-pocket, third party costs incurred by Tenant in conducting the audit. In the case of arbitration, the non-Prevailing Party shall pay to the Prevailing Party all attorneys’ fees and costs as provided in Section 24.18 of this Lease. The arbitrator shall have the exclusive, reasonable authority to determine which party was the prevailing party in the arbitration. Tenant must keep all information it obtains in any audit strictly confidential, may only use such information for the limited purpose this Section 4.6 describes and for Tenant’s own account, and shall not be discussed with nor disclosed to any third party, except for disclosures required by applicable law, court rule or order, or in connection with any litigation or arbitration involving Landlord or Tenant.

(a) Landlord shall notify Tenant of any necessary or appropriate correction or adjustment of Operating Expenses reflected on any previously given Reconciliation Statement, within thirty (30) days after Landlord learns of the facts supporting such correction or adjustment. If Landlord fails to notify Tenant of a correction or adjustment to a previously given Reconciliation Statement within two (2) years after the Reconciliation Statement has been delivered to Tenant and such correction or adjustment would increase the amount payable by Tenant, then, in any such case, Landlord shall have waived its right to thereafter correct the calculation of Operating Expenses for the year in question and/or adjustment with respect to Landlord calculation set forth on such Reconciliation Statement shall be final (except with respect to any manifest error or intentional misconduct by Tenant), provided that, with respect to Taxes, Landlord shall not be time-barred from delivering a correction to its calculation of Taxes if such correction is made due to a change in Taxes assessed to the Project by the applicable governmental authority after the Reconciliation Statement, in which case Landlord shall have an additional 180 days from receipt of such assessment to deliver notice of a correction to the previously given Reconciliation Statement. If Tenant fails to notify Landlord that Tenant intends to audit Landlord’s calculation of Operating Expenses within two (2) years after the later of the date of a Reconciliation Statement thereof or the correction or adjustment thereof has been delivered to Tenant, or, if Tenant fails to conclude its audit or inspection within two (2) years after the later of the date that the Reconciliation Statement or the correction or adjustment thereof has been delivered to Tenant, then, in any such case, Tenant shall have waived its right to object to the calculation of Operating Expenses for the year in question and the calculation set forth on such Reconciliation Statement shall be final (except with respect to any manifest error or intentional misconduct by Landlord) provided that, with respect to a change in the Taxes, Tenant shall not be time-barred from contesting its calculation of the change in the Taxes within two (2) years from the date Tenant receives written notice of a change in Taxes assessed to the Project.

(b) If the Tenant has commissioned an independent audit of Operating Expenses, and the result of the audit reflects an overpayment by Tenant, and Landlord thereafter elects to arbitrate such findings, then Tenant shall not be in default under this Lease for failing to pay such “Additional Rent” if it elects not to continue to pay the amount the auditor ascertained was an overcharge during the pendency of such arbitration, so long as Tenant pays any shortfall within the time period required under this Article 4 following the conclusion of the arbitration.

(c) If Tenant’s audit of Operating Expenses shows that the calculation of Operating Expenses in any particular category is in error by more than three percent (3%) for more than one calendar year, then Tenant shall have the right, on written notice to Landlord, to conduct an audit of Operating Expenses for three (3) additional years prior to the term initially audited by Tenant.

4.7 Power.

Data Center/Technical	Primary Tap Size	Redundant Tap Size
Areas	(Amperes of 480 VAC)	(Amperes of 480 VAC)
CER (Suite 300)	600 Amperes	600 Amperes

CER — UPS (Suite 305)	600 Amperes	600 Amperes

Dimmer Room (Suite 610)	600 + 400 Amperes	None

Tenant’s primary and redundant power may be subject to subsequent increase or reduction as described below in this Section 4.7 and in Section 13.4.

4.7.2.2 In the event Tenant requires electrical capacity in excess of the originally agreed Rated Load, Landlord shall install such additional capacity at Tenant’s expense (but only to the extent such added capacity exclusively serves Tenant), in accordance with the terms and conditions set forth in Section 13.4. Notwithstanding the foregoing, to the extent such added capacity does not exclusively serve Tenant, but Landlord incurs expenses to add such capacity and Landlord has no further use for such capacity, Tenant shall be responsible for all such expenses. Tenant hereby acknowledges that Landlord has the right to reserve electrical capacity to serve all currently contemplated uses at the Project even with respect to currently unoccupied space at the Project. In the event Tenant requires a reduction in electrical capacity in any portion of the Data Center / Technical Areas, Landlord shall reduce such capacity within thirty (30) days after written notice from Tenant. Landlord and Tenant agree that the audit rights, deadlines and conclusive nature of uncontested statements agreed upon in connection with Operating Expenses shall also apply to electrical service bills.

4.7.3 Landlord acknowledges that Tenant currently leases space on real property owned by a third party located near the Project at 4th Avenue and Denny for purposes of parking vehicles related to its business operations and storing related equipment (the “4th and Denny Property”). The 4th and Denny Property is served by separately metered electrical service originating from the Project. Tenant shall pay to Landlord the cost of such separately metered electrical service in the manner and at the rates charged to Landlord by Seattle City Light, without profit or markup.

4.8 Chilled Water Charges. Landlord will provide chilled water from the Landlord’s chiller system for Tenant’s HVAC system, separately metered, which meter(s) shall be installed by Tenant, at its sole cost and expense. Tenant shall pay for chilled water usage, as Additional Rent, on a monthly basis within thirty (30) days after such charges are billed by Landlord. Tenant will be billed for its actual usage of chilled water based on Landlord’s full and complete costs for chilled water (without markup) (“Chilled Water Charges”). In the event Tenant requires a supply of chilled water in excess of the amount being supplied as of the Commencement Date, Landlord shall take reasonable actions to provide such additional supply to be paid for by Tenant at the rate set forth above (but Landlord shall not be required to install additional cooling towers for the sole purpose of serving Tenant). Landlord shall use good faith efforts to provide chilled water to Tenant at the lowest reasonable cost for same. Adjustments to Tenant’s Chilled Water Charges shall reflect the costs of delivering chilled water to Tenant and may not be made as a result of costs related to increasing the capacity of the system for other users. Landlord shall provide statements for the Chilled Water Charges to Tenant within thirty (30) days from the end of the month for which such charges relate. Landlord and Tenant agree that the audit rights, deadlines and conclusive nature of uncontested statements agreed upon in connection with Operating Expenses shall also apply to Chilled Water Charges.

ARTICLE 5.
SECURITY

The main entrance doors to the Buildings, including the appurtenant Garage, are, and shall continue to be, equipped with a card reader security system. Tenant currently has access cards. Landlord shall provide additional or replacement cards at a cost to Tenant equal to the rates Landlord charges other tenants of the Project. In addition, if Landlord installs a security system that requires the replacement of Tenant’s access cards with other cards (or similar devices), Landlord shall provide such new cards or devices to replace all of Tenant’s access cards, at no cost to Tenant.

At the Commencement Date, Tenant is using the Project’s security system, with Landlord’s consent and at no additional charge to Tenant. Subject to Landlord’s review and approval of the plans and specifications for such system, Tenant shall be entitled to install, at Tenant’s sole cost and expense, and otherwise in accordance with this Lease, a security system inside the Premises. Tenant shall coordinate any such additional security system with the main security system of the Building and the Project (such that such systems shall be compatible) and Landlord shall at all times have emergency access to such security system and the areas of the Premises protected thereby. Landlord shall provide and maintain security for the Building in accordance with Landlord’s standard security procedures and the specifications set forth in Exhibit E. If there is a conflict between the Landlord’s standard security procedures and the specification set forth in Exhibit E, the specifications set forth in Exhibit E shall control.

Landlord and Tenant hereby acknowledge that (a) a portion of the structured cabling for the existing security system and the Building management control system (also known as the Alerton Building Management System) is contained within the Premises and (b) the parties have agreed to relocate such portions pursuant to Section 5.5.9 of the PSA. During any period when such portions remain in the Premises, Landlord shall at all times have access to the area of the Premises where such cabling is located to maintain and repair such cabling, subject to conditions (w) through (z) set forth in Section 11.1 below, and Tenant covenants and agrees not to damage or alter such cabling.

ARTICLE 6.
USE OF PREMISES AND PROPERTY

6.1 Tenant’s Permitted Uses. Tenant may use and occupy the Premises for any lawful use, including but not limited to office uses, broadcasting and communications services, for operation of a network operations center and/or computer data center, with equipment provided or owned by Tenant or third parties, and related ancillary purposes and uses including, without limitation, general office, storage, assembly and repair (“Permitted Uses”). In addition, Tenant shall have the rights described in Section 1.5 above pertaining to the Project rooftop. Tenant may permit its affiliates, customers, correspondents, and program providers to enter upon the Premises and to locate, install, operate and maintain their equipment and personal property at the Premises during the Lease Term and to avail themselves of any services provided to the Premises consistent with Tenant’s use thereof, without any such activity being deemed to constitute an assignment, subletting or other transfer in violation of this Lease or requiring Landlord’s prior consent. Landlord shall not be entitled to share in any of Tenant’s profits, rents or income derived by Tenant in connection with such use of the Premises by Tenant’s affiliates, customers, correspondents, and/or program providers.

Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other occupants of the Building. Tenant’s use of the Premises shall also comply with all applicable present and future laws, ordinances, regulations, and orders (collectively, “Legal Requirement(s)”), concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein.

6.2 Compliance by Tenant. Except as otherwise provided in this Lease, Tenant shall, at Tenant’s sole cost and expense, promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public or quasi-public authority that are now in force or that may hereafter be in force, with all requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by Tenant’s particular use of the Premises or the operation, use or maintenance of any personal property, trade fixtures, machinery, equipment or improvements installed by Tenant in the Premises. Tenant shall not be required to make structural changes to the Premises or Buildings unless specifically required by the terms and conditions of this Lease or for any alteration or improvement that Tenant makes in the Premises or the Project, provided, that if structural changes are so required, Landlord shall make any such required structural changes upon Tenant’s request at Tenant’s expense. Tenant shall be responsible for obtaining all permits required in connection with Tenant’s occupancy and use of the Premises, including certificates of occupancy, Tenant’s business license, and any permits required in connection with equipment being installed by Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant (to the extent non-payment could adversely affect Landlord) because of Tenant’s failure to comply with the provisions of this Section 6.2; provided, however, Tenant shall have no obligation to pay to Landlord or otherwise any fine, penalty and/or damages that may arise out of or be imposed as the result of Tenant’s compliance with a specific direction or request by Landlord unless such direction or request by Landlord is otherwise required or permitted under the terms of this Lease. Landlord shall promptly pay all fines, penalties and damages that may arise out of or be imposed on Landlord or Tenant (to the extent non-payment could adversely affect Tenant) because of Landlord’s failure to comply with the provisions of this Lease; provided, however, Landlord shall have no obligation to pay to Tenant or otherwise any fine, penalty and/or damages that may arise out of or be imposed as the result of Landlord’s compliance with a specific direction or request by Tenant unless such direction or request by Tenant is otherwise required or permitted under the terms of this Lease. Landlord shall reasonably cooperate with Tenant, without delay, with regard to Tenant’s compliance with this Section 6.2.

6.3 Tenant’s Exclusive Use. Subject to the rights of other tenants occupying the Project as of the Closing, Landlord shall not, but Tenant may, during the Term of this Lease, allow any broadcast, news or local media company to use, occupy, or lease space or facilities at the Project, including the Garage, data center, rooftop, antenna, colocation, connectivity, entry, or other space or facilities, without the prior written consent of Tenant, which Tenant may withhold in its sole discretion.

6.4 Compliance by Landlord. Landlord shall promptly comply with all laws, ordinances, rules, regulations, orders and other requirements of any government or public or quasi-public authority that are now in force or that may hereafter be in force, with all requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with all directions and certificates of occupancy issued pursuant to any law by any governmental agency or officer, insofar as any thereof relate to or are required by the condition, use or operation of the Property and Premises (except to the extent the obligation is imposed on Tenant by Section 6.2) generally or the general operation, use or maintenance of any of Landlord’s personal property, trade fixtures, machinery, equipment or improvements at the Property or Premises. It is expressly understood that if any Legal Requirement requires any other permit(s) for the Property (or any portion thereof) due to Landlord’s use or operation thereof, or Landlord’s improvements or future alterations thereto, Landlord shall obtain such permit(s) at Landlord’s own expense. Landlord will not knowingly allow another tenant of the Project to have a permitted use that is in violation of Legal Requirements and upon becoming aware of any violation shall use commercially reasonable efforts to cause such tenant to cease the violation. Notwithstanding the foregoing, in no event shall Landlord have any liability to Tenant for the noncompliance by other tenants or any other person with respect to any of the foregoing requirements.

6.5 Compliance on Delivery Date. Notwithstanding any other provision herein to the contrary, the parties acknowledge and agree that if the Project (not including the Premises or other tenant spaces) is not in compliance with all Legal Requirements on the Commencement Date, Landlord shall bear all costs of securing such compliance, except those items that are included within Tenant’s responsibilities pursuant to this Lease.

6.6 Taxes on Tenant’s Exclusive Use or Property. Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s exclusive use or occupancy of the Premises, the conduct of Tenant’s business at the Premises, or Tenant’s equipment, fixtures or personal property. If any such taxes are enacted, changed, or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

ARTICLE 7.
ASSIGNMENT AND SUBLETTING

7.1 Transfer. Except as otherwise provided in this Lease, Tenant shall not have the right to assign, transfer, mortgage or otherwise encumber this Lease or to sublease or permit anyone to use or occupy the Premises or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, provided that the reasonableness standard shall be that of other owners of Class A commercial real estate in the market area. Except as otherwise provided herein, no assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord. Any attempted assignment or transfer by Tenant of this Lease or its interest herein or sublease of the Premises or any portion thereof in violation of this Article 7 shall, at the option of Landlord, constitute an Event of Default under this Lease. Except with respect to a transfer to an Affiliate as set forth in Section 7.3 hereof, Tenant agrees to give Landlord at least ten (10) Business Days’ advance written notice of Tenant’s intention to assign or transfer this Lease or to sublease the Premises or any portion thereof, and except for transfers to an Affiliate pursuant to Section 7.3, Tenant shall also provide sufficient information about the proposed assignee or transferee or sublessee to enable Landlord to make the determination called for above.

7.2 Landlord Consent. The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment or subletting shall not be construed as relieving Tenant from the obligation of complying with the provisions of Section 7.1 hereof, as applicable, with respect to any subsequent assignment or subletting. Excluding the transfers described in Section 7.3, Tenant further agrees to submit any and all instruments of assignment and sublease to Landlord (other than with regard to Affiliates) at least ten (10) days in advance for Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed but which instruments, as an express condition precedent to Landlord’s prior approval, shall provide that (i) such sublease or assignment is subject and subordinate to this Lease in all respects, and to any amendments, modifications, renewals, extensions or expansions hereof, (ii) such assignee or sublessee shall conduct a business in the Premises that is a Permitted Use pursuant to Article 6 of this Lease, (iii) in the case of an assignment, such assignee is bound by the terms and conditions of this Lease and assumes all of the obligations and liabilities of Tenant hereunder arising after the effective date of the assignment, (iv) in the case of a sublease, (A) Landlord is not, and will not become, a party to such sublease, and (B) Landlord’s consent to such sublease does not create a contractual relationship between Landlord and such sublessee, nor does it create any liability of Landlord to such sublessee, (v) Landlord’s consent to such assignment or sublease does not affect the obligations of Landlord or Tenant under this Lease, and (vi) Landlord’s consent to such assignment or sublease shall not be construed to mean that Landlord has approved any plans or specifications for renovations to the Premises intended by such assignee or sublessee and that any such work to the Premises must be conducted in accordance with the terms of this Lease. The foregoing shall not be construed as limiting or waiving Landlord’s right, under this Article 7, to consent to an assignment, transfer, mortgage or other encumbrance of this Lease. With respect to any written request from Tenant for an assignment, sublease or transfer of any interest in this Lease, Landlord shall respond to Tenant’s written request for Landlord’s consent thereto within ten (10) days of Landlord’s receipt of such request. Failure to respond within such ten (10) day period shall be deemed approval of such assignment, sublease or transfer.

7.3 Affiliate Transfers. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without the consent of Landlord, but upon written notice to Landlord within ten (10) Business Days after the effective date of any such transfer, and in accordance with the other provisions of this Article 7 as if consent had been obtained, to assign this Lease as to all or any part of the Premises, or sublet the whole or part of the Premises to (i) any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with Tenant; (ii) any successor entity resulting from a merger or consolidation with Tenant; or (iii) any entity that acquires all or substantially all of the assets of any business unit of Tenant, and that occupies any portion of the Premises, in one or more transactions (each of the persons and entities described in (i)-(iii) hereinafter called an “Affiliate”), provided that such transfer is not for purposes of avoiding Tenant’s obligations hereunder. As used in this Article 7, “control” means the power to direct or cause the direction of the day-to-day management and policies of such entity, whether through the ownership of voting securities, by contract, by interlocking boards of directors, or otherwise. Provided that the transferee Affiliate (a) has a credit worthiness comparable to that of Tenant, or (b) provides a Letter of Credit (the “New LC”) in an initial amount equal to $500,000 multiplied by the remaining years, or portions thereof, in the initial Lease Term and then proportionally adjusted to reflect the percentage of the Rent payable under this Lease represented by the Rent to be paid by the Affiliate, Tenant shall be released from the obligations of Tenant under this Lease as to the portion of the Premises so assigned or sublet to the Affiliate. The New LC shall be on terms otherwise consistent with the requirements of Section 3.4 of this Lease; provided, however, the New LC shall remain in place for the balance of initial Lease Term but shall be reduced each year on a straight line basis. By way of example, if Tenant proposes such an assignment for an Affiliate not meeting the credit worthiness standard when six (6) years remain on the initial Lease Term, and for half the amount of the Rent being paid by Tenant then, if Tenant seeks to be released under this Lease, then the New LC shall be equal to $3,000,000 (six (6) years times $500,000) divided by two (2), or $1,500,000 and the New LC would be reduced on each anniversary of the assignment by $250,000). If a New LC is provided as described herein, Tenant’s Letter of Credit shall be reduced by an equal amount.

ARTICLE 8.
MAINTENANCE AND REPAIRS

8.1 Landlord’s Maintenance. Subject to Articles 16 and 17, Landlord shall keep in good working order, test, and maintain the foundation and other structural components, roof and exterior envelope of the Building, Common Areas, all equipment installed, owned, or operated by Landlord outside of the Premises, including the building standard fire protection systems located throughout the Building, as well as all mechanical, plumbing, heating, ventilation, air conditioning, power generation, on-site fuel supplies, sprinkler and electrical systems and utility service lines of the Building serving the Premises (including but not limited to the major Landlord systems such as generators, including the generators supporting Tenant’s operations and operations of the Project, any electrical distribution equipment, Landlord’s UPS equipment, chillers, cooling towers, chilled water pumps, chilled water piping, and associated infrastructure equipment such as water treatment and other infrastructure support systems), the telecommunications conduits, risers, cables, vaults and manholes, Meet Me Room, demarc rooms, the plumbing system outside the Premises that does not exclusively serve the Premises, all equipment, furnishings, fixtures and other personal property used by Landlord in the operation of the Project, the Garage, and the driveways, parking and grounds adjacent to the Buildings, as well as the Common Areas, fully operational and in good operating condition and repair, and otherwise maintained consistent with first class office, retail, broadcast, and data center standards. The reasonable costs incurred by Landlord in maintaining, repairing and replacing such items shall be included in the Operating Expenses of the Property to the extent permitted in Section 4.2 hereof. To the extent Landlord’s repair and maintenance obligations set forth in this Section 8.1 require access to or through the Premises, except in the event of emergency, Landlord shall first coordinate such access with Tenant so as to minimize the interference with Tenant’s business operations in the Premises; provided, however, Landlord may access areas within the Project through the Premises for the purpose of performing routine repairs and maintenance required pursuant to this Section 8.1 so long as Landlord exercises diligent good faith efforts to minimize interruption of Tenant’s business in the performance of such repairs and maintenance.

8.2 Landlord’s Failure to Provide Maintenance. Except to the extent otherwise specifically agreed upon in Exhibit E (and in the case of a conflict between this Article 8 and Exhibit E, Exhibit E shall control), failure by Landlord to any extent to furnish any maintenance service, or any cessation thereof, shall not be construed as an eviction of Tenant, or work an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof, provided that if there is an interruption of maintenance service caused by Landlord’s breach of this Lease or the negligence or willful misconduct of Landlord, rent shall thereafter be credited back to Tenant for each day, or portion thereof, that the Premises, or any portion thereof, are unusable for their normal purposes. Should any of the equipment or machinery utilized in supplying the services described herein break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for rebate or abatement of rent or damages, on account of any interruption in service occasioned thereby or resulting therefrom except as provided above and in Exhibit E. If, after notice by Tenant, Landlord fails to commence or refuses to perform any maintenance, repairs, or replacements that it is required to perform under Section 8.1 or elsewhere in this Lease within a reasonable time specified by Tenant in its notice, Tenant may declare an event of default and cure such default. Landlord shall reimburse Tenant within thirty (30) days after Landlord receives Tenant’s invoice, failing which Tenant may deduct any costs and expenses incurred by Tenant to cure such default from the Base Rent and or additional rent due and to become due hereunder.

8.3 Tenant’s Maintenance. Tenant will keep and maintain the Premises (except to the extent otherwise provided herein that such maintenance is Landlord’s obligation (e.g. Building standard fire protection equipment)), in reasonably good condition and repair consistent with first class office, broadcast and data center standards, normal wear and tear and casualty or other damage that is not otherwise Tenant’s obligation under this Lease excepted. Tenant’s maintenance and repair obligations may, at Tenant’s election, include security, janitorial and cleaning services and supplies for the Premises, but shall not include the following, which shall be maintained by Landlord: the Building fire alarm system, the Building fire protection system, the Building-wide security system, power generation, and HVAC systems (including the chilled water piping and the connection between chilled water piping and Tenant’s HVAC system). Except as otherwise expressly agreed upon in Article 9 below, upon the permanent vacation by Tenant of the Premises, Tenant may, at its option, remove all affixed appurtenances installed by or for the benefit of Tenant, including but not limited to fixtures and broadcast communication and computer equipment installed by Tenant, and shall surrender the Premises in the condition present at the Commencement Date, excepting only normal wear and tear and casualty or other damage that is not otherwise Tenant’s obligation under this Lease. Notwithstanding any other provisions of this Lease to the contrary, Tenant shall not be required to remove the Premises flooring tiles, floor, interior or office build out, internal stairways, or tenant improvements affixed to the Premises. Tenant shall, at its own expense, replace any broken or damaged interior glass, windows, doors, locks, jambs and partition walls, and such replacement items shall be of the same quality and design as those installed in the Premises as of the Commencement Date. Notwithstanding the foregoing, Landlord shall be responsible, at Landlord’s sole expense, for repairing all latent defects in the Premises (other than those that are a part of the improvements installed by Tenant) during the Lease Term (including any holdover period), even if Tenant had otherwise agreed in this Section 8.3 to maintain the affected portion of the Premises.

8.4 Damage by Tenant. Neither Tenant nor any party for whom Tenant is responsible including, but not limited to, its agents, employees, contractors, guests or invitees (each a “Tenant Party”) shall cause or permit to occur, by act or omission, any injury, breakage or damage to the Premises or to any other part of the Building or Property, including, without limitation, any damage to any raised or tile flooring in the Premises (except to the extent such damage arises in connection with work performed by or on behalf of Landlord or any Landlord Party) or the property thereunder (hereinafter, “Property Damage”), or to any equipment, fixtures, personal property or improvements located in the Building. Any such injury, breakage, or damage so caused shall, subject to the provisions of Section 12.4(b) below if applicable, be repaired at the sole expense of Tenant, except that Landlord shall have the right, at its option, after Tenant’s failure to commence to cure and diligently pursue such cure to completion within ten (10) Business Days after notice to Tenant of such injury, breakage or damage, to make such repairs and to charge Tenant for all reasonable costs and expenses incurred in connection therewith. Should an emergency or similar situation occur and delay would cause or is likely to cause preventable injury to persons or property, Landlord may elect to act, at the sole expense of Tenant, upon prior notice to Tenant, to repair or abate the emergency condition. Notwithstanding the above, the conditions caused by customary bolting of racking to the floor shall not be deemed to constitute Property Damage.

8.5 Hazardous Materials.

(a) Tenant’s Covenants. Tenant shall not cause or permit any Hazardous Materials to be generated, used, released, stored or disposed of in or about the Property, provided that Tenant may use and store, in compliance with all Environmental Laws, reasonable quantities of materials as are customarily maintained on site by office, data center/network operations center, broadcast, and colocation tenants and as may be reasonably necessary, in Tenant’s discretion, for Tenant to conduct normal operations in the Premises, taking into account the Permitted Uses, including, without limitation, materials used in connection with the Heliport and storage areas and fueling facilities related thereto in accordance with the Rooftop Easement Agreement. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord free of Hazardous Materials generated, stored or disposed of by Tenant and free of any Environmental Default (as defined below) by Tenant. For purposes of this Section 8.5:

i.	“Hazardous Materials” means (A) asbestos and any asbestos containing material and any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (B) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (C) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Building or the Project or hazardous to health or the environment; and

ii. “Environmental Law” means any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Building or the Land and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

(b) Hazardous Materials Indemnity. Notwithstanding any termination of this Lease, Tenant shall indemnify and defend (with counsel acceptable to Landlord), protect and hold Landlord, Landlord’s affiliates, Lenders (hereinafter defined), and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of the foregoing harmless from and against any damage, injury, loss, liability, charge, demand or claim to the extent based on or arising out of the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, spilled, stored or disposed of by Tenant or any Tenant Party in or about the Property during the Term. In addition, Tenant shall give Landlord prompt written notice of any actual or threatened Environmental Default of which Tenant has knowledge, which Environmental Default Tenant shall cure in accordance with all Environmental Laws. An “Environmental Default” means any violation of any Environmental Law by Tenant or any Tenant Party during the Term including, without limitation, a release, spill, or discharge of a Hazardous Material on or from the Premises, the Land or the Property.

(c) Landlord’s Warranty. Landlord and any Landlord Party shall not use, generate, store, or dispose of Hazardous Materials on or about the Project except in a manner and quantity necessary for the performance of Landlord’s business, and then only in compliance with all Environmental Laws. Notwithstanding anything to the contrary contained herein, Landlord shall be responsible, at its sole cost and expense, for the removal and/or disposal of any such Hazardous Materials brought onto the Property by Landlord, including any expenses associated therewith. Notwithstanding anything to the contrary contained herein and notwithstanding any termination of this Lease, Landlord shall indemnify and hold Tenant, its employees and agents harmless from and against any damage, injury, loss, liability, charge, demand or claim based on, or arising out of, (x) the presence or removal of, or failure to remove, Hazardous Materials generated, used, released, stored or disposed of at the Property or the Premises or (y) violation of Environmental Laws, each to the extent not arising from an Environmental Default of any Tenant Party as provided in subsection (b) above. In addition, Landlord shall give Tenant prompt written notice of any actual or threatened violation of any Environmental Law that affects Tenant or Tenant’s use of the Premises and of which Landlord has actual knowledge. Landlord shall cure in accordance with all Environmental Laws any actual violation of any Environmental Laws except any such violation arising out of any Environmental Default by any Tenant Party, for which Tenant shall remain responsible.

(d) Inspection. In addition to any environmental monitoring and insurance program of Landlord, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust or ground leases on the Premises (each a “Lender” and collectively “Lenders”) shall have the right to enter the Premises at any time Landlord reasonably deems an Emergency (defined below) to exist, so long as the requirements for Emergency access set forth in Section 11.1 below are followed, and otherwise at reasonable times in accordance with Article 11, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Environmental Laws. As used in this Lease, “Emergency” shall mean a condition in which there is an immediate and substantial likelihood of bodily injury or property damage. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Materials on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Environmental Laws by Tenant or a Tenant Party exists or is imminent or the inspection is requested or ordered by a governmental authority as a result of Tenant’s activities. In such case, Tenant shall within thirty (30) days after Landlord’s request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections.

ARTICLE 9.
ALTERATIONS

9.1 As-Is; Acceptance. Except as otherwise provided in this Lease, and based upon Tenant’s current occupation of the Premises, and with the exception of latent defects, Tenant hereby acknowledges and agrees that (A) the Premises are being leased to Tenant by Landlord in their “as is, where is” condition as of the date of execution of this Lease, and (B) Landlord shall have no obligation to make any alterations or improvements to or with respect to the Premises.

9.2 Approvals. Tenant shall be responsible for obtaining and maintaining during the Lease Term all governmental approvals, consents, licenses, permits or certificates of use or occupancy that shall or may be a condition of, required or necessary in connection with the use or occupancy of the Premises by Tenant pursuant to this Lease, including any permits required in connection with the equipment installed in the Premises by Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of Tenant’s failure to comply with the provisions of this Section 9.2.

9.3 Subsequent Alterations. Subject to the following sentence, Tenant shall not make or permit anyone to make any alterations, additions or improvements (referred to herein collectively as “improvements”) in or to the Premises without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Article 9, Landlord’s consent shall not be required with respect to any proposed improvements that (i) do not affect the structure of the Building or the structural components of the Premises, (ii) will not cause an interruption of, or reduction in, the functioning of the mechanical, electrical, life safety, security, plumbing, HVAC, telecommunications, or other systems in the Project or either Building, (iii) are not visible from the exterior of the Premises, and (iv) comply in all respects with the Building Standards, provided that Tenant shall provide Landlord in advance with a list of any contractors, subcontractors, vendors or agents prior to such person(s) gaining access into the Building, and each such person(s) shall be subject to Landlord’s approval and general and standard security protocols as are uniformly enforced for the Project, and insurance requirements as are uniformly enforced for the Project, prior to entry into the Building. Landlord shall have the right to prohibit any such contractors, subcontractors, vendors or agents from performing work in the Building to the extent, in Landlord’s reasonable opinion such contractors are not qualified to work in the Building and as a result may negatively impact the Building’s or the other tenants’ operations in the Building. Tenant shall furnish Landlord with advance written notification of any material improvement to the Premises (each request for consent for improvements or each notice of material improvements to the Premises is referred to as an “Improvement Notification”), which Improvement Notification shall include sufficiently detailed plans and specifications as Landlord shall reasonably require. All work under this Section 9.3 shall be scheduled with Landlord using the Rules and Regulations (hereinafter defined).

Prior to performing any improvements where Landlord’s consent would be required, Tenant shall obtain Landlord’s approval of all plans and specifications, and shall obtain the approval by Landlord of the contractor or other persons who will perform the work (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed and which will be deemed given if Landlord fails to respond within ten (10) days to Tenant’s request for consent). Tenant’s right to perform any improvements shall be conditioned upon Tenant’s obtaining and delivering to Landlord copies of all necessary permits and approvals for such work and Tenant’s obtaining and providing Landlord with certificates of insurance evidencing specified insurance. All improvements performed by or for Tenant must conform to all Legal Requirements. Landlord’s review and approval of any plans and specifications or consent to the performance of work described therein (if such consent is required hereunder) shall not be deemed an agreement by Landlord that such plans, specifications and work conform with all applicable Legal Requirements and requirements of the insurers of the Building (“Insurance Requirements”), shall not be deemed a waiver of Tenant’s obligations under this Lease with respect to Legal Requirements and Insurance Requirements and shall not impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance with Legal Requirements or Insurance Requirements of such plans, specifications and work. Tenant agrees to permit Landlord to post notices of non-responsibility within the Premises.

Upon completion of any material improvements, Tenant shall provide Landlord with final release of lien forms executed by all major contractors, subcontractors, laborers and materials suppliers. If, notwithstanding the foregoing, any mechanic’s or materialmen’s lien is filed against the Premises, the Building, the Project and/or the Land, for work claimed to have been done for, or materials claimed to have been furnished to, the Premises on Tenant’s account, such lien shall be discharged by Tenant within thirty (30) days after Tenant has notice thereof, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a surety bond in form legally sufficient to discharge the lien. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the out-of-pocket cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as Additional Rent payable with the next monthly installment of Base Rent falling due. It is understood and agreed that any improvements to the Premises shall be conducted on behalf of Tenant and that Tenant shall be fully responsible therefor. It is further agreed that if Landlord gives its written consent to the making of any improvements to the Premises, such written consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, the Building or the Land to any mechanic’s, materialmen’s or other liens that may be filed in connection therewith. Upon completion of any improvements by Tenant for which consent is required hereunder, Tenant shall provide Landlord with as-built architectural plans showing the work including electrical, plumbing and mechanical systems. Notwithstanding the foregoing, no improvements of any kind shall be made that would (i) decrease the size of the Premises or any part thereof, (ii) materially diminish the value of the Project, (iii) give or purport to give to any third party any easement or right of way, or license to the Premises or Property except as otherwise described in Section 11.2 or otherwise in this Lease, or (iv) interfere with the business operations of Landlord or another tenant or occupant of the Building.

9.4 Waiver of Statutory Liens. Landlord waives, releases and relinquishes any statutory, common law or constitutional pre-judgment liens it may have or at any time hereafter be entitled to assert against the personal property, trade fixtures and telecommunications or other equipment that Tenant installs, or is otherwise located, in the Premises.

9.5 Surrender. Improvements affixed to the Premises or the Building by Tenant and all movable furniture, furnishings, trade fixtures and equipment installed in the Premises (including, without limitation, wireless, microwave and satellite dishes, cabling, cages and racks and the contents thereof, even if such cages and racks are bolted to floors and/or walls) may be removed by Tenant during the Term, and (except for improvements affixed to the Premises or the Building at the Commencement Date, or consented to by Landlord during the Lease Term without the requirement of removal upon surrender of the Premises) shall be removed upon expiration or earlier termination of the Term by Tenant or, at Tenant’s option, by Landlord at Tenant’s cost, not to exceed One Hundred Fifty Thousand Dollars ($150,000) multiplied by the percentage increase between the CPI on the Commencement Date and the CPI on the day of the removal, on a cumulative, annually compounding basis . Any damage or injury to the Premises or the Building caused by such removal shall be repaired by Tenant, at Tenant’s sole expense. If any property or improvement of Tenant is not removed by Tenant as of the date Tenant vacates the Premises, the same shall become the property of Landlord and shall, at Landlord’s election, be surrendered with the Premises as a part thereof, or such improvements and/or property may be immediately removed by Landlord from the Premises and may be disposed of, sold, or used, or stored, as determined by Landlord.

ARTICLE 10.
SIGNS

10.1 Naming Rights. For so long as Tenant continues to lease at least 58,745 square feet of the Premises (the “Minimum Square Footage”), at the election of Tenant, the name of the Project shall continue to be Fisher Plaza, and the names of the Buildings shall continue to be Fisher Plaza East and Fisher Plaza West. If (i) Tenant ceases to lease the Minimum Square Footage, or (ii) the Term of this Lease expires or is otherwise terminated, then Landlord shall have the right to change the name of the Project and the Buildings to a name determined by Landlord in Landlord’s sole discretion, and Landlord shall cease using and shall remove, at Landlord’s sole cost and expense, all Project signage (outside of the Premises) referencing “Fisher” or any other names referring to Tenant or Tenant’s Affiliates that are then being used to reference the Buildings or the Project.

If Tenant elects in its sole discretion, during the Lease Term, to change the name of the Project and/or the names of the Buildings, or if Tenant no longer desires to have the right to name the Buildings and/or the Project, then Tenant shall give Landlord written notice either of Tenant’s desired new name of the Project and/or the Buildings (subject to Landlord’s approval, which shall be granted unless the name is not appropriate for a first class office building), or of the fact that Landlord shall re-name the Project and the Buildings to a name of Landlord’s choice. If the name of the Project or the Buildings is being changed at Tenant’s election to a name selected by Tenant (and approved by Landlord) pursuant to the preceding sentence, Landlord and Tenant shall reasonably cooperate to agree on new Project signage, including the design, form and content of such new signage, and Landlord shall install the new signage at the cost and expense of Tenant. If (upon Tenant’s specific prior written notice) Landlord changes the name of the Project at a time when Tenant is still in possession of the Premises under this Lease, to a name selected by Landlord, then Landlord shall, at its expense, remove and replace only such signage as is general to the Project and the Buildings, but shall not alter or disturb any signage that is specific to any portion of the Premises, to Tenant’s operation, or to Tenant’s personal property. Tenant grants to Landlord a non-exclusive license during the Term and all Extended Terms to use the name “Fisher Plaza” solely in connection with the promotion and marketing of the Project, which license may be revoked by Tenant in its discretion upon written notice to Landlord at any time when the name of the Project is no longer “Fisher Plaza.”

10.2 Signage. Except with respect to all existing signs on or about the Project, the Common Areas, or in either of the Buildings, no sign (including any directory board), advertisement or notice referring to Tenant or any entity that is affiliated with Tenant (including a transferee of Tenant), shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the Common Areas of the Buildings without the prior written approval of Landlord and Tenant; provided, however, Landlord may continue to place general signs, advertisements, or notices of general interest to all Project tenants in the Common Areas in a manner consistent with the way in which such general signs, advertisements and notices are placed in the Common Areas of the Project as of the Commencement Date. Landlord shall not affix, install and display any additional signs, advertisements or notices on any part of the exterior or interior of the Buildings, without Tenant’s prior written consent, except that interior directory and suite identification signage, directional signage or ADA signage, in all cases comparable with other first-class office projects in Seattle, shall not require Tenant’s consent. Landlord shall not use, permit the use of, or otherwise employ the trade style, trademarks and/or trade names of Tenant, or any entity associated with Tenant, in Landlord’s advertising or other promotional or marketing materials for the Project, including listing of Tenant’s Premises and the furnishing of maps and other informational materials, without Tenant’s prior written approval of any such use, which approval may be withheld in Tenant’s sole discretion. Notwithstanding the foregoing, Landlord shall have the right to install exterior signage for retail tenants at the Project consistent in quality, size and lighting with the existing retail tenant signage as of the date hereof.

ARTICLE 11.
ACCESS

11.1 Access. Tenant shall have at all times during the Lease Term twenty four (24) hours a day, seven (7) days a week, 365 days a year), reasonable access to the Common Areas, including, without limitation, elevators and rooftop, and full and exclusive access to the Premises, which includes from the top of the floor slab below the Premises to the bottom of the floor slab for the units above the Premises without obtaining Landlord’s consent; and non-exclusive use of the area below the Premises’ Floor slab and the ceiling of the units below the Premises (the “Subfloor Area”) with Landlord’s advance consent, which will not be unreasonably withheld, conditioned or delayed. Tenant’s non-exclusive use of the Subfloor Area will include, but not be limited to, the purposes of construction and installation of Tenant’s alterations and improvements, and for maintenance, repair and replacement of improvements, equipment, and cabling and other property of Tenant. Landlord reserves the right to, and Tenant agrees to permit Landlord or its agents or representatives to, enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, (i) to examine, inspect and protect the Premises and the Building, (ii) to make such alterations and/or repairs as in Landlord’s reasonable judgment may be required by law or be necessary to maintain the Project in good condition and repair in accordance with Article 8 hereof, (iii) with respect to the Terminated Space during the nine (9) month period prior to the Reduction Date and with respect to the Premises after Tenant has failed to exercise its right to renew this Lease for the next Extended Term, to conduct tours and otherwise market such space after providing reasonable prior notice to Tenant, and (iv) to otherwise comply with and carry out Landlord’s obligations under this Lease; provided, however, except when Landlord reasonably deems an Emergency exists, (w) Tenant may establish reasonable time of day restrictions on Landlord and/or third party entry to the Premises to avoid disruption of Tenant’s broadcast operations, (x) Landlord shall not be entitled to access any portion of the Premises in a manner that unreasonably interferes with Tenant’s use of the Premises in accordance with the Permitted Uses, (y) any Landlord entry shall be subject to Tenant’s right to refuse access to any such agent or representative of Landlord (other than those that have been pre-approved for access) if, in Tenant’s reasonable opinion, such persons will compromise the confidentiality and/or security of the Premises and/or Tenant’s business operations, and (z) Tenant may require visitors who are not agents or contractors of Landlord to enter into a non-disclosure agreement satisfactory to Tenant prior to any entry to the Premises. In connection with any such entry, Landlord shall (A) minimize the disruption to Tenant’s use of the Premises, (B) give Tenant reasonable advance written and email (if possible) notice of such entry, which shall not be less than one (1) Business Day advance notice (except when Landlord reasonably deems an Emergency exists, in which case, no notice is required), and (C) endeavor to conduct such entry only during normal working hours (except when Landlord reasonably deems an Emergency exists). Tenant may at Tenant’s cost, at its option, require that Landlord be accompanied by a representative of Tenant during any such entry (except in circumstances where Landlord reasonably deems an Emergency exists). Tenant will provide Landlord with an Emergency contact person and phone number, which Landlord shall attempt to contact even in circumstances where Landlord reasonably deems an Emergency exists, to the extent practical. If Landlord reasonably deems an Emergency exists, then Landlord will notify the Tenant contact at the Emergency telephone contact number provided herein and will not enter the Premises unless accompanied by a Tenant representative and otherwise in compliance with the provisions of this Section 11.1, unless (1) Tenant fails to answer the telephone, or (2) Tenant waives such escort, or (3) waiting for a Tenant escort is unreasonable given the nature of the Emergency. If Landlord enters the Premises in case of an Emergency without prior notice to Tenant as provided in this Lease, Landlord shall promptly, after such entry, notify Tenant of such entry and the events giving rise to such entry.

11.2 Easements. Landlord reserves the right to grant easements, rights, and dedications that Landlord deems necessary or desirable for the benefit of the Property, and to record personal maps and restrictions in connection therewith; provided, however, Landlord shall not enter into any such agreement or grant any such rights that would interfere with Tenant’s rights, use or occupancy of the Premises in accordance with the Permitted Uses or the rooftops of the Buildings in accordance with the Rooftop Easement Agreement attached hereto as Exhibit J.

11.3 Connectivity. Landlord shall, at no additional cost to or restrictions on Tenant, allow Tenant and its telecommunications services providers (“Carriers”) to access the Building, so long as such Carrier(s) have entered into a separate agreement with the Landlord and pay any fees required by such agreement, for purposes of installing, testing, monitoring and maintaining network connectivity to the Premises; and provided further that the costs and restrictions imposed on Carriers are reasonable and consistent with those imposed throughout the Project. Such activities may include, but are not limited to:

(a) Allowing Tenant and its Carriers access to the shared point for fiber entry into the Building, including such areas as the vault, demarc room(s) and/or the “Meet Me Room” (or “MMR”);

(b) Allowing each of Tenant’s Carriers to install a fiber distribution panel within the Meet Me Room for purposes of providing connectivity to the Premises;

(c) Granting Tenant’s Carriers access to and use of existing cable distribution facilities between the Carrier’s point of entry, the Carrier’s premises and the Meet Me Room;

(d) Allowing Tenant and its Carriers, subject to Tenant’s payment of Landlord’s standard fees consistent with those imposed for the Project (the “Meet Me Room Fees”), which fees are currently $150.00 per month per fiber panel and $125.00 per month per T-1 panel located in the MMR, to install equipment within the Meet Me Room for purposes of providing, receiving and monitoring network connectivity to the Premises, and to access such equipment for purposes of testing, monitoring and maintaining such equipment, provided that the Meet Me Room Fees assessed to Tenant will only relate to Tenant’s (and not the Carriers) installation of equipment in the Meet Me Room; and

(e) From and after the date of this Lease, Tenant shall comply in all respect with the Cabling Specifications attached as Exhibit G hereto in all of Tenant’s cabling to be installed within the Premises, connections to the Meet Me Room and within the Meet Me Room, as the same may be reasonably modified from time to time by Landlord provided that such modified specifications are equally applicable and applied to all tenants and occupants of the Project.

ARTICLE 12.
INSURANCE

12.1 Increases Due to Tenant. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to the extent relating directly to any activity of Tenant in the Project that is unique to Tenant, or the placing of any equipment, property or other materials by Tenant in or about the Premises or the Project (except to the extent such equipment, property or materials are necessary for or related to Tenant’s Permitted Use of the Premises or the Buildings’ rooftops) such statement (each an “Insurance Increase Statement”) shall be evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of any increase caused by Tenant. Tenant shall reimburse Landlord for such amount within thirty (30) days following written demand from Landlord (accompanied by reasonable backup documentation). In the absence of an Insurance Increase Statement, any increases in insurance rates applicable to the Building shall be included as an insurance cost in Operating Expenses.

12.2 Landlord’s Insurance. Throughout the Lease Term, Landlord shall insure, but shall not self-insure, the Building and all equipment and fixtures installed therein by Landlord against loss due to fire and other casualties included in all-risks property insurance with comprehensive electrical and mechanical breakdown coverage insurance policies, in an amount equal to the full replacement cost thereof, exclusive of architectural and engineering fees, excavation, footings and foundations, together with any other coverages reasonably deemed appropriate by Landlord or Landlord’s lender. Tenant assumes the risk of loss to its improvements, furnishings, trade fixtures, equipment and supplies, which shall not be insured under the above policy and for which Landlord shall not be responsible. Landlord shall obtain and maintain Commercial General Liability and Umbrella Liability insurance, covering the Common Areas of the Premises, with an insurance company with an A.M. Best rating of “A-VII” or better, licensed to do business in the location of the Premises, and covering all operations by or on the behalf of the Landlord on an occurrence basis against claims for bodily injury, personal injury, advertising injury and property damage. Such insurance shall have the following minimum limits:

$2,000,000 $2,000,000 $1,000,000 $1,000,000 $500,000 $25,000	General Aggregate Products/Completed Operations Aggregate Personal and Advertising Injury Limit Each Occurrence Limit Fire Damage, Per Fire Medical Expense, Per Person

Certificates or endorsements evidencing such insurance shall be delivered by Landlord within thirty (30) days after the Commencement Date and upon Tenant’s written request, at each policy renewal thereafter, which certificates shall demonstrate the above required insurance limits and coverages.

12.3 Tenant’s Insurance.

12.3.1 Insurance Requirements. Throughout the Lease Term, Tenant shall insure all tenant improvements, furnishings, trade fixtures, and equipment installed in the Premises by Tenant, and any other personal property of Tenant therein (and excluding all equipment installed by Landlord), against loss due to fire and other casualties included in all-risks property insurance with comprehensive electrical and mechanical breakdown coverage insurance policies in an amount equal to the full replacement cost thereof or such other amount as Tenant deems commercially reasonable. Tenant shall obtain and maintain Commercial General Liability and Umbrella Liability insurance with an insurance company with A.M. Best rating of “A-VII” or better, licensed to do business in the location of the Premises, and covering all operations by or on behalf of Tenant on an occurrence basis against claims for bodily injury, personal injury, advertising injury and property damage. Such insurance shall have the following minimum limits:

$2,000,000 $2,000,000 $1,000,000 $1,000,000 $500,000 $25,000	General Aggregate Products/Completed Operations Aggregate Personal and Advertising Injury Limit Each Occurrence Occurrence Limit Fire Damage, Per Fire Medical Expense, Per Person

With respect to the Personal and Advertising Injury, equivalent coverage under other types of insurance, for example, Media Professional Liability insurance, is acceptable. Tenant shall name Landlord as an additional insured under its Commercial General Liability insurance policy, with regards to the operation of the Premises. Certificates or endorsements evidencing such insurance shall be delivered by Tenant within thirty (30) days after the Commencement Date and upon Landlord’s written request, at each policy renewal thereafter, which certificates shall demonstrate the above required insurance limits and coverages.

12.3.2 Self Insurance Option. So long as Tenant’s net worth is at least One Hundred Million Dollars ($100,000,000.00), Tenant shall have the right and option to self-insure (in whole or in part) against the risks described in Section 12.3.1 above, provided, Tenant’s self insurance program (in Landlord’s reasonable discretion) provides at least the same coverage and benefits to Landlord as the insurance described in Section 12.3.1 above. Within thirty (30) days of notice of any request, Tenant shall provide Landlord such reasonable information as Landlord may reasonably request from time respecting Tenant’s self insurance program. In no event shall this Section 12.3.2, or Landlord’s agreement respecting self insurance hereunder, apply to or inure to the benefit of any subtenant or non Affiliate assignee of Tenant. If Tenant elects to terminate its program of self insurance for any reason, Tenant shall promptly notify Landlord, which notice shall be accompanied by a third party certificate of insurance in compliance with the terms of Section 12.3.1.

12.4 (a) Tenant’s Release & Waiver of Subrogation. Notwithstanding any provisions of this Lease to the contrary, Tenant hereby waives its right of recovery against Landlord and any Landlord’s lender and releases Landlord and any Landlord’s lender from any claim for which Landlord or such lender may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) the type of loss, claim, casualty or other damage is covered under property insurance coverage Tenant is required to maintain pursuant to this Article 12 (or would have been covered had such insurance been maintained if Tenant fails to maintain such insurance or elects to self insure pursuant to Section 12.3.2 above) or (ii) Tenant receives insurance proceeds from its property insurance on account of any such losses, claims, casualties or other damages (or would have received had such insurance been maintained if Tenant fails to maintain such insurance or elects to self insure pursuant to Section 12.3.2 above). Each policy of property insurance obtained by Tenant pursuant to the provisions of this Article 12 shall include a waiver of the insurer’s right of subrogation against Landlord, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act, omission or negligence of Landlord, or any party for whom Landlord is responsible including, but not limited to, its agents, employees, contractors, guests or invitees (“Landlord Party”), which might, absent such agreement, result in the forfeiture of payment for such loss.

(b) Landlord’s Release & Waiver of Subrogation. Notwithstanding any provisions of this Lease to the contrary, Landlord hereby waives its right of recovery against Tenant and releases Tenant from any claim for which Tenant may otherwise be liable arising out of losses, claims, casualties or other damages to the extent either (i) the type of loss, claim, casualty or other damage is covered under insurance coverage Landlord is required to maintain pursuant to this Article 12 or (ii) Landlord receives insurance proceeds on account of any such losses, claims, casualties or other damages. Each policy of property insurance obtained by Landlord with respect to the Building or Project shall include a waiver of the insurer’s right of subrogation against Tenant, and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act, omission or negligence of Tenant, or any Tenant Party, which might, absent such agreement, result in the forfeiture of payment for such loss.

ARTICLE 13.
SERVICES AND UTILITIES

13.1 Landlord Control. All of the following provisions of this Section 13.1 are subject to the provisions of Article 11 and Exhibit E. To the extent there is a conflict between the provisions of this Section 13.1 or Article 11 and Exhibit E, Exhibit E shall control. The Project, excluding the Premises, is at all times subject to the exclusive control, management and operation of Landlord. Landlord has the right with respect to such control, management and operation to:

i. obstruct or close off all or any part of the Project for the purpose of maintenance, repair or construction, provided that Tenant’s use of or access to the Premises is not materially impaired thereby;

ii. employ all personnel reasonably necessary for the operation and management of the Building, either directly or through a third party property management or operating company with significant experience managing a project similar to the Project and consistent with the requirements set forth in Exhibit E;

iii. construct other improvements and make alterations, additions, subtractions or re-arrangements, construct facilities adjoining or proximate to the Building, including underground tunnels and pedestrian walkways and overpasses, provided that (A) Tenant’s use of, and normal operations in or access to, the Premises or the Project is not materially impaired thereby and/or (B) such acts of Landlord should not reasonably be expected to damage any equipment or other personal property of Tenant located in the Premises or the Project;

iv. do and perform such other acts in and to the Building and, in connection with performing any maintenance or repair obligations of Landlord, in and to the Premises and to have access thereto, as, in the use of reasonable business judgment, Landlord determines to be advisable for the more efficient and proper operation of the Building and Premises, provided that (A) Tenant’s use of, normal operations in or access to, the Premises in accordance with the Permitted Uses is not materially impaired thereby and/or (B) such acts of Landlord do no damage to any wiring, cabling, equipment or other personal property of Tenant located in the Premises; and

v. reasonably control, supervise and regulate the parking areas in such manner as the Landlord determines from time to time in a manner consistent with the management and operation of similar security-intensive assets within the Puget Sound market;

vi. to the extent that Landlord reasonably believes that electrical service to the Premises or the Project is in imminent danger of suffering a material negative impact (a “Power Deficiency”), Landlord may enter the Premises upon not less than twenty-four (24) hours’ advance written notice (except, in circumstances where Landlord reasonably deems an Emergency exists, such notice may be telephonic pursuant to Section 11.1 above) to perform such work required to remedy the cause of such imminent Power Deficiency, provided Landlord shall (a) use diligent efforts to perform such work as expeditiously as is reasonably practicable under the circumstances and (b) notify Tenant immediately after completion of such work; and

vii. interrupt any other Building services benefiting the Premises (excluding the interruption of power to the Premises and the Building which shall be governed by subsection (vi) above and by Exhibit E in connection with Landlord’s regularly-scheduled maintenance of Building systems), provided (a) Landlord exercises diligent efforts to minimize interference with the conduct of Tenant’s business operations in the Premises, (b) Landlord provides Tenant no less than twenty-four (24) hours’ advance written notice of any such maintenance interruptions (except, in circumstances where Landlord reasonably deems an Emergency exists, such notice may be telephonic pursuant to Section 11.1 above), and (c) Landlord notifies Tenant immediately after completion of such work.

13.2 Landlord Obligations. In addition to Landlord’s other obligations in this Lease, during the Lease Term, the Landlord shall provide, or cause to be provided to the Premises, the following services and utilities in at least the amounts serving the Premises as of the Commencement Date, upon the terms and subject to the conditions set out in this Article 13 and in Exhibit E:

i. Chilled water for heating, ventilation and air conditioning (“HVAC”) for the Premises shall be provided at all times to the standards described in Exhibit E;

ii. water and fuel in sufficient amounts as installed in the Building and Premises;

iii. the critical load power specified in Exhibit E (“Critical Load Power”) available at all times at the Premises and all other power appropriate to operate the supporting HVAC, CRAC, lighting, and other mechanical and electrical systems affecting the Premises. Notwithstanding anything to the contrary set forth in this Lease or Exhibit E, Landlord covenants that as of the Commencement Date the primary power and redundant power stated in Section 4.7 will be available to supply electrical service to the Premises;

iv. connectivity (at Tenant’s cost and expense subject to the provisions of Section 11.3) to one or more cable or fiber providers shall be provided from the Premises to carrier access points serving the Building; provided, however, that Tenant may, pursuant to Section 11.3, utilize one or more approved Carriers for the connection of new cable or fiber lines to the Building at Tenant’s cost and expense;

v. security for the Building in accordance with Landlord’s standard security procedures and the specifications set forth in Exhibit E (if there is a conflict between the Landlord’s standard security procedures and the specification set forth in Exhibit E, the specifications set forth in Exhibit E shall control);

vi. loading dock facilities within the Project accessible from the Premises twenty four 24 hours a day, seven (7) days a week;

vii. monitoring of the facilities and services of the Building twenty-four (24) hours a day, seven (7) days a week to (A) detect interruptions in performance and in any continuous provision of services in accordance with the standards, and in the amounts, specified in this Lease, (B) receive notices of service interruptions twenty-four (24) hours a day, seven (7) days a week, and (C) provide prompt notice to Tenant of any interruptions or reductions of power required to be provided by Landlord hereunder and/or any reductions in levels of redundancy. “Critical Services” means the provision of continuous electrical power, chilled water for HVAC and monitoring services in accordance with the standards, and in the amounts, specified herein; and

viii. subject to Landlord’s Rules and Regulations (attached hereto as Exhibit D) and such reasonable amendments to such Rules and Regulations that do not conflict with the terms of this Lease, (A) to the extent that Tenant or any Tenant representative is not at the Premises to receive any equipment or property delivered to the Property for Tenant’s receipt or benefit (each such item of delivered property, a “Tenant Delivery”) delivered Monday through Friday, between the hours of 8:00 a.m. and 5:00 p.m., Landlord shall receive and hold the Tenant Delivery on behalf of Tenant in accordance with Landlord’s standard procedures, provided that Landlord shall have no obligation to receive and/or hold any Tenant Delivery delivered on Saturday or Sunday and/or outside the hours of 8:00 a.m. and 5:00 p.m., (B) Landlord shall not be required to receive and/or hold any oversized item, (C) Landlord shall allow Tenant the reasonable use of available equipment necessary to receive and transport such items, and (D) Landlord shall have no liability for the theft, damage or disappearance of any Tenant Delivery except to the extent of Landlord’s gross negligence or willful misconduct.

13.3 Distribution of Power.

(a) Tenant shall be solely responsible for the distribution of electrical power from the Tenant’s taps on the risers located in the Building’s electrical room located on the Building’s third and fifth floors to the Premises and for the installation and related maintenance of equipment and systems required in connection with such distribution. Tenant shall, in no event, whether by the installation or placement of equipment or improvements or otherwise, interfere with Landlord’s delivery of electrical power to the taps on the risers. Any service or utility that is separately metered or submetered to the Premises shall be billed directly to Tenant (without any mark-up by Landlord) and paid monthly to Landlord. Payments to Landlord for power shall be made within thirty (30) days of Tenant’s receipt of an invoice therefor. All other services or utilities that are required to be provided by Landlord under Section 13.2 that are not separately metered or submetered shall be included in Operating Expenses and shall be paid by Tenant each month as provided in Article 4, provided, however, that to the extent certain of the utilities and services are utilized more heavily by the retail and restaurant tenants of the Project (e.g., trash, gas), Landlord agrees to equitably apportion such utilities and services so that Tenant is not paying an inequitable portion for such utilities and services.

(b) The Critical Load Power supplied to the Premises, as well as the power to operate all heat rejections systems related to Tenant’s operations (including CRACs or other HVAC), shall be separately metered or submetered at Tenant’s expense.

13.4 Additional Power. If Tenant requests utilities in excess of the quantities supplied by Landlord pursuant to Section 13.2 above and if excess quantities that could be delivered to Tenant are available to Landlord, Landlord will make the excess quantities available, subject to the following conditions:

(a) Tenant shall have provided Landlord with a written request for a specified increase in the maximum load Limit at least three (3) months prior to the date Tenant requires such increase;

(b) The cost of supplying such additional facilities or excess utilities shall be disclosed to Tenant prior to Landlord providing same, and, to the extent Tenant requests such additional facilities or excess services and Landlord provides same to Tenant, the specific costs reflecting the quantity of Tenant’s request shall be paid by Tenant to Landlord within thirty (30) days after Landlord’s demand therefor; and

(c) If Landlord requires additional time to increase the maximum load limit due to events outside Landlord’s control, which shall not exceed sixty (60) days, Landlord shall provide Tenant notice and adjust the schedule accordingly. The provisions of this Section 13.4(c) are in lieu of and not in addition to any Force Majeure event, and Force Majeure shall never apply to extend the time set forth in this Section 13.4(c).

13.5 Disclosure. Notwithstanding anything to the contrary contained herein:

Tenant shall not be required to submit information about its equipment (including power requirements, engineering plans, weight of equipment and improvements or any other specifications) prior to installation except as provided in Section 13.6. Tenant shall ensure proper regulatory compliance (UL) of its equipment and shall stay within the power utilization specifications set forth in this Lease or as otherwise agreed in writing by the parties.

13.6 Maximum Load. Except to the extent approved in advance by Landlord in writing and subject to the other provisions of this Lease, Tenant will not (a) utilize more power than that specified in Sections 4.7 and 13.2 unless excess power is provided as described in Section 13.4, (b) install any equipment that will exceed or overload the capacity of any utility, electrical, HVAC, floor loading or mechanical facilities in the Premises or Building, or (c) bring into the Premises or install any utility, electrical, HVAC, or mechanical facility that Landlord does not approve in advance, such approval not to be unreasonably withheld, conditioned, or delayed.

13.7 Tenant Damage. If any damage is caused to the Building or the Premises by overloading by Tenant (loads in excess of the design for the Critical Load Power and the specifications contained in this Lease, including exhibits), Tenant will forthwith repair such damage, or, at the option of Landlord, pay Landlord within thirty (30) days after demand, the cost of repairing such damage.

13.8 Interruptions. Except as expressly set forth in this Lease, neither Landlord nor Tenant will take any action that would interrupt the Critical Services without the prior written consent of the other party, which consent may be granted or withheld in such party’s sole and absolute discretion. Landlord will use diligent efforts not to interfere with or interrupt Tenant’s operations within the Premises and will take prompt action to remedy any circumstances when Tenant’s Critical Services are interfered with or interrupted pursuant to the timetable set forth in Exhibit E (except to the extent such interruption is expressly permitted by this Lease); provided that Landlord shall be permitted to perform scheduled maintenance upon reasonable advance notice to Tenant in accordance with Section 13.1 and Exhibit E. In the event of any interruption of Critical Services other than pursuant to scheduled maintenance, Tenant shall promptly notify Landlord; such notice shall state with reasonable detail the nature of the interruption in question. Landlord shall respond to all such notices as provided for in Exhibit E.

13.9 Failure. Except to the extent otherwise agreed upon in this Lease or Exhibit E, failure by Landlord to any extent to furnish any service, or any cessation thereof, shall not be construed as an eviction of Tenant, or work an abatement of rent, or relieve Tenant from fulfillment of any covenant or agreement hereof, provided that if there is an interruption of service caused by the negligence or willful misconduct of Landlord that continues for twenty four (24) hours or more and materially interferes with Tenant’s use of the Premises, then in addition to the other remedies afforded Tenant herein, rent shall thereafter be credited back to Tenant to the extent the Premises are unusable for the Permitted Uses. Except to the extent otherwise agreed upon in this Lease or Exhibit E, should any of the equipment or machinery utilized in supplying the services described herein break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair same promptly, but Tenant shall have no right to terminate this Lease, and shall have no claim for rebate or abatement of rent or damages, on account of any interruption in service occasioned thereby or resulting therefrom except as provided above.

ARTICLE 14.
LIABILITY OF LANDLORD

14.1 Liability Exclusions. Except as expressly provided to the contrary in this Lease, Landlord shall not be liable to Tenant or its employees, agents, business invitees, licensees, customers, clients, family members or guests (the “Tenant Parties”) for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from (i) repairs to any portion of the Premises or the Building; (ii) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of the heating, cooling, electrical or plumbing equipment or apparatus; (iii) the termination of this Lease by reason of the destruction of the Premises or the Building; or (iv) any fire, robbery, theft, mysterious disappearance and/or any other casualty; provided, however, that Landlord shall not be released pursuant to this Section 14.1 from any liability (A) to the extent resulting from Landlord’s breach of, or default as to, any of its covenants, warranties or other obligations under this Lease, or (B) to the extent resulting from Landlord’s negligence or willful misconduct or the negligence or willful misconduct of any Landlord Party. Notwithstanding anything in the immediately preceding sentence or this Lease, and subject to the remedies provided in Exhibit E, in no event shall Landlord have any liability to Tenant for any claims based upon lost profit, damage to or loss of business or any form of special, indirect or consequential damage.

14.2 Indemnification.

(a) Tenant’s Indemnity. From and after the Commencement Date, and subject to the other provisions of this Lease, Tenant hereby agrees to indemnify and hold Landlord and the Landlord Parties harmless from and against all costs, damages, claims, liabilities (including reasonable attorneys’ fees and any costs of litigation) suffered by or claimed against Landlord or any Landlord Party, directly or indirectly, to the extent based on, arising out of or resulting from (i) Tenant’s use and occupancy of the Premises during the Lease Term, including, without limitation, any event relating to the installation or other placement of improvements or equipment therein by Tenant or any Tenant Party, the operation or placement of the equipment in the Premises by Tenant or any Tenant Party, or the business conducted by Tenant therein, including Tenant’s actions with respect to the structured cabling described in Article 5 hereof, but excluding such matters related to equipment installed in the Premises by Landlord, (ii) any Property Damage by Tenant or any Tenant Party or any default by Tenant with respect to any Tenant Delivery during the Lease Term, (iii) damage to the improvements, conduits, or fiber or systems of any other tenant or occupant in the Building or any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring within the Premises or otherwise caused by Tenant or caused by any Tenant Party during the Lease Term, (iv) any negligent, tortious or wrongful act or omission to act by Tenant or any Tenant Party during the Lease Term, or (v) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease; provided that Tenant’s obligations to indemnify and hold Landlord harmless pursuant to this Section 14.2 shall not include any costs, damages, claims, liabilities, or Operating Expenses suffered by or claimed against Landlord to the extent based on, arising out of, or resulting from any negligence, tortious or willful misconduct of Landlord or any Landlord Party or any default by Landlord in the performance of its obligations under this Lease or its contractual obligations to the person or entity making the claim. Notwithstanding any other provision of this Lease, in no event shall Tenant have any liability to Landlord for any claims based upon lost profit, damage to or loss of business or any form of special, indirect or consequential damage except pursuant to Article 21 hereof.

(b) Landlord’s Indemnity. Landlord hereby agrees to indemnify and hold Tenant and the Tenant Parties harmless from and against all costs, damages, claims, and liabilities (including reasonable attorneys’ fees and any reasonable costs of litigation) suffered by or claimed against Tenant or any Tenant Party, directly or indirectly, based on, arising out of, or resulting from (i) the installation, operation or placement of improvements or equipment in the Premises or Project by Landlord or a Landlord Party, (ii) the negligence of or any wrongful act or tortious or wrongful omission to act by Landlord or any Landlord Party, or (iii) any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease.

14.3 Landlord Transfers. Except as expressly provided in this Lease, if Landlord sells or transfers the Building or the Project, provided the purchaser or transferee expressly assumes in writing the obligations of Landlord hereunder, the Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Furthermore, upon such assumption, Tenant agrees to attorn to any such purchaser or transferee upon all the terms and conditions of this Lease.

14.4 Limitation of Liability. None of the direct or indirect members, managers, partners, shareholders, directors or officers of Landlord or Tenant (collectively, the “Ownership Parties”) shall be personally liable for the performance of Landlord’s or Tenant’s obligations under this Lease. Tenant and Landlord shall look solely to the other party to enforce their respective obligations hereunder and shall not seek any damages against any of the Ownership Parties because of any breach of Landlord’s or Tenant’s obligations hereunder. Landlord’s liability under this Lease shall be limited to the assets owned by Landlord that relate to or are derived from the Property, and Tenant shall not look to any other unrelated property or assets of Landlord or the property or assets of any of the Ownership Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment against Landlord.

ARTICLE 15.
RULES AND REGULATIONS

Tenant agrees to comply with and observe such reasonable rules and regulations pertaining to the use and occupancy of the Premises or the Building set forth in Exhibit D attached hereto, together with all reasonable amendments thereto as may be promulgated in writing hereafter by Landlord (the “Rules and Regulations”). Landlord reserves the right from time to time to reasonably amend or supplement said Rules and Regulations and to adopt and promulgate additional reasonable Rules and Regulations that are applicable to the Premises and the Building and applicable to all tenants of the Property, and upon receipt thereof, Tenant agrees thereupon to comply with and observe any such additional, amended or supplemental Rules and Regulations. In the event of any inconsistency between this Lease and the Rules and Regulations, the provisions of this Lease shall prevail and control. Landlord shall promulgate and enforce the Rules and Regulations in a non-discriminatory manner.

ARTICLE 16.
DAMAGE OR DESTRUCTION

16.1 Damage. In the event of total damage or destruction of the Building or Project, Tenant shall have the right to terminate this Lease upon five (5) days’ written notice to Landlord effective as of the date of the damage. In the event of a partial damage or destruction of the Premises, Building or Project that materially negatively impacts (a) Tenant’s equipment or services described in this Lease or (b) Tenant’s access to or use of the Premises; then as soon as possible, but not later than five (5) days from the date of the damage, Landlord shall provide Tenant with written notice (“Landlord’s Repair Notice”) of (1) the nature of the damage; (2) whether or not Landlord shall repair the damage; (3) Landlord’s estimated time to repair the damage; and (4) Landlord’s plan to mitigate the impact to Tenant during such repair. Tenant shall have the right to consult with Landlord regarding Landlord’s proposed mitigation plan. Such mitigation plan shall include, among other things, Tenant’s ability to operate from alternate Premises, whether in the Project or elsewhere, with the costs and expenses of such alternate space and Tenant’s relocation from and back to the Premises, together with all additional elements of cost and expense incurred by Tenant as a result of such partial damage or destruction, allocated as agreed upon by the parties pursuant to such mitigation plan. Landlord and Tenant shall each act reasonably and in good faith in their efforts to agree upon a mitigation plan. If Landlord (x) elects not to repair the damage or (y) the estimated time to restore essential services or access to the Premises exceeds ten (10) days and Landlord and Tenant cannot agree upon a mitigation plan, then Tenant shall have the right to terminate this Lease upon written notice to Landlord, effective as of the date of such damage.

16.2 Repair. If this Lease is not terminated as provided above, Landlord shall thereafter diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved and obtain permits) restore and repair the Premises and the Building in which the Premises is located to substantially the same condition they were in prior to such damage using materials and workmanship equal to or better in quality than those originally incorporated into the Premises; provided, however, if (i) if the damage or destruction was caused by a risk not insured under the insurance policies that Landlord maintains on the Project, (ii) insurance proceeds that, when added to any necessary deductible payment, would be sufficient for restoration are unavailable for any reason (other than due to Landlord’s failure to maintain the insurance coverage required hereunder) to restore the Premises and the Building, (iii) more than twenty-five percent (25%) of a Building is destroyed as a result of such damage, (iv) Landlord cannot reasonably reconstruct the damage within one hundred eighty (180) days from the date of casualty, (v) any mortgagee under a mortgage or deed of trust covering a Building requires that the insurance proceeds payable as a result of said casualty be used to retire all or any portion of the mortgage debt, (vi) the Premises are materially damaged during the last year of the Term (subject to Tenant’s right to extend the Term if Extended Terms remain available), or (vii) then-existing laws or ordinances do not permit such restoration, then Landlord shall have the right, at its sole option, to terminate this Lease by giving written notice of termination to Tenant within sixty (60) days following the date of the damage, and further provided that Landlord’s determination of whether to terminate shall be made in good faith and in a non-discriminatory manner, it being the intent of the parties that Landlord not be able to use the provisions of this Article 16 to terminate certain leases based solely on their being “below market” leases. If this Lease is terminated pursuant to the preceding sentence, all Base Rent and Additional Rent payable hereunder shall be equitably apportioned and paid to the date of the occurrence of such damage or destruction, and neither Landlord nor Tenant shall have any further rights or remedies or obligations as against each other pursuant to this Lease accruing after the date of termination.

16.3 Non-Termination. If this Lease is not terminated in accordance with the provisions of Section 16.1, then, until the repair and restoration of the Premises is completed Tenant shall be required to pay Base Rent and Additional Rent only for that portion of the Premises that Tenant, in its reasonable judgment, is able to use (as such use is contemplated by this Lease) while repairs are being made, provided that if Tenant asserts that Tenant is unable to use a portion of the Premises pursuant to this Section 16.3, Tenant must cease its use of such portion of the Premises during the abatement period. Landlord shall bear the costs and expense of repairing and restoring the Premises, subject to the limitations on Landlord’s obligations set forth in this Article 16. Notwithstanding any other provision of this Lease, if the Premises or the Building shall be totally or partially damaged by fire or other casualty resulting from the gross negligence or the intentional misconduct of Tenant, or its agents, employees, licensees, or invitees during the Lease Term, and such damage is in whole or in part not covered by the insurance required of Landlord hereunder, then the non-covered damage shall be repaired at the expense of Tenant under the direction and supervision of Landlord, provided that Tenant shall not be liable for any insurance deductibles unless the casualty was due solely to Tenant’s intentional misconduct.

16.4 Restoration of Tenant’s Property. If Landlord repairs and restores the Premises as provided in this Article 16, Landlord shall not be required to repair or restore any alterations or improvements to the Premises previously made by or at the expense of Tenant or any trade fixtures, furnishings, equipment installed in the Premises by Tenant or personal property belonging to Tenant. It shall be up to Tenant whether to elect to restore such items.

16.5 Tenant’s Right to Terminate. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to terminate this Lease by delivering written notice of such termination to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s Repair Notice if Landlord’s Repair Notice states that the damage caused by such casualty cannot be fully repaired within one hundred eighty (180) days from the date of casualty and if Tenant’s use of the Premises is materially impaired by the damage. In addition, if, notwithstanding the time stated in Landlord’s Repair Notice, the damage is not in fact materially restored within two hundred ten (210) days of the date of casualty (subject to Tenant delay) and Tenant’s use of the Premises is materially impaired during such period, then Tenant may terminate this Lease by delivering written notice to Landlord within ten (10) days after the expiration of such period. Force Majeure shall not apply to extend the time periods for restoration set forth in this Section 16.5. If Tenant fails to elect to timely terminate this Lease pursuant to the preceding provisions, then such right shall lapse and be of no further force or effect. If Tenant elects to terminate this Lease immediately as permitted herein, Base Rent and Additional Rent shall abate from the date of the occurrence of such casualty to the effective date of termination.

ARTICLE 17.
CONDEMNATION

17.1 Condemnation. If the whole or a substantial part of the Premises or all or a portion of the Building required for Tenant’s reasonable use of the Premises is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, then the Lease Term shall cease and terminate as of the date when title vests in such governmental authority. If less than a substantial part of the Premises, or a portion of the Building not required for Tenant’s reasonable use of the Premises, is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, the rent shall be adjusted on a pro rata basis on the date when title vests in such governmental authority, and this Lease shall otherwise continue in full force and effect. For purposes of this Section 17.1, a “substantial part of the Premises” shall be considered to have been taken if twenty-five percent (25%) or more of the Premises is condemned or acquired in lieu of condemnation, or if less than twenty-five (25%) of the Premises is taken if the portion of the Premises taken renders the entire Premises unusable for the conduct of Tenant’s business. If twenty-five percent (25%) or more of the Building is condemned (whether or not the Premises shall have been condemned), either Landlord or Tenant may elect to terminate this Lease, provided that Landlord’s determination of whether to terminate shall be made in good faith and in a non-discriminatory manner, it being the intent of the parties that Landlord not be able to use the provisions of this Article 17 to terminate certain leases based solely on their being “below market” leases.

17.2 Awards. All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, whether made as compensation for diminution in value of the leasehold, for the taking of the fee, or for severance damages. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired Term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such amounts are separately awarded and do not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

ARTICLE 18.
DEFAULT

18.1 Default by Tenant. The occurrence of any of the following shall constitute an “Event of Default” by Tenant under this Lease:

(a) If Tenant shall fail to pay any scheduled installment of Base Rent or Additional Rent when due and such failure shall continue uncured for a period of five (5) days after Landlord notifies Tenant in writing of such failure.

(b) If Tenant shall fail to pay when due any other payment required by this Lease (other than scheduled installments of Base Rent or Additional Rent), and such failure shall continue for a period of twenty (20) days after Landlord notifies Tenant in writing of such failure.

(c) If Tenant shall violate or fail to perform any other material term, condition, covenant or agreement to be performed or observed by Tenant under this Lease and such violation or failure shall continue uncured for a period of thirty (30) days after Landlord notifies Tenant in writing of such failure (or, if such failure is not reasonably susceptible to cure within such thirty (30) day period, such longer period as may be reasonably necessary to complete such cure so long as Tenant commences such cure within thirty (30) days and thereafter diligently prosecutes such cure to completion).

(d) An Event of Bankruptcy as defined in Article 19 hereof.

18.2 (a) Termination of Lease or Termination of Possession. If there shall occur an Event of Default under this Lease, Landlord shall have the right at its sole option, to the extent not in violation of applicable law, without giving Tenant any further right to cure the Event of Default, to terminate this Lease and Tenant’s right to possession, or Landlord may terminate Tenant’s right to possession without termination of this Lease.

(b) Possession. After notice of an Event of Default and a termination of Tenant’s right to possession or termination of this Lease as provided in Section 18.2 (a), Landlord, without further notice and with no liability to Tenant, may lawfully repossess the Premises, by summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and all property from the Premises. After such repossession, Landlord shall use reasonable efforts to mitigate its damages and may re-let the Premises, any part thereof, or the Premises with additional premises, in Landlord’s name, without notice to Tenant, on commercially reasonable terms, including length of term (which may be more or less than the period that would have been the balance of the Lease Term).

(c) Termination Not Implied. No re-entry or taking of possession of the Premises by Landlord shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

18.3 (a) Survival. No provision in Section 18.2 shall relieve Tenant of its liabilities and obligations under this Lease, all of which shall survive any termination, repossession and/or re letting. Landlord shall not be deemed to accept a surrender of Tenant’s lease or otherwise discharge Tenant because Landlord takes or accepts possession of the Premises or exercises control over the Premises following an Event of Default. Acceptance of surrender and discharge may be done only by an instrument executed on behalf of Landlord by its duly authorized officer or employee.

(b) Compensation. In the event of termination or repossession following an Event of Default, Tenant shall pay to Landlord all Base Rent and Additional Rent (including, but not limited to, the reasonable attorneys’ fees and other reasonable costs and expenses incurred by Landlord in the enforcement of its rights with respect to such Event of Default) due through the earlier of the date of termination or repossession. Further Tenant, with respect to that period of time beginning on the day after the date of such termination or repossession and continuing through the end of what would have been the Term in the absence of termination and whether or not the Premises or any part have been re-let, is liable to Landlord for, and shall pay to Landlord, at Landlord’s election either:

i. an amount equal to the Base Rent and Additional Rent that is due or that would have become due from the date of the subject termination through the remainder of the Lease Term, less the amount of net rents, if any, that Landlord receives during such period from others to whom the Premises may be re let, which amount shall be computed and payable in monthly installments, in advance, on the 1st day of each calendar month following such termination and continuing until the date on which the Lease Term would have expired but for such termination, it being understood that separate suits may be brought from time to time to collect any such damages for any month(s) (and any such separate suit shall not in any manner prejudice the right of Landlord to collect any damages for any subsequent month(s)), or Landlord may defer initiating any such suit until after the expiration of the Lease Term (in which event such deferral shall not be construed as a waiver of Landlord’s rights set forth herein and Landlord’s cause of action shall be deemed not to have accrued until the expiration of the Term), it being further understood that any “net rent” (defined below) shall operate only as an offsetting credit against the amount of Base Rent and Additional Rent as the same thereafter becomes due and payable hereunder, but the use of such offsetting credit to reduce the amount of Base Rent and Additional Rent due shall not be deemed to give Tenant any right, title or interest in or to the same and any such net rent shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum of Base Rent and Additional Rent payable for the portion of the Term corresponding to the term of the subject re-letting; or

ii. as liquidated damages for all Base Rent and Additional Rent due and payable under this Lease through the balance of the Lease Term, an amount equal to the difference between (x) (A) the value of all Base Rent and Additional Rent that had been earned by Landlord at the time of termination of Tenant’s right to possession, plus interest thereon at the rate per annum that is three percent (3%) higher than the Prime Rate, plus (B) the present value of all Base Rent and Additional Rent that would have been earned after the date of termination of Tenant’s right to possession through the end of the Term, plus (C) all other reasonable expenses incurred by Landlord on account of Tenant’s default, less (y) the present value of all rents that Tenant proves Landlord could have reasonably avoided by re-letting the Premises (net of all expenses, concessions and other inducements, and all vacancy periods reasonably projected to be incurred in connection with the re-letting of the Premises). The present value is to be determined in each case by discounting at a rate per annum equal to the Prime Rate (defined in Section 4.6) existing on the date such payment is demanded by Landlord, discounting from the respective dates upon which components of the above referenced rents would have been payable, and which resulting amount shall be payable to Landlord in a lump sum upon demand.

(c) Definitions. For purposes of this Section 18.3, the following terms shall apply:

i. The “net rents” received by Landlord from a re-letting shall be determined by first deducting from the gross rents as and when received by Landlord from such re-letting, the costs incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the costs of re-letting, including altering and preparing the Premises for new tenants, brokerage commissions and other costs chargeable to the Premises and the re-rental thereof, it being understood that any such re-letting may be for a period shorter or longer than the balance of the Lease Term but that such costs and concessions shall be amortized over the duration of the replacement lease.

ii. As used in this Section 18.3 and elsewhere in this Lease, “Additional Rent” shall mean Tenant’s obligations for payment of Tenant’s Pro Rata Share of Operating Expenses, Chilled Water Charges, Meet Me Room Fees, and all other charges and amounts due and owing under this Lease.

(d) Mitigation. Notwithstanding any other provisions of this Lease to the contrary, Landlord shall be obligated to use commercially reasonable efforts to mitigate its damages arising from any Event of Default.

18.4 Remedies Cumulative. All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord at law or in equity. Subject to the foregoing sentence, all rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative, and the exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

18.5 No Waiver. If Landlord shall have a dispute with or institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any default or of any other covenant, condition or agreement set forth herein, or of any of Landlord’s rights hereunder, except to the extent agreed by Landlord in writing in connection with such compromise or settlement. Neither the payment by Tenant of a lesser amount than the installments of Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Lease Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do effective immediately upon Landlord’s delivery of such written notice.

18.6 Cure Right. Notwithstanding anything in this Lease to the contrary, if Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act immediately upon delivery of written notice to Tenant. If Landlord elects to make such payment or do such act, all costs and Operating Expenses incurred by Landlord, plus interest thereon at the rate per annum that is three percent (3%) higher than the Prime Rate from the date paid by Landlord to the date of payment thereof by Tenant, shall constitute Additional Rent hereunder and shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such default by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such default.

18.7 Default Interest. If Tenant fails to make any payment of Base Rent or Additional Rent (including any late charge) on or before the date such payment is due and payable, such payment shall bear interest at the rate per annum that is three percent (3%) higher than the Prime Rate from the date that failure to make such payment becomes an Event of Default; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum rate then allowed by law. Such interest shall be due and payable hereunder with the next installment of Base Rent due hereunder.

18.8 Landlord Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant may notify Landlord of the default and, in such event, Landlord shall have fifteen (15) days after receiving such notice to cure such default (or if such default cannot reasonably be cured within fifteen (15) days, Landlord shall not be in default if it commences to cure such default within fifteen (15) days of receiving Tenant’s notice and thereafter diligently completes performance within a reasonable time, not to exceed ninety (90) days). The notice and cure provisions for a Landlord’s default do not apply to a material breach of the requirements set forth in Exhibit E, and the notice and cure periods, if any, stated in Exhibit E shall be the sole notice and cure periods applicable to such defaults.

18.9 Tenant’s Remedies Cumulative. All rights and remedies of Tenant set forth herein are in addition to all other rights and remedies available to Tenant at law or in equity. Subject to the foregoing sentence, all rights and remedies available to Tenant hereunder or at law or in equity are expressly declared to be cumulative, and the exercise by Tenant of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Landlord hereunder or of any of Tenant’s rights or remedies in connection therewith. Tenant shall not be deemed to have waived any default by Landlord hereunder unless such waiver is set forth in a written instrument signed by Tenant. If Tenant waives in writing any default by Landlord, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to specific circumstances described in such written waiver.

ARTICLE 19.
BANKRUPTCY

19.1 Bankruptcy. The following shall be an “Event of Bankruptcy” under this Lease:

(a) The appointment of a receiver or custodian for a material percentage of Tenant’s property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property, that is not dismissed within one hundred twenty (120) days of filing;

(b) The filing of a voluntary petition under the provisions of the Bankruptcy Code or similar insolvency laws;

(c) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or similar insolvency laws that either (i) is not dismissed within ninety (90) days of filing or (ii) results in the issuance of an order or relief against the debtor; or

(d) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

19.2 Remedies. Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Article 18, provided that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Tenant or its trustee in Bankruptcy (hereinafter referred to as “Trustee”) is in compliance with the provisions of Section 19.3 below, Landlord shall not exercise its rights and remedies pursuant to Article 18 unless permitted to do so under the Bankruptcy Code.

19.3 Trustee’s Rights. If Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 19.2 shall be subject to the rights of Trustee under the Bankruptcy Code. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease (to the extent such cure is required pursuant to the Bankruptcy Code, as interpreted under applicable case law), (ii) compensates Landlord for monetary damages incurred as a result of defaults that are required to be cured, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant.

ARTICLE 20.
SUBORDINATION; MORTGAGES

20.1 Subordination. This Lease shall be subject and subordinate to any and all mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) that may now or hereafter encumber the Land and/or the Project, and to all and any renewals, extensions, modifications, recastings or refinancing thereof, on the condition that Landlord shall deliver to Tenant an executed subordination, non-disturbance and attornment agreement (“SNDA”) in favor of Tenant from any Landlord’s lender, in a form as to which Tenant and such lender shall agree, within forty-five (45) days after (a) the date of this Lease, or (b) the date of any subsequent lender recording, provided that such SNDA shall not modify the rights or obligations of Tenant hereunder and that the Landlord’s lender agrees to recognize this Lease and not disturb the Tenant so long as there is not an Event of Default that would permit a termination of the Lease. Notwithstanding the foregoing, in the event of a foreclosure of any such mortgage or of any other action or proceeding for the enforcement thereof, or of any sale thereunder, the terms and conditions of this Lease shall continue in full force and effect and this Lease shall not be terminated or extinguished, nor shall the rights and possession of Tenant hereunder be disturbed, if no Event of Default exists under this Lease that would permit a termination of the tenancy, and Tenant shall attorn to the person who acquires Landlord’s interest hereunder through any such mortgage.

20.2 SNDAs. Tenant shall also execute and deliver to Landlord or Landlord’s lender, not more often than once per calendar year within ten (10) Business Days after written demand therefor, one or more additional SNDAs, in commercially reasonable form and substance and otherwise consistent with the provisions of Section 20.1 above.

20.3 Notice to Mortgagees. Except as otherwise set forth in an SNDA with respect to a future lender, after Tenant receives notice from any person, firm or other entity that it holds a mortgage on the Building or the Land, no notice from Tenant to Landlord alleging any default by Landlord shall be effective unless and until a copy of the same is given to such holder or trustee; provided, however, that Tenant shall have been furnished written notice of the name and address of such holder or trustee. The curing of any of Landlord’s defaults by such holder or trustee shall be treated as performance by Landlord.

ARTICLE 21.
HOLDING OVER

Upon expiration or earlier termination of this Lease, Tenant shall promptly vacate the Premises, leaving the Premises in the condition required hereunder. Unless otherwise expressly agreed in writing, if Tenant remains in possession of all or any portion of the Premises after expiration or termination of the Lease Term (as this Lease may be extended pursuant to Section 2.2 above) with Landlord’s consent, such possession by Tenant shall be deemed to be a month-to-month tenancy of the space then occupied by Tenant (the “Occupied Space”) terminable by either party, effective on the first day of the month following thirty (30) days’ advance written notice. All provisions of this Lease, except those pertaining to Term and Base Rent, shall apply to the month-to-month tenancy of the Occupied Space. If Tenant holds over with the Landlord’s consent, during any holdover term, Tenant shall pay Base Rent for the Occupied Space in an amount equal to the then applicable fair market rental value for the Occupied Space, but in no event shall Tenant pay at a rate less than the Base Rent payable immediately prior to such holdover term. If Tenant holds over without Landlord’s consent, then during any holdover term, Tenant will pay a proportionate amount of the Base Rent for the Occupied Space at the rate applicable to the Occupied Space in an amount (a) for the first sixty (60) days of holdover, equal to one hundred twenty five percent (125%) of Base Rent for the Occupied Space for the last full calendar month during the regular or extended Lease Term and (b) after the first sixty (60) days of holdover, equal to one hundred fifty percent (150%) of Base Rent for the Occupied Space for the last full calendar month during the regular or extended Lease Term, plus (c) one hundred percent (100%) of Tenant’s Pro Rata Share of Additional Rent allocable to the Occupied Space, plus (d) any other amounts due under the Lease, but except as specifically otherwise provided in this Article 21, Tenant shall not be liable for any consequential damages arising from or relating to Landlord’s lost business opportunities or otherwise. Acceptance by Landlord of Rents and/or other amounts due during any period of Tenant’s holdover shall not result in a renewal of this Lease. The provisions of this Article 21 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law; provided, however, Tenant’s liability for rental payments in connection with Tenant’s holdover of the Premises without consent is limited as stated in this Article 21.

Landlord shall give Tenant written notice within ten (10) days after Landlord has a new tenant (“New Tenant”) for the Premises or any portion thereof (“New Tenant Space”). If Tenant holds over in the New Tenant Space without the consent of Landlord, and such holdover causes Landlord to default under, or is otherwise the direct cause of damages suffered by Landlord under the terms of the lease between Landlord and New Tenant with respect to the New Tenant Space, then Tenant shall indemnify Landlord for Landlord’s actual out-of-pocket losses, costs, damages, and expenses incurred by Landlord in connection with the New Tenant’s lease of the New Tenant Space.

ARTICLE 22.
COVENANTS OF LANDLORD

Landlord covenants that it has the right to make this Lease for the Lease Term aforesaid, and that so long as Tenant shall pay all rent when due and perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Landlord covenants that Tenant shall, subject to Landlord’s rights under this Lease, during the term hereby created, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without disturbance, molestation or hindrance by any person whatever either claiming by, through or under Landlord.

ARTICLE 23.
PARKING

23.1 During the Lease Term and all extensions and renewals, Landlord shall make available for Tenant’s use without additional charge, the right to occupy areas of the Garage for parking, including 296 spaces that shall be marked and reserved for the exclusive use of Tenant and its designees during the hours of 7 a.m. to 5 p.m. on weekdays and available to Tenant on an unassigned, first-come, first-served basis (the “Fisher Daily Parking Spaces”), and fifty (50) parking spaces on levels P1, P2, and P3 of the Garage as designated at the Commencement Date by mutual agreement of Landlord and Tenant (Landlord agreeing that any spaces designated as reserved prior to the Commencement Date shall not need to be relocated), which shall be reserved for the exclusive use of Tenant and its designees at all times, 24/7/365 (the “Reserved Spaces”). Landlord shall issue to Tenant the appropriate passes, permits, or other devices necessary to grant Tenant and its designees access to the Garage for all purposes stated in this Section 23. Landlord and Tenant acknowledge that Tenant is not required to pay separate fees or charges for parking under this Lease, but if any government authority implies any such fees or charges that result in any parking related tax obligations, Tenant shall pay the same as and when due. Tenant shall comply with that certain Transportation Management Program applicable to the Project, a memorandum of which is recorded under King County Recording No. 20000314001539, to the extent that such program requires tenants of the Building to comply with the same.

23.2 Tenant shall also have the right at all times without additional charge, to park and store news, operations, and technology vehicles and equipment in the portion of level P2 of the Garage segregated and reserved for Tenant’s exclusive use, as existing on the Commencement Date (the “Operations Parking”). The Operations Parking consists of an agreed twenty seven (27) parking spaces.

23.3 Upon any reduction in the Premises pursuant to Section 2.3 of this Lease or by agreement with Landlord or otherwise, Tenant’s right to use Fisher Daily Parking Spaces shall be reduced in proportion to the reduction in Premises.

23.4 Tenant shall have the right, without the consent of Landlord or any other person or entity, to assign, sublease, sell, or otherwise transfer all or any of Tenant’s right to use the Garage, either with or without such transfer being made in conjunction with any sublease of the Premises or assignment of the Lease.

ARTICLE 24.
GENERAL PROVISIONS

24.1 Representations. Tenant acknowledges that neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

24.2 No Partnership. Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

24.3 Commissions. Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker or agent in carrying on the negotiations relating to this Lease except for CP Management I, LLC and CenturyPacific, L.L.L.P., engaged by Tenant (“Tenant’s Agents”). The Tenant’s Agents shall be compensated by Tenant pursuant to a separate agreement. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any broker or agent engaged or claiming to be engaged by the indemnifying party or with whom the indemnifying party has dealt in connection with this Lease.

24.4 Tenant Estoppel. Tenant agrees, at any time and from time to time, upon not less than ten (10) Business Days’ prior written notice by Landlord, to execute, acknowledge and deliver to the requesting party a statement in writing, substantially in the form attached hereto as Exhibit K, (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Tenant are to be sent; and (v) stating such other information as Landlord or any mortgagee or prospective mortgagee of the Project may reasonably request. Any such statement delivered by Tenant may be relied upon by any landlord of the Project or the land upon which it is situated, any prospective purchaser of the Project or such land, any mortgagee or prospective mortgagee of the Project or such land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee. If Tenant fails to respond within the time period set forth above, then Landlord shall deliver a notice accompanied by a second copy of the same estoppel, and if Tenant fails thereafter to respond within five (5) Business Days from receipt of such second copy, then Tenant shall be deemed to have assented to all matters set forth in good faith therein.

24.5 Landlord Estoppel. Landlord agrees, at any time and from time to time, upon not less than fifteen (15) days’ prior written notice by Tenant, to execute, acknowledge and deliver to the requesting party a statement in writing, substantially in the form attached hereto as Exhibit K, (i) certifying, if true, that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Landlord are to be sent; and (v) stating such other information as Tenant may reasonably request. Tenant may give any such statement by Landlord to any lender, prospective lender, assignee, subtenant or purchaser of all or any substantial part of Tenant or its assets, or any purchaser of Tenant’s assets in the Building and any such party may rely upon such statement as of the date set forth in the statement. If Landlord fails to respond within the time period set forth above, then Tenant shall deliver a notice accompanied by a second copy of the same estoppel, and if Landlord fails thereafter to respond within five (5) Business Days from receipt of such second copy, then Landlord shall be deemed have assented to all matters set forth in good faith therein.

24.6 Waiver of Trial by Jury. LANDLORD AND TENANT EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

24.7 Notices. Subject to the terms and conditions of this Lease to the contrary, all notices or other communications required hereunder shall be in writing and shall be sent by either certified or registered mail, return receipt requested, or by FedEx or another nationally recognized overnight courier service, with postage prepaid, and shall be deemed sufficiently given only if served in a manner set forth herein, to the following addresses:

If to Landlord:

c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056 Attn:	Charles N. Hazen

and

Hines
800 Fifth Avenue, Suite 3838
Seattle, Washington 98104
Attn:	Ty Bennion

with a copy to:

Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056
Attn: Jason P. Maxwell, Esq. – Corporate Counsel

and

Baker Botts L.L.P.
910 Louisiana Street
One Shell Plaza
Houston, Texas 77002
Attn:	Consuella S. Taylor

The Emergency telephone contact number for Landlord shall be:       .

If to Tenant, then duplicate notices need to be sent to each of the General Counsel and CFO of Tenant at the following addresses:

Fisher Communications, Inc.
140 4th Avenue North, Suite 500
Seattle, Washington 98019
Attn: Chief Financial Officer / General Counsel

with a copy to:

Gordon Derr LLP
2025 First Avenue, Suite 500
Seattle, Washington 98121
Attn: Susan A. Shyne

The Emergency telephone contact number for Tenant shall be:       .

Either party may change its address or Emergency phone contact numbers for the giving of notices by notice given in accordance with this Section 24.7. Notices delivered by FedEx or other nationally recognized overnight courier service shall be deemed given on the Business Day immediately following deposit with the overnight courier. Notices shall not be effective if sent by any other method. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord shall from time to time hereafter designate by notice to Tenant.

24.8 Invalidity. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

24.9 Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

24.10 Successors & Assigns. The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

24.11 Entire Agreement. This Lease contains and embodies the entire agreement of the parties hereto with respect to the Lease of the Premises and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

24.12 Governing Law/Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Washington. The venue for any action to enforce the terms of this Lease shall be in the Superior Court for King County, Washington.

24.13 Headings. Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

24.14 Not an Offer. The submission of an unsigned copy of this document to either party for consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant, and the closing of the purchase by Landlord of the Project.

24.15 Time. Time is of the essence of each provision of this Lease.

24.16 Recording. This Lease shall not be recorded. However, the parties shall prepare and record a memorandum of this Lease in a form reasonably acceptable to both parties. Tenant shall pay all costs of filing such memorandum. Upon termination of this Lease, Tenant covenants to execute and deliver a recordable memorandum of such termination.

24.17 Timing of Payments. Except as otherwise provided in this Lease, any Additional Rent owed by Tenant to Landlord and any cost, expense, damage or liability shall be due to Landlord within thirty (30) days after the date Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability. If any payment hereunder is due after the end of the Lease Term, such Additional Rent or such cost, expense, damage or liability shall be paid by Tenant to Landlord not later than thirty (30) days after Landlord notifies Tenant of the amount of such Additional Rent or such cost, expense, damage or liability.

24.18 Attorneys’ Fees. If any party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought.

24.19 Survival. Except as expressly set forth herein to the contrary, all of the parties’ duties and obligations hereunder shall survive the termination of this Lease for any reason whatsoever.

24.20 Force Majeure. Subject to limitations set forth in other provisions of this Lease, if either party is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease (other than the payment of amounts due hereunder), and such delay, interruption or prevention is caused by war, enemy action, acts of God or similar catastrophe or similar events beyond such party’s reasonable control (but specifically excluding by reason of failure of power to be delivered to the Building by any third party including any local utility provider, except as may be provided otherwise in Exhibit E) (all of which are collectively referred to herein as “Force Majeure”), then such adversely affected party shall be excused from performing the affected obligations for the period of such delay, interruption or prevention.

24.21 Authority. Each party hereby represents and warrants to the other that all necessary corporate or company action has been taken to enter into this Lease, that the person signing this Lease on behalf of such party has been duly authorized to do so, that all consents required by such party to enter into this Lease have been received and that no further consent from any party is required to enter into this Lease.

24.22 Additional Rent. Any amounts required to be paid by Tenant under this Lease other than Base Rent shall be considered “Additional Rent.”

24.23 Announcements Regarding Lease and Tenant’s Occupancy. Both Landlord and Tenant acknowledge that the terms and conditions of this Lease are to remain confidential for both parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to be given within ten (10) days of the request therefor; failure to respond to the other party’s request for consent within said time period shall be deemed to be consent thereto; however, Landlord or Tenant may file a copy of this Lease with the Securities and Exchange Commission and disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners and their agents and employees, purchasers and prospective purchasers of any Affiliate, division or business unit of Tenant and their agents and employees, and existing or prospective lenders and their agents and employees, provided same are advised by Landlord or Tenant (as the case may be) of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Subject to the other terms and conditions of this Lease, the disclosing party shall be liable for any direct damages resulting from disclosure made in violation of this Section 24.23 by the disclosing party or by any entity or individual to whom the terms and conditions of this Lease were disclosed or made available by the disclosing party. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosures. Tenant represents to Landlord and Landlord represents to Tenant that as of the date hereof, no information has been disclosed by either party which disclosure would have constituted a violation of this Section 24.23 had it been in effect at the time of such disclosure.

24.24 Confidential Information. Landlord and Tenant shall each comply with the Non-Disclosure Agreement for all Confidential Information as defined therein, in the form attached as Exhibit H or such other form as the parties hereto reasonably agree upon.

24.25 Compliance with Applicable Laws. Nothing contained in this Section 24 shall prohibit Landlord or Tenant from disclosing information, or impose any liability on Landlord or Tenant or Landlord’s or Tenant’s respective legal representatives, employees or agents, for disclosures of information made to comply with applicable laws, court orders, or any applicable rules or regulations, including rules and regulations of the Securities and Exchange Commission. If Landlord or Tenant reasonably believes it is obligated by law to disclose terms and conditions of this Lease, and/or all or a portion of the Confidential Information (including, without limitation, under the terms of a subpoena or other order issued by a court of competent jurisdiction or by a government agency or other request), the party to whom such request is made shall: (i) promptly notify the other party in writing of the existence, terms and circumstances surrounding such a request, if applicable; (ii) reasonably cooperate with such other party, at no cost to the party to whom the request was made (and such other party shall reimburse the party to whom the request was made for its reasonable out-of-pocket attorneys’ fees), to determine what portion of the Confidential Information is legally required to be disclosed, and to obtain an order or other reliable assurance that confidential treatment (if legally possible) will be accorded to any portion of the Confidential Information that is required to be disclosed. Unless otherwise mutually agreed in writing, a party’s confidentiality obligations with respect to each item of Confidential Information shall terminate upon the expiration or earlier termination of this Lease.

24.26 Exhibits. This Lease includes and incorporates Exhibits A, B, C, D, E, F, G, H, I, J, and K, attached hereto.

24.27 Counterparts. This Lease may be executed in separate counterparts, each of which shall constitute an original and all of which, together, shall constitute one and the same instrument. This Lease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

24.28 Business Day. The term “Business Day” means any day other than (a) Saturday, (b) Sunday, or (c) any legal holiday on which banking institutions are authorized or required by law to be closed for business in the city where the Premises are located.

24.29 Right of First Opportunity.

24.29.1 Marketing Notice/Notice of Sale. Provided there then exists no uncured Event of Default (beyond all applicable notice and cure periods) by Tenant under this Lease, Tenant shall have the right of first opportunity to repurchase the Project or one of the Buildings as described in the Sale Notice (defined below) (“Repurchase ROFO”) in the event Landlord, in its sole discretion, elects to sell the Project or one of the Buildings. Prior to completing any sale, Landlord shall provide Tenant with written notice (the “Sale Notice”) of Landlord’s intent to sell the Project or one of the Buildings (such described property, the “ROFO Property”). Tenant shall have ten (10) Business Days from receipt of such notice to provide Landlord with irrevocable written notice (the “ROFO Notice”) of its intent to purchase the ROFO Property (“ROFO Effective Date”) on the terms and conditions set forth in the Sale Notice, pursuant to a purchase and sale agreement with customary terms to be agreed to and executed by Tenant and Landlord (“ROFO PSA”). Along with its ROFO Notice, Tenant shall tender to escrow a deposit equal to five percent (5%) of the offer price listed in the Sale Notice (the “Offer Price”). The closing date shall occur pursuant to the terms of the ROFO PSA no later than ninety (90) days after the ROFO Effective Date.

24.29.2 Reapplication of Repurchase ROFO. If Tenant does not provide the ROFO Notice or the deposit described above, Landlord shall be free to market the ROFO Property for sale to a third party. So long as such a sale closes within thirteen (13) months of Landlord’s Sale Notice, and so long as the purchase price is not less than ninety percent (90%) of the Offer Price, Landlord shall be free to close such a sale. In the event that Landlord does close such a sale, Tenant’s Repurchase ROFO shall terminate permanently as to the portion of the Project sold. If Landlord does not close a sale within the required time, or if the purchase price is less than ninety percent (90%) of the Offer Price, then the Repurchase ROFO shall be reinstated and Landlord must offer the ROFO Property to Tenant again prior to closing a sale.

24.29.3 Inapplicability of Repurchase ROFO. Notwithstanding the above, the Repurchase ROFO is intended to apply only to voluntary transfers involving third party transferees. This Repurchase ROFO shall not, therefore, apply where the Project, or any portion thereof, is transferred pursuant to foreclosure of a mortgage or deed in lieu thereof, is taken by eminent domain or sold under threat of condemnation, or is transferred to affiliates of Landlord or Hines Interests Limited Partnership, nor shall it apply to inter-family or inter-ownership transfers, to transfers by Landlord to any trust created by Landlord, or, if Landlord is a trust, to transfers to a trust beneficiary.

24.29.4 Assignment. The Repurchase ROFO is granted to Tenant and may not be assigned as part of an assignment of this Lease in accordance with Article 7 above except to a Tenant Affiliate. Upon any attempted assignment of any right in or to the “bare” Repurchase ROFO to any other person or entity except as permitted in this Lease, the Repurchase ROFO (and all of this Section 24.29) shall be immediately null and void. Furthermore, the Repurchase ROFO shall not survive any termination of this Lease, but shall automatically terminate without any required further action on the part of any party concurrent with termination of this Lease for any reason whatsoever.

24.30 Leasehold Financing.

Notwithstanding any other provision of this Lease to the contrary, Tenant shall have the right to encumber the leasehold estate created by this Lease to any bank, savings and loan association, insurance company or other institutional lender without the consent of Landlord, and to replace such encumbrance with a replacement encumbrance in favor of an institutional lender upon one or more subsequent refinancings. With respect to any such mortgagee of Tenant’s leasehold interest (“leasehold mortgagee”), the name and address of which shall have been furnished to Landlord, Landlord agrees to give such leasehold mortgagee written notice of any Event of Default by Tenant and grants to such leasehold mortgagee an opportunity to cure any such Event of Default by Tenant within the same period of time granted Tenant hereunder to cure such Event of Default. During such period, Landlord shall refrain from exercising any of its rights and remedies to terminate this Lease. All such notices shall be sent to Tenant’s leasehold mortgagee at the most recent address as to which Tenant shall have notified Landlord, in writing. This provision shall be binding in accordance with its terms upon beneficiaries and trustees in deeds of trust, mortgagees in mortgages, and receivers thereunder and purchasers at any sale pursuant thereto, and transferees of any deed given in lieu thereof, and the holder of any other lien.

[REMAINDER OF PAGE BLANK, SIGNATURES ON NEXT PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on or as of the day and year first above written.

LANDLORD:

HINES GLOBAL REIT 100/140 FOURTH AVE LLC
a Delaware limited liability company

By:
Name
Title:

Date Signed:

STATE OF WASHINGTON COUNTY OF	) ) ss. )

I certify that I know or have satisfactory evidence that        is the person who appeared before me, and he/she acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the       ,      of       , a       , to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED:

(Signature of Notary Public)

(Printed Name of Notary Public)

My Appointment expires

(Insert notary seal here)

TENANT:

FISHER COMMUNICATIONS, INC.
a Washington corporation

By:
Name
Title:

Date Signed:

STATE OF WASHINGTON COUNTY OF	) ) ss. )

I certify that I know or have satisfactory evidence that        is the person who appeared before me, and he/she acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the        of FISHER COMMUNICATIONS, INC., a Washington corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED:

(Signature of Notary Public)

(Printed Name of Notary Public)

My Appointment expires

EXHIBIT Q
FORM OF REIMBURSEMENT AGREEMENT

REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT (“Reimbursement Agreement”) is made and entered into as of      , 2011 (“Effective Date”), by and between FISHER COMMUNICATIONS, INC., a Washington corporation (“Fisher”), and HINES GLOBAL REIT 100/140 FOURTH AVE LLC, a Delaware limited liability company (“Hines”). Fisher and Hines are collectively referred to herein as the “Parties” and are individually referred to herein as a “Party.”

RECITALS

A. Hines owns that certain real property located in Seattle, Washington that is more particularly described on EXHIBIT A attached hereto (“Property”), which property is commonly known as “Fisher Plaza.” The Property is comprised of two tax parcels (King County Tax Parcel Nos. 1991200150 and 1991200170) and is improved with two buildings, one commonly known as 100 Fourth Avenue North, Seattle, Washington 98109 (“Fisher Plaza West”), and the second commonly known as 140 Fourth Avenue North, Seattle, Washington 98109 (“Fisher Plaza East,” such buildings together with the Property, “Project”).

B. Hines currently leases space within Fisher Plaza East to Fisher pursuant to that certain Lease dated     , 2011 (“Fisher Lease”). A Service Level Agreement is attached as Exhibit E to the Fisher Lease (the “SLA”), which governs the parties’ rights and obligations with respect to power and chilled water to be supplied to the Premises. Hines also currently leases other portions of the Project to different office, data center, retail, co-location and carrier tenants and to certain occupants. A list of all of the tenants and occupants in Fisher Plaza East (the “Existing East Occupants”) and their respective leases and occupancy agreements as of the Effective Date hereof, including Fisher and the Fisher Lease, is attached hereto as EXHIBIT B.

C. Hines purchased the Property from Fisher Media Services Company, a Washington corporation and an affiliate of Fisher (the “Property Purchase”). To ensure that the existing power and cooling facilities for Fisher Plaza East (“Existing East Facilities”) remain sufficient, an additional generator and/or chiller may be required to be installed at Fisher Plaza East (collectively, “Upgrade Facilities”).

D. Fisher has agreed to share in a portion of cost of the Upgrade Facilities if they are ever required for Fisher Plaza East as a result of the Existing East Occupants’ demand for power or chiller use under the terms of their respective leases and occupancy agreements (as such leases and occupancy agreements exist on the Effective Date hereof, “Existing East Leases”). The parties now desire to enter into this Reimbursement Agreement to memorialize the terms under which Fisher will be required to bear a portion of the cost of the Upgrade Facilities.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Reimbursement Obligation. Subject to the terms of this Reimbursement Agreement, if the Existing East Occupants increase their power and/or chiller consumption as authorized under the terms of their respective Existing East Leases such that (a) the combined power consumption at Fisher Plaza East exceeds a daily maximum of 6,096 Amps (480 VAC) for fourteen (14) consecutive days (as measured by Hines’ PowerLogic SquareD system) (“Power Consumption Threshold”) and/or (b) the combined chiller consumption at Fisher Plaza East exceeds 600 tons of cooling for any portion of the day for fourteen (14) consecutive days (as measured by the Alerton Building Management System) (“Chiller Consumption Threshold” and together with the Power Consumption Threshold, “Consumption Thresholds”); and, as a result of either or both of (a) and (b) above, Hines is required to install Upgrade Facilities to ensure that Fisher Plaza East can meet such increased demands of the Existing East Occupants, then, and only in such event, Fisher shall reimburse Hines for fifty percent (50%) of the actual, reasonable third party out-of-pocket, as-built cost for any required Upgrade Facilities actually installed (i.e., no administrative fees) up to a maximum aggregate reimbursement amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (“Reimbursement Payment”). Fisher shall have no obligation to make the Reimbursement Payment unless and until Hines installs and operates the Upgrade Facilities and supplies Fisher with copies of all invoices therefor and any other documentation reasonably required by Fisher. If neither Consumption Threshold is reached, or Hines does not deliver any Upgrade Notice (defined below) to Fisher before the expiration of the initial Term of the Fisher Lease, then this Reimbursement Agreement shall terminate and Fisher’s obligation to make the Reimbursement Payment shall automatically expire. The parties hereto agree that any Reimbursement Payment made by Fisher to Hines shall be treated by the parties as an adjustment to (i.e., reduction in) the purchase price paid by Hines in connection with the Property Purchase, subject to then prevailing accounting rules and tax regulations.

2. Notice.

2.1 Threshold Notification. To be eligible to receive the Reimbursement Payment, Hines must notify Fisher on each occasion when power or chiller consumption at Fisher Plaza East as a result of authorized use by the Existing East Occupants reaches seventy percent (70%) of the applicable Consumption Threshold (“70% Notice”), again when such power or chiller consumption reaches eighty percent (80%) of the applicable Consumption Threshold (“80% Notice,” together with the 70% Notice, “Early Notices”) and finally whenever such power or chiller consumption reaches or exceeds the applicable Consumption Threshold (“Upgrade Notice”). If Hines sends any 80% Notice, the notice shall identify the Consumption Threshold that has been reached or exceeded, and shall include a reasonably detailed description of and a preliminary budget for the Upgrade Facilities that Hines proposes to install and the estimated cost therefor. Hines shall thereafter immediately commence the planning, designing and permitting of such Upgrade Facilities (but shall have no obligation to commence installation until such Upgrade Facilities are approved as provided herein). Hines shall proceed to diligently complete the installation of the Upgrade Facilities, unless Fisher objects to the proposed Upgrade Facilities pursuant to Section 2.2 below; provided, however, that in no event will Fisher have any obligation to make any Reimbursement Payment unless and until one or both of the applicable Consumption Thresholds are reached, the Upgrade Notice is delivered to Fisher, and the approved Upgrade Facilities are installed and operating.

2.2 Right to Audit and Inspect. Fisher shall have the right to audit all records concerning power and/or chiller consumption at Fisher Plaza East that are in the possession or under the control of Hines or any property manager or similar agent of Hines (collectively “Power & Chiller Records”) and the right to inspect the Existing East Facilities at any time after receiving an Early Notice. Hines shall make all Power & Chiller Records available, and reasonably cooperate with Fisher and its representatives regarding any desired inspections, provided that Hines shall have the right to have a representative present during any such inspections. If Fisher conducts any such audits or inspections after an Early Notice, Fisher shall share the results of the same with Hines.

2.3 Objections. Upon receiving any 80% Notice, Fisher shall have the right, based on evidence collected by Fisher, to reasonably object to (a) the fact that consumption has reached eighty percent (80%) of one or both of the Consumption Thresholds , (b) the suitability of the type of Upgrade Facilities that Hines proposes to install (provided that Fisher shall have no right to object to the type of Upgrade Facilities that Hines intends to install if such Upgrade Facilities are comparable to the existing generators and/or chillers, as applicable, serving Fisher Plaza East on the Effective Date), and/or (c) the estimated cost of such Upgrade Facilities. Upon receiving any Upgrade Notice indicating that either or both Consumption Thresholds have been reached, Fisher shall again have the right, based on evidence collected by Fisher, to reasonably object to the fact that one or both of the Consumption Thresholds have been reached. Fisher shall deliver any such objection notices (“Objection Notice”) and any evidence therefor to Hines within ten (10) business days of Fisher’s receipt of any 80% Notice or Upgrade Notice, as applicable. If, after reviewing any Objection Notice and the evidence provided therefor, Hines disagrees with such Objection Notice, Hines shall notify Fisher by written notice (“Exception Notice”) given to Fisher within ten (10) business days after Hines’ receipt of any Objection Notice. The matter shall thereafter be resolved by binding arbitration in accordance with the following. The Parties shall mutually agree to appoint one (1) licensed professional engineer with substantial experience dealing with systems similar to the Existing East Facilities, improvements similar to the contemplated Upgrade Facilities and projects similar to Fisher Plaza East, which engineer shall be appointed within thirty (30) days after any Exception Notice. Failing such agreement on an engineer, either Party shall have the right to petition for the appointment of an engineer with the foregoing qualifications by the Presiding Judge of the Superior Court of King County. The engineer ultimately appointed shall serve as the arbitrator for the dispute. Within ten (10) days after any appointment of the engineer as provided above, the Parties shall each submit to the engineer (and to each other) any written evidence that either Party reasonably deems appropriate and relevant to the matter. There shall be no hearing or oral presentation to the engineer. Within thirty (30) days after the end of any such ten (10) day evidentiary period, the engineer shall decide (y) with respect to any objection to an 80% Notice, (i) if consumption has reached eighty percent (80%) of either or both Consumption Thresholds (as applicable), (ii) if the type of Upgrade Facilities specifically proposed by Hines are necessary (provided that the engineer shall not decide if the type of Upgrade Facilities that Hines intends to install are necessary if such Upgrade Facilities are comparable to the existing generators and/or chillers, as applicable, serving Fisher Plaza East on the Effective Date); and (iii) whether the estimated cost of such Upgrade Facilities proposed by Hines is proper and reasonable, and (z) with respect to any objection to an Upgrade Notice, if either or both Consumption Thresholds (as applicable) were reached. If the engineer determines that Upgrade Facilities in general are suitable, but that the specific Upgrade Facilities proposed by Hines are not necessary, Fisher’s Reimbursement Payment obligations shall be based only on those Upgrade Facilities that the engineer determines are reasonably necessary and suitable. In making its determination, the engineer shall be entitled to review all Power & Chiller Records, to make any desired inspections of the Existing East Facilities and to consult any experts that he or she deems necessary and suitable. Any decision of the engineer shall be final and binding upon the Parties. The cost of the engineer and any experts consulted shall be paid for by Hines if it is determined that its proposed Upgrade Facilities are not reasonably necessary, by Fisher if it is determined that Hines’ specifically proposed Upgrade Facilities are necessary, or split equally between the Parties if it is determined that the Upgrade Facilities proposed by Hines are reasonably necessary, but the cost proposed therefor is found to be excessive. Nothing in this Section 2.3 shall prevent Hines from proceeding to install any Upgrade Facilities it desires to install; provided, however, that if Fisher has delivered an Objection Notice as provided herein, then Fisher shall have no obligation to make the Reimbursement Payment until the Parties reach mutual agreement upon settlement of Fisher’s objection or until the foregoing arbitration process has been concluded (in which case Fisher shall make the Reimbursement Payment in accordance with Section 1 and Section 2.1 above).

2.4 SLA and Lease Obligations. Once Upgrade Facilities have been approved as provided herein (whether through the procedures in Section 2.3 or otherwise), Hines agrees to comply with the following schedule (the “Upgrade Construction Schedule”): (a) within two (2) weeks following approval, Hines shall complete the design and planning for the Upgrade Facilities; provided, however, if Hines has not been required to deliver the 80% Notice to date, or there have not been at least twelve (12) weeks between delivery of the 80% Notice and delivery of the Upgrade Notice, the two (2) week period in this clause (a) shall be extended to be (i) twelve (12) weeks less the number of weeks between delivery of the 80% Notice and delivery of the Upgrade Notice (but in no event less than two (2) weeks) or (ii) twelve (12) weeks if Hines has not been required to deliver the 80% Notice; (b) within two (2) weeks thereafter, Hines shall submit the design and plans for permits and diligently work to obtain the applicable permit(s); (c) within one (1) week after receipt of the applicable permits, Hines shall order all long lead time items (including, without limitation, the generator and/or chiller, as applicable); and (d) within one (1) week after receipt of all long lead time items, Hines shall commence installation of the Upgrade Facilities. Hines shall diligently pursue all aspects of the Upgrade Construction Schedule through completion of the Upgrade Facilities. During the period of time commencing on the delivery of an Upgrade Notice to Fisher and continuing through the earlier of (y) the date that the engineer has determined under Section 2.3 above that neither Consumption Threshold has been reached, or (z) the date on which Hines has completed the installation and commenced operation of the approved Upgrade Facilities in compliance with the Upgrade Construction Schedule (the “N+1 Abeyance Period”), Fisher agrees that Hines shall not be deemed in violation of the Fisher Lease or the SLA for the failure to provide the applicable N+1 level of Power and/or CHW capacity (whichever Consumption Threshold has been met); provided that Hines continues to supply Power and CHW to Fisher in the amounts and types required to be provided as of the Effective Date under the Fisher Lease and the SLA, and further provided that Hines does not, during the N+1 Abeyance Period, supply Power and/or CHW to any other tenant or occupant of Fisher Plaza East at levels in excess of those committed to the Existing East Occupants as of the Effective Date. The N+1 Abeyance Period shall not exceed a total of eight (8) months unless Hines can establish that it is unable to obtain delivery of the Upgrade Facilities despite its diligent good faith efforts to do so, because of delivery delays of the manufacturer, or other reasons outside the control of Hines. After the end of the N+1 Abeyance Period, Hines shall resume the provision of N+1 levels of Power and CHW capacity to Fisher as set forth in the Fisher Lease and the SLA.         .

2.5 Notices. Any notice given under this Reimbursement Agreement must be in writing and personally delivered, delivered by recognized overnight courier services, or given by U.S. first class certified mail. In addition, for all methods of notice, notices to each party shall be copied to the respective email addresses set forth below. Notices shall be delivered to the following addresses:

Fisher:	Fisher Communications, Inc. 140 4th Avenue North, Suite 500 Seattle, Washington 98019 Attn: Chief Financial Officer and General Counsel Email: HNatha@fsci.com (CFO)

CBellavia@fsci.com (General Counsel)

Copy to:

Perkins Coie LLP 10885 N.E. Fourth Street, Suite 700 Bellevue, Washington 98004-5579 Attn: Craig H. Shrontz Email: CShrontz@perkinscoie.com

Hines:

Attn:

Copy to:

Attn:

Any notice will be deemed to have been given, if personally delivered, when delivered, and if delivered by overnight courier service, one (1) business day after deposit with the courier service, and if mailed, three (3) business days after deposit at any post office in the United States. The Parties shall have the right to change their respective addresses or contact persons for notice upon delivering notice to the other Party hereto in accordance with this Section 2.5.

3. Entire Agreement. This Reimbursement Agreement constitutes the entire agreement between the Parties with respect to the subject matters described herein, and supersedes all prior agreements and understandings between the Parties related to such subject matters. This Reimbursement Agreement may be amended or modified only by a written instrument executed by both of the Parties.

4. Attorney’s Fees. In the event of any dispute between the Parties in connection with this Reimbursement Agreement, the prevailing Party shall recover its reasonable costs and attorneys’ fees actually incurred. The Parties covenant and agree that they intend by this Section 4 to compensate for attorneys’ fees actually incurred by the prevailing Party to the particular attorneys involved at such attorneys’ then normal hourly rates and that this Section 4 shall constitute a request to the court that such rate or rates be deemed reasonable.

5. Governing Law; Venue. This Reimbursement Agreement shall be construed and enforced in accordance with the laws of the State of Washington. Venue for any legal action shall lie in King County, Washington.

6. Counterparts. This Reimbursement Agreement may be executed in any number of counterparts, each of which will be deemed an original for all purposes and all counterparts will collectively constitute one Reimbursement Agreement. To facilitate execution hereof, facsimile transmission or transmission by electronic mail of any signed original shall be the same as delivery of an original. At the request of either Party, the other Party shall confirm the transmission of any signatures transmitted by facsimile or electronic mail by delivering an original to the requesting Party.

IN WITNESS WHEREOF, the Parties have duly executed this Reimbursement Agreement as of the date first above written.

FISHER:

Fisher Communications, Inc.,
a Washington corporation

By:
Name:
Its:

HINES:

Hines Global REIT 100/140 Fourth Ave LLC,

a Delaware limited liability company

By:
Name:
Its: